AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2010

FILE NO. 333 - 136586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 5 on Form S-1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

API Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

3670

(Primary Standard Industrial Classification Code Number)

98-0200798

(I.R.S. Employer Identification Number)

One North Wacker Drive, Suite 4400, Chicago, Illinois 60606

(312) 214-4864

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Company Corporation

2711 Centreville Road, Suite 400

Wilmington, Delaware 19808

(800) 818 - 0204

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Leslie J. Weiss, Esq.

Barnes & Thornburg LLP

1 North Wacker Drive, Suite 4400

Chicago, Illinois 60606

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act regulation statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act regulation statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 5 to amend our registration statement (File No. 333-136586) to update our financial information and to update other information included in the prospectus.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Prospectus Dated September 29, 2010

API TECHNOLOGIES CORP.

4,097,894 SHARES

COMMON STOCK

We may issue from time to time up to 4,097,894 shares of our common stock in exchange for exchangeable shares of our special purpose subsidiary, API Nanotronics Sub, Inc., formerly known as RVI Sub, Inc., which we refer to in this prospectus as API Sub. API Sub issued exchangeable shares to certain shareholders of API Electronics Group Corp., which we refer to in this prospectus as API Ontario, in connection with a business combination transaction between API Ontario and us, which we refer to in this prospectus as the Business Combination. These shareholders may now exchange their exchangeable shares for our common stock at any time following the effectiveness of the Registration Statement of which this prospectus is a part. API Sub will redeem any exchangeable shares that remain outstanding on a date established by API Sub’s board of directors, which will be no earlier than November 6, 2016. API Sub also will redeem the exchangeable shares before November 6, 2016 if certain events occur.

Prior to the Business Combination, we were called Rubincon Ventures Inc. However, as part of the Business Combination and to better capture the nature of the combined companies, we changed our name to “API Nanotronics Corp.” On October 22, 2009, we changed our name to “API Technologies Corp.” to better reflect our overall business strategy. We refer to the combined company in this prospectus as API.

Because the shares of our common stock offered by this Prospectus will be issued only in exchange for, or to purchase the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of this offering.

Our common stock is currently traded on the over-the-counter bulletin board (the “OTCBB”). Prior to November 7, 2006 it traded under the symbol RBCV. Effective as of November 7, 2006, the symbol under which our common stock traded became APIO and on September 22, 2008 became APIA. Effective October 27, 2009 in connection with our name change, the symbol became ATNY. On September 27, 2010, the last reported sale price for our common stock as reported on the OTCBB was $1.14 per share.

Our executive offices are located at 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                     , 2010.

ANNEXES

ANNEX A	Support Agreement
ANNEX B	Voting and Exchange Trust Agreement
ANNEX C	Exchangeable Share Provisions

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE SHARES OF COMMON STOCK. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The information regarding our company included in this document, including our audited financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

i

SUMMARY

The following summarizes the information contained elsewhere in this Prospectus. This summary is qualified in its entirety by and should be read in conjunction with the more detailed information contained in this Prospectus, including the risk factors, the financial statements and the annexes.

The Company

API Technologies Corp. (“we,” “us,” “our,” the “Company,” or “API”) designs, develops and manufactures highly engineered solutions, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies. We own and operate several state-of-the-art manufacturing facilities throughout North America and the United Kingdom. Our customers, which include military prime contractors, and the contract manufacturers who work for them, in the United States, Canada, the United Kingdom and various other countries in the world, outsource many of their defense electronic components and systems to us as a result of the combination of our design, development and manufacturing expertise.

API is a defense engineered solutions provider to various world governments, as well as military, aerospace and homeland security contractors and equipment manufacturers. An engineering-driven organization, API supports its customers by adding value to their respective products and solutions throughout the project lifecycle, from conception, including design, engineering and integration services to manufacturing and system assembly. Our expertise includes missile systems, electronic warfare systems, flight control systems, range finders and communication systems. Additionally, we offer highly engineered custom products designed to meet the unique operational needs and compliance requirements of customers in its target markets. Our core capabilities span defense and aerospace, systems and engineering, components and subsystems, emanation security and TEMPEST, secure networking and communications and electronics manufacturing services.

On November 6, 2006, we completed the business combination among API, API Sub and API Ontario, which we refer to as the Business Combination.

We currently have business offices in Ronkonkoma, New York, Windber, Pennsylvania, Sterling, Virginia, South Plainfield, New Jersey, Ottawa, Ontario, Canada, and Gloucester, United Kingdom. Our executive corporate office is located at 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4, and our telephone number at that location is (416) 593-6543. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference. We are quoted on the OTCBB under the symbol “ATNY.”

The Source of the Exchangeable Shares

The Business Combination

The Business Combination was implemented through a Plan of Arrangement, which was approved by the Ontario Superior Court of Justice on November 3, 2006. Upon or immediately prior to completion of the Business Combination:

1.	We amended our Certificate of Incorporation and bylaws to implement the Business Combination.

2.	API Sub became the sole owner of API Ontario. Except for the Exchangeable Shares held by former API shareholders, described below, API Sub is our wholly-owned subsidiary.

3.	Holders of common shares of API Ontario ceased to be shareholders of API and received 3.33 shares (such numbers reflect a subsequent stock split and reverse stock split) of our stock, or at the election of shareholders resident in Canada, 3.33 Exchangeable Shares (such numbers reflect a subsequent stock split and reverse stock split), for each common share of API Ontario. The Exchangeable Shares are exchangeable, at the option of the holder, on a one-for-one basis, for our common stock. Under certain other circumstances other than the election of the holder, the Exchangeable Shares may be exchanged for our common stock.

4.	Each Exchangeable Share has economic and voting rights, to the extent practical, equivalent to one share of our common stock.

5.	The stockholders of API prior to the Business Combination retained their shares of common stock, which remained outstanding as shares of API common stock.

The Exchangeable Shares

The Exchangeable Shares, which were issued by our subsidiary, API Sub, in the Business Combination, have the following attributes:

1.	holders of Exchangeable Shares are entitled to receive dividends, if any, on a per share basis, equivalent to the per share dividends that we may pay from time to time on our common stock, and to vote at our shareholders meetings indirectly through a voting trust arrangement;

2.	holders of Exchangeable Shares generally are not entitled to receive notice of or to attend or vote at any meeting of the shareholders of API Sub;

3.	the Exchangeable Shares are entitled to a preference over the common shares of API Sub, and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of API Sub; and

4.	in the event of the liquidation, dissolution or winding-up of API Sub, a holder of Exchangeable Shares is entitled to receive for each Exchangeable Share one share of our common stock, together with the amount of all dividends payable on our common stock which have not also been paid on the Exchangeable Shares.

Tax Consequences of the Exchange of Exchangeable Shares

The receipt of Exchangeable Shares rather than our common stock in the Business Combination provided the opportunity for a tax deferral for most Canadian residents holding API common shares. To take advantage of this deferral, an appropriate tax election had to be made. This tax deferral continues as long as such holders continue to hold the Exchangeable Shares. The exchange of the Exchangeable Shares for our common stock may be required after ten years from the Business Combination or sooner under specified circumstances, which would end such holder’s tax deferral.

The Offering

Securities Offered: We are offering shares of our common stock.

You are in receipt of this prospectus because you received Exchangeable Shares in the Business Combination. Exchangeable Shares have the right to convert into our common stock as described in this prospectus.

The Exchangeable Shares were designed to give you, to the extent practicable, rights equivalent to owning our common stock. These equivalent rights were created by agreements, and are not the same as directly owning our common stock. The Exchangeable Shares were not issued by us, but API Sub, an Ontario corporation and our subsidiary. By exercising your exchange rights, you will receive our common stock for your Exchangeable Shares. Such an exchange may have tax consequences to you. See “Tax Considerations” on page 24.

Use of Proceeds: Because our common stock will be issued in exchange for Exchangeable Shares or to purchase the Exchangeable Shares, we will not receive any cash proceeds from this offering.

Trading: Our common stock is traded on the OTCBB under the symbol ATNY.

Dividend Policy: We do not expect to pay dividends on our common stock in the foreseeable future.

Risk Factors: See “Risk Factors” on page 3 and the other information in this prospectus for a discussion of the factors you should carefully consider before electing to exchange your Exchangeable Shares for shares of our common stock being offered by us in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in this prospectus before you decide to invest in our securities. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of your shares could decline and you may lose all or part of your investment.

Risk Relating to Our Exchangeable Shares

The exchange of Exchangeable Shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States

The exchange of Exchangeable Shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States. Your tax consequences can vary depending on a number of factors, including your residency, your tax cost, the length of time that the Exchangeable Shares were held by you prior to an exchange and, for Canadian tax consequences, the method of the exchange (redemption or purchase). See “Tax Considerations” on page 24 for information regarding potential tax liability. You should consult your own tax advisor as to the tax consequences to you of an exchange of Exchangeable Shares for shares of our common stock.

Some of the shares of our common stock may be withheld and sold to pay any withholding tax that we are required to remit

The exchange or redemption of your Exchangeable Shares for our common stock is for most holders of Exchangeable Shares a taxable event. Under applicable tax laws, we may be required to withhold some of the consideration to be received by you in an exchange or purchase of your Exchangeable Shares. The documents governing the Exchangeable Shares allow us to withhold some of the shares of our common stock that you would otherwise receive and sell such shares to pay tax owed with respect to your sale or redemption of Exchangeable Shares.

You will experience a delay in receiving shares of our common stock from the date that you request an exchange, which may affect the value of the shares you receive in a subsequent sale of our common stock

If you request to receive our common stock in exchange for your Exchangeable Shares, you will not receive our common stock for 10 business days or more after the applicable request is received. During such period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the amount you would receive on a subsequent sale if you were waiting to receive our common stock before selling it.

Risks Relating to Our Business

Our business may be adversely affected by the global economic downturn and the continuing uncertainties in the financial markets

The global economy is currently in a prolonged economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, high unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy and the global financial markets. We are unable to predict the duration or severity of the current global economic downturn or disruptions in the financial markets. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance or our ability to pursue strategic growth initiatives or acquisitions.

We are dependent on defense spending by the United States and other governments. We derive a significant portion of our revenues from defense spending by the U.S. government and other governments. Current economic conditions have caused deficits in the U.S. and other countries to rise significantly, which is likely to result in budget cuts and reduced public spending in a number of areas. As a result, defense budgets generally are under pressure. Reduced defense spending may affect products purchased by those governments or their prime contractors from us and may materially adversely affect our operations and financial condition.

We are highly reliant on defense spending

Our current orders from defense-related companies account for a material portion of our overall net sales and defense spending levels depend on factors that are outside of our control. Reductions or changes in defense spending could have a material adverse effect on our sales and profits.

While the U.S. government currently plans increases in defense spending, the actual timing and amount of such increases has been occurring at a rate that has been slower than expected. In addition, changes in appropriations and in the national defense policy and decreases in ongoing defense programs could adversely affect our performance. Such occurrences are beyond our control. For instance, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress typically appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. As a result, at the beginning of a major program, a contract is typically only partially funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations available for future fiscal years. A change of elected officials could result in substantial changes in defense spending. In addition, a difference in philosophy and/or the worsening economic climate of the country could reduce or change appropriations.

Our contracts with prime U.S. Government contractors contain customary provisions permitting termination or reduction at any time, at the convenience of the U.S. Government. The “Termination for Convenience” clause generally limits the contractor’s recovery to cost incurred plus profit on work completed, and the costs of preparing the termination settlement proposal. If we experience significant reductions or delays in procurements of our products by the U.S. Government, or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to fines, penalties, suspension or debarment

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. Government, and subcontracts with other prime contractors, are subject to numerous procurement regulations, including Federal Acquisition Regulation (FAR), the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. Government agencies. Given our dependence on U.S. Government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

We have a history of net losses, and may not be profitable in the future

We have incurred net losses for each of the last four fiscal years. We cannot assure you that we will be profitable in the future, despite the Company’s closure of the nanotechnology research and development subsidiary on February 22, 2010 and subsequent sale of the assets in June 2010. Even if we achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period. The impact of the foregoing may cause our operating results to be below the expectations of securities analysts and investors, which may result in a decrease in the market value of our common stock.

We are reliant on certain security clearances for some of our business

We have obtained a Facility Security Clearance from the Defense Industrial Security Clearance Office, which is part of the Defense Security Service (“DSS”), for our facility in Windber, Pennsylvania. In connection with such clearance, we have adopted certain foreign ownership, control or influence (“FOCI”) mitigation procedures to protect against foreign interests gaining unauthorized access to classified information, protected unclassified information, or export controlled information. If we do not maintain the Facility Security Clearance we would be prevented from continuing those business activities that require access to classified information.

As part of the FOCI mitigation procedures, our subsidiary API Defense USA, Inc. (“API Defense USA”) has adopted and implemented numerous compliance policies and procedures. Our ability to maintain our Facility Security Clearance has a direct impact on our ability to bid on or win new contracts, complete existing contracts, or effectively re-bid on expiring contracts either directly through the U.S. Government or through U.S. Defense Contractors. The inability to obtain and maintain our Facility Security Clearance would have a material adverse affect on our business, financial condition and operating results.

Some of our directors and officers may be subject to conflicts of interest

Some of our directors and officers are also directors and/or officers and/or shareholders of other companies. Such associations may give rise to conflicts of interest from time to time. Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any project or opportunity applicable to us. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter. In determining whether or not we will participate in any project or opportunity, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at the time.

We currently maintain a significant level of debt and our failure to service such indebtedness may adversely affect our financial and operating activities

At May 31, 2010, we had $33,705,901 in aggregate principal amount of outstanding debt net of discounts, all of which is secured by certain of our assets. This includes a $10 million short-term promissory note to finance the asset purchase of the KGC Companies (as hereinafter defined). The $10 million principal balance and accrued interest is due and payable at maturity on December 31, 2010. If we do not raise additional funds to repay this note through a financing prior to the maturity date of this note, we will have to refinance this note. There can be no assurance that we will be able to refinance this note on satisfactory terms.

It also includes $20,000,000 principal amount of secured promissory notes issued to various investors in a private placement in January 2010. These notes are due three years from issuance. Interest on such notes accrues at the annual rate of fifteen percent (15%) and is payable quarterly in arrears. The entire principal balance and all accrued and unpaid interest on such notes will be due and payable upon maturity. The $20,000,000 notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate. It also includes $3,650,000 of secured convertible promissory notes issued to various investors in a private placement in June 2009. These notes have a maturity date of June 23, 2012 and accrue interest at the annual rate of twelve percent (12%).

At May 31, 2010, we had line of credit facilities in place at two of our subsidiaries, one in the United Kingdom in the amount of approximately $360,000 (250,000 GBP) and one in Canada in the amount of approximately $950,000 (Cdn $1,000,000). These facilities are secured with certain assets of each subsidiary.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements. Our level of indebtedness has important consequences to us. These consequences may include:

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requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to our shareholders, repurchasing shares of our common stock, research and development and other investments;

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limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

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heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	limiting our organic growth and ability to hire additional personnel.

We may require additional financing which we may not be able to obtain; Dilution

We expect that we will require additional financing in order to support expansion, develop new or enhanced services or products, respond to competitive pressures, acquire complementary businesses or technologies, repay debt, or take advantage of unanticipated opportunities. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing under satisfactory terms. If additional financing is raised by the issuance of additional shares of our common stock, our shareholders may suffer dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

Net sales could decline significantly if we lose a major customer or a major program

Historically, a large portion of our net sales have been derived from sales to a small number of our customers and we expect this trend to continue for the foreseeable future. The U.S., Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) account for approximately 55%, 6% and 8% of the Company’s twelve month revenues for the year ended May 31, 2010, respectively, and the U.S. Government and Department of Defense (directly and through subcontractors) accounted for 71% of the Company’s revenue during the twelve months ended May 31, 2009. One of these customers represented approximately 20% of revenues for the twelve months ended May 31, 2010 and a separate customer represented 16% of revenues for the year ended May 31, 2009.

In many cases, our customers are not subject to any minimum purchase requirements and can discontinue the purchase of our products at any time. In the event one or more of our major customers reduces, delays or cancels orders with us, and we are not able to sell our services and products to new customers at comparable levels, our net sales could decline significantly, which could adversely affect our financial condition and results of operations. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our results of operations.

Control of us by our officers and directors could adversely affect the Company’s stockholders because of their control of our affairs

Our officers and directors as a group beneficially own a large percentage of our stock, treating Exchangeable Shares as the equivalent of our common stock. (Exchangeable Shares held by us and our subsidiaries have no such voting rights.) Therefore, directors and officers, acting together may have a controlling influence on (i) matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and (ii) our management and affairs. These persons, acting alone or together, do not have sufficient numbers of votes to approve matters submitted to stockholders. However, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. This in turn could materially adversely affect the market price of our stock.

We are dependent on key personnel

We are dependent upon a small number of key personnel. Mr. Phillip DeZwirek is the Chairman of the Board and Chief Executive Officer of API and is instrumental in directing the growth of API. We are depending upon Mr. DeZwirek to continue to act in such capacity. Mr. Stephen Pudles, Chief Executive Officer of API Defense USA, is important to the Company’s future strategy as the Company continues to implement strategies for organic growth and pursues acquisition targets that will consolidate the markets in which the Company operates. The loss of the services of those individuals could have a material adverse effect on our business. Our success will depend in large part on the efforts of these individuals. It is not currently proposed that there will be any long-term employment agreements or key-man insurance in respect of such key personnel.

Our inability to retain employees with key technical or operational expertise may adversely affect our business

The products that we sell require a large amount of engineering design, manufacturing and operational expertise. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. If we were to lose one or more of our key employees, then we would likely lose some portion of our institutional knowledge and technical know-how, which could adversely affect our business.

The integration of acquisitions may be difficult and may not yield the expected results

We regularly look for strategic opportunities to grow and diversify our product offerings and services and to strengthen our current product lines and services through acquisitions. There can be no assurance that we will identify appropriate acquisition candidates or successfully integrate products and operations with any such candidates that we may acquire. Some of the risks that may continue to affect our ability to integrate acquired companies include those associated with:

•	unexpected loss of key employees or customers of the acquired companies;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	consolidating and integrating operations and space, and the costs and risks associated therewith;

•	integrating administrative processes, accounting practices and technologies;

•	retaining management from the acquired companies, hiring additional management and other critical personnel;

•	transferring required governmental permits and consents;

•	retaining customers and contracts from the acquired companies;

•	increasing the scope, geographic diversity and complexity of our operations;

•	the need to implement controls and procedures and policies appropriate for a public company to any acquired company that prior to their acquisition lacked these controls, procedures and policies; and

•	integrating any activities involving classified information with our FOCI mitigation policies and procedures.

For certain acquisitions, we have raised the capital required to make such acquisitions from the sale of stock, warrants and options, and convertible debt, which has been dilutive to our stockholders.

Additionally, in the period following an acquisition, we are required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they are written down to estimated fair value, with a charge against earnings.

Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationships with employees and customers. Ultimately, acquisitions may not be as profitable as expected or profitable at all.

Failure to maintain adequate internal controls could adversely affect our business

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in each of our annual reports on Form 10-K, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. These laws, rules and regulations continue to evolve and could become increasingly stringent in the future. We have undertaken actions to enhance our ability to comply with the requirements of the Sarbanes-Oxley Act of 2002, including, but not limited to, the engagement of consultants, the documentation of existing controls and the implementation of new controls or modification of existing controls as deemed appropriate.

We continue to devote substantial time and resources to the documentation and testing of our controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory actions, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, results of operations and cash flows.

There are inherent limitations in all internal control systems over financial reporting, and misstatements due to error or fraud may occur and not be detected

While we continue to take action to ensure compliance with the internal control, disclosure control and other requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be evaluated in relation to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Since some of our directors and assets are located outside United States it may be more difficult to enforce certain judgments against us and our directors

Currently, more than half of our directors are domiciled in Canada. As a result, it may not be possible to effect service of process upon such directors. Also, since all or a portion of the assets of such directors are located outside the United States, it may be difficult to enforce judgments obtained in United States courts against such directors. Also, because a portion of our assets are located outside the United States, it may be difficult to enforce judgments obtained in United States courts against us.

We may have difficulty attracting and holding outside board members and this may affect the quality of our management

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them in connection with their positions with publicly-held companies. Outside directors are becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending shareholder claims. Directors and officers’ liability insurance has become much more expensive than it had been in the past. Although we currently maintain directors and officers’ liability insurance, there are no assurances that we can continue to maintain such insurance which would make it more difficult for us to attract and retain qualified outside directors to serve on our Board.

The possibility of goodwill impairments exist

We evaluate the recoverability annually or more frequently if impairment indicators arise, as required under the accounting guidance for goodwill carried on our financial statements as an asset. Goodwill is reviewed for impairment by applying a fair-value to the reporting unit level, which is the same as the business segment level. A goodwill impairment loss will be reported for any goodwill impaired. Consequently an impairment of goodwill could have a significant adverse effect on our financial results.

Downturns in the cyclical semiconductor, and/or electronic component industries would adversely affect our operating results and our value

The semiconductor and electronic component industries are cyclical, and the value of our business may decline during the “down” portion of these cycles. The markets for our products depend on continued demand in the aerospace, military defense systems, and commercial end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition.

The defense, semiconductor and electronic components industries are highly competitive and increased competition could adversely affect our operating results

The areas of the defense, semiconductor and electronic component industries in which we do business are highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Even in strong markets, pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that average selling prices for our products will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any degree of certainty. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus may be better able to pursue acquisition opportunities and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We may not be able to compete successfully in the future and such competitive pressures may harm our financial condition and/or operating results.

We depend on limited suppliers for certain critical raw materials

Our manufacturing operations require raw materials that must meet exacting standards. Additionally, certain customers require us to buy from particular vendors due to their product specifications. We rely heavily on our ability to maintain access to steady sources of these raw materials at favorable prices. We do not have specific long-term contractual arrangements, but we believe we are on good terms with our suppliers. We cannot be certain that we will continue to have access to our current sources of supply at favorable prices, or at all, or that we will not encounter supply problems in the future. Any interruption in our supply of raw materials could reduce our sales in a given period, and possibly cause a loss of business to a competitor, if we could not reschedule the deliveries of our product to our customers. In addition, our gross profits could suffer if the prices for raw materials increase, especially with respect to sales associated with military contracts where prices are typically fixed.

We may not be able to develop new products to satisfy changes in demand

The industries in which we operate are dynamic and constantly evolving. We cannot provide any assurance that we will successfully identify new product opportunities and develop and bring products to market in a timely and cost-effective manner, or those products or technologies developed by others will not render our products or technologies obsolete or noncompetitive.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	product performance;

•	the quality and reliability of the product;

•	effective marketing, sales and service; and

•	sufficient demand for the product at an acceptable price.

The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Cancellation or changes or delays in orders could materially reduce our net sales and operating results

We generally do not receive firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations for a period by reducing our net sales in that period. In addition, because many of our costs and operating expenses are fixed, a reduction in customer demand could harm our gross profit and operating income.

Our lengthy sales cycle may increase the likelihood that our quarterly net sales will fluctuate which may adversely affect the market price of our common stock

Due to the complexity of our technology and the types of end uses for our products, our customers perform, and require us to perform, extensive process and product evaluation and testing, which results in a lengthy sales cycle. Our sales cycles can often last for several months, and may last for up to a year or more. Additionally, as we are a tier three supplier, our orders are dependent on funding and contract negotiations through multiple parties which can affect our receipt of orders due to matters outside of our control. Our business is moving towards a business base driven more by larger orders on major defense programs. As a result of these factors, our net sales and operating results may vary unpredictably from period to period. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in operating results from quarter to quarter that are unrelated to the long-term trends in our business. This lack of predictability in our results could adversely affect the market price of our common stock in particular periods.

We depend on military prime contractors for the sale of our products

We sell a substantial portion of our products to military prime contractors and the contract manufacturers who work for them. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the products into which our components are incorporated. We have no control over the volume and timing of products shipped by our military prime contractors and the contract manufacturers who work for them, and we cannot be certain that our military prime contractors or the contract manufacturers who work for them will continue to ship products that incorporate our components at current levels, or at all. Our business will be harmed if our military prime contractors or the contract manufacturers who work for them fail to achieve significant sales of products incorporating our components or if fluctuations in the timing or reductions in the volume of such sales occur. Failure of these customers to inform us of changes in their production needs in a timely manner could also hinder our ability to effectively manage our business.

Our failure to comply with U.S. government laws, regulations and manufacturing facility certifications would reduce our ability to be awarded future military business

We must comply with laws, regulations and certifications relating to the formation, administration and performance of federal government contracts as passed down to us by our customers in their purchase orders, which affects our military business and may impose added cost on our business. We are subject to government audits and reviews of our accounting procedures, business practices, procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. Such audits could result in adjustments to our contract costs and profitability. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In addition, we could expend substantial amounts defending against such charges and incur damages, fines and penalties if such charges are proven or result in negotiated settlements. Since defense sales account for a significant portion of our business, any debarment or suspension of our ability to obtain military sales would greatly reduce our overall net sales and profits, and would likely affect our ability to continue as a going concern.

We may lose our status as a disadvantaged business corporation

Our recently acquired Pennsylvania facility qualifies as a small, disadvantaged business as greater than 20% of its employees are considered disabled under applicable legislation. By maintaining this U.S. government standard, we are subject to preferred federal procurement opportunities. There can be no assurance that we will be able to maintain our small, disadvantaged business status in the future and the failure to do so could adversely affect our ability to secure customers and may adversely impact our financial results.

Adverse resolution of litigation may harm our operating results or financial condition

At times, we are a party to lawsuits in the normal course of our business. Litigation can be unforeseeable, expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall or repair which would cure the defect but impede performance of the product. We may also be subject to product returns, which could impose substantial costs and harm to our business.

Product liability claims may be asserted with respect to our technology or products. Although we currently have insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

We typically provide a one-year product defect warranty from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. We continually assess the necessity for a warranty provision and accrue amounts deemed necessary.

Our inability to protect our intellectual property rights or our infringement of the intellectual property rights of others could adversely affect our business

We principally rely on our skill in the manufacture of our products and delivery of our services and not on any proprietary technologies that we develop or license on an exclusive basis. Our manufacturing know-how is primarily embodied in our drawings and specifications, and information about the manufacture of these products purchased from others. Our future success and competitive position may depend in part upon our ability to obtain licenses of certain proprietary technologies used in principal products from the original manufacturers of such products. Our reliance upon protection of some of our production technology as “trade secrets” will not necessarily protect us from other parties independently obtaining the ability to manufacture our products or deliver similar services. In addition, there may be circumstances in which “know how” is not documented, but exists within the heads of various employees who may leave the Company or disclose our know how to third parties. We cannot assure you that we will be able to maintain the confidentiality of our production technology, dissemination of which could have a material adverse effect on our business.

Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our major competitors as well as other third parties may obtain and may have obtained patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, some patent applications in the United States are confidential until a patent is issued and, therefore, we cannot evaluate the extent to which technology concerning our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the products or services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing those patents. An adverse ruling arising out of any intellectual property dispute could also subject us to significant liability for damages.

We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such license would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we are unable to obtain licenses with respect to patents held by others, and are unable to redesign our products to avoid infringement of any such patents, this could materially adversely affect our business, financial condition and operating results.

Also, we hold various patents and licenses relating to certain of our products. We cannot assure you as to the breadth or degree of protection that existing or future patents, if any, may afford us, that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. It is possible that our existing patent rights may not be valid. We may have to expend resources to protect our patents in the event a third party infringes our patents, although we cannot assure you that we will have the resources to prosecute all or any patent violations by third parties.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

We sell many of our products pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. This makes long-term planning difficult. Further, many of these purchase orders may be revised or canceled prior to shipment without penalty. As a result, we must commit resources to the production of products without advance purchase commitments from customers. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in our holding excess or obsolete inventory. This could cause inventory write-downs. Our inability to sell products after we have devoted significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

Variability of our manufacturing yields may affect our gross margins

Our manufacturing yields vary significantly among products, depending on the complexity of a particular product. The difficulties that may be experienced in the production process include: defects in subcontractors components, impurities in the materials used, equipment failure, and unreliability of a subcontractor. From time to time, we have experienced difficulties in achieving planned yields, which have adversely affected our gross margins. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, we cannot assure you that we will be able to continue to improve yields in the future or that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

Our inventories may become obsolete

The life cycles of some of our products depend heavily upon the life cycles of the end products into which these products are designed. Products with short life cycles require us to manage closely our production and inventory levels. Inventory may also become obsolete. The life cycles for electronic components have been shortening over time at an accelerated pace. We may be adversely affected in the future by obsolete or excess inventories which may result from unanticipated changes in the estimated total demand for our products or the estimated life cycles of the end products into which our products are designed.

Interruptions, delays or cost increases affecting our materials, parts, equipment or subcontractors may impair our competitive position

Some of our products are assembled and tested by third-party subcontractors. We do not have any long-term agreements with these subcontractors. As a result, we may not have assured control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors is disrupted or terminated.

Environmental liabilities could adversely impact our financial position

United States, Canadian, and United Kingdom laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor and other manufacturing processes or in our finished goods. Under new environmental regulations, we are responsible for determining whether certain toxic metals or chemicals are present in any given components we purchase and in each product we sell. These environmental regulations have required us to expend a portion of our resources and capital on relevant compliance programs. In addition, under other laws and regulations, we could be held financially responsible for remedial measures if our current or former properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to additional common law claims if we release substances that damage or harm third parties. Further, future changes in environmental laws or regulations may require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations could subject us to significant liabilities and could have material adverse effects on our operating results, cash flows and financial condition.

In the conduct of our manufacturing operations, we have handled and do handle materials that are considered hazardous, toxic or volatile under applicable laws. The risk of accidental release of such materials cannot be completely eliminated. In addition, we operate or own facilities located on or near real property that was formerly owned and operated by others. These properties were used in ways that may have involved hazardous materials. Contaminants may migrate from, or within or through any such property. These risks may give rise to claims. Where third parties are responsible for contamination, the third parties may not have funds, or not make funds available when needed, to pay remediation costs imposed upon us jointly with third parties under environmental laws and regulations.

Fixed costs may reduce operating results if our sales fall below expectations

Our expense levels are based, in part, on our expectations as to future sales. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Decreases in lead times between orders and shipments and customers’ ordering practices could adversely affect our ability to project future sales. We might be unable to reduce spending quickly enough to compensate for reductions in sales. Accordingly, shortfalls in sales could materially and adversely affect our operating results.

Risks Relating to Our Stock

Our stock market price and trading volume is volatile

The market for our common stock is volatile. Our stock price is subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies like us, with low priced stock have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, our shares of common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, the market for our common stock has been very thin. As a result, our stockholders may be unable to sell significant quantities of common stock in the public trading markets without a significant reduction in the price of our common stock.

We do not expect to pay dividends

We intend to invest all available funds to finance our growth. Therefore our stockholders cannot expect to receive any dividends on our common stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other financing documents or by legal prohibitions under applicable corporate law.

Listing our stock on markets other than the OTCBB could be costly for us

Our common stock is currently quoted and trades on the OTCBB in the United States. The OTCBB is operated by Financial Industry Regulatory Authority, Inc. We are contemplating filing an application to be listed on the American Stock Exchange, NASDAQ or another national securities exchange (collectively, an “Exchange”). Unlike the OTCBB, every Exchange has corporate governance and other public interest standards, which we will have to meet. Such standards and regulations may restrict our capital raising or other activities by requiring stockholder approval for certain issuances of stock, for certain acquisitions, and for the adoption of stock option or stock purchase plans.

The Exchange will require that a majority of the members of our Board of Directors be independent directors as defined by the Exchange. The independent directors must have regularly scheduled meetings at which only independent directors are present. Compensation of our Chief Executive Officer must be determined, or recommended to the Board of Directors for determination, either by (i) a majority of the independent directors, or (ii) a compensation committee comprised solely of independent directors, and the Chief Executive Officer cannot be present during voting or deliberations. Compensation of our other executive officers must be determined, or recommended to the Board of Directors either by (i) a majority of the independent directors, or (ii) a compensation committee comprised solely of independent directors. Director nominees must either be selected, or recommended for selection by the Board of Directors either by (i) a majority of the independent directors, or (ii) a nominations committee comprised solely of independent directors. The nominations process must be set forth in a formal written charter or a Board of Directors’ resolution.

In addition, the audit committee will have to be composed of at least three members, all of whom are independent as defined by the Exchange and under SEC Rule 10A-3(c), and who have not participated in the preparation of the financial statements of us or any subsidiary of us during the past three years. One member of the audit committee must have specified employment experience in finance or accounting. Accordingly, we would have to appoint three independent directors to serve on our audit committee and one of those audit committees members would need the required experience in finance and accounting.

We currently meet some, but not all of these requirements. Our compensation and audit committees meet these requirements.

Shareholders may experience dilution through options and warrants

Because our success is highly dependent upon our employees, directors and consultants, we have and intend in the future to grant to some or all of our key employees, directors and consultants options or warrants to purchase shares of our common stock as non-cash incentives. We have adopted an equity incentive plan for this purpose. To the extent that significant numbers of such options may be exercised when the exercise price is below the then current market price for our common stock, the interests of the other stockholders of the company may be diluted. As of May 31, 2010, we have granted options to purchase 5,916,623 shares of common stock to directors, officers, employees and consultants of which 5,861,625 are issued at a weighted average price of $1.404 and 54,998 are issued at a weighted average price of $4.035. In addition, we issued the following: on June 23, 2009 we issued $3,650,000 in convertible subordinated debt, which is currently convertible into 4,866,667 shares of common stock, at $0.75 per share, in December 2009 we issued 250,000 warrants with an exercise price of $1.27 per share, and on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 3,571,447 shares of common stock with an exercise price of $1.40 per share.

FORWARD LOOKING STATEMENTS

This document and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

The forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements contained or incorporated by reference in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under “Risk Factors” and elsewhere in this document and in our other filings with the SEC.

Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

USE OF PROCEEDS

Because our common stock will be issued in exchange for or to purchase Exchangeable Shares, we will not receive any cash proceeds upon the issuance of our common stock registered in this prospectus. No broker, dealer or underwriter has been engaged with this offering. The Exchangeable Shares were issued to former shareholders of API Ontario in connection with the Business Combination.

PLAN OF DISTRIBUTION

Under the terms of a Plan of Arrangement approved by the Ontario Superior Court of Justice and in connection with the Business Combination among API, API Ontario and API Sub, API Sub has issued and may issue 3.33 (which ratio reflects a five-for-one stock split in November 2007 and a one-for-fifteen reverse stock split in September 2008) shares of our common stock, or at a Canadian shareholder’s option, 3.33 (which ratio reflects a five-for-one stock split in November 2007 and a one-for-fifteen reverse stock split in September 2008) Exchangeable Shares, for each existing common share of API (other than dissenting shares). The Exchangeable Shares have economic rights (including the right to equivalent dividends) and voting attributes substantially equivalent to those of our common stock. Holders of API Ontario common shares who properly exercised their rights of dissent were not issued any Exchangeable Shares or shares of our common stock and have been or will be paid fair value for their API Ontario common shares. Our common stock may be issued to holders of Exchangeable Shares through the holder’s election, upon API Sub’s redemption or purchase, or upon API Sub’s or our liquidation.

Although our common stock will be issued to you in exchange for your Exchangeable Shares, our stock may be issued to you using various legal mechanisms. For instance, you have the right to exchange or cause the redemption of your Exchangeable Shares. By exercising these rights, you may require an exchange by us or redemption by API Sub, as the case may be, of your Exchangeable Shares for our common stock. Your rights to require us to exchange the Exchangeable Share for our common stock are called:

•	exchange put rights; and

•	retraction rights;

Also, we may issue our common stock to you as a result of an automatic exchange or redemption. Upon the occurrence of specified triggering event, you will be required to exchange your Exchangeable Shares for our common stock. These rights arise automatically upon the occurrence of triggering events and are called:

•	the automatic redemption right;

•	the optional exchange right;

•	the liquidation right; and

•	the automatic exchange right.

Finally, we may exercise our rights to require you to sell your Exchangeable Shares for our common stock and receive the identical consideration that you would receive upon an exchange of your Exchangeable Shares. Our call rights permit us to require you to sell your Exchangeable Shares for our common stock if you exercise your retraction rights or in any circumstance where API Sub would otherwise be required to redeem your Exchangeable Shares. We plan to exercise our call rights, when available, through our wholly-owned subsidiary API Nanotronics Holdings Corp., or API Holdings, and currently foresee limited, if any, circumstances under which we would not exercise our call rights rather than permit your Exchangeable Shares to be redeemed by API Sub. Accordingly, we expect that you will receive our common stock only through an exchange with API Holdings, as opposed to upon redemption by API Sub, of your Exchangeable Shares for our common stock. While in either case you would receive the same consideration, the tax consequences resulting from an exchange with us will be substantially different from the tax consequences resulting from a redemption by API Sub. We may, at our option, cause API Holdings to acquire your Exchangeable Shares in our place and deliver to you your shares of our common stock. Thus, for purposes of describing our call right below, references to our acquisition of your Exchangeable Shares and our delivery of our common stock for your Exchangeable Shares includes the acquisition and delivery by our Canadian subsidiary of our common stock for your Exchangeable Shares. Our call rights are called, depending on the circumstances under which they are exercised, our:

•	retraction call rights;

•	liquidation call rights; and

•	redemption call rights.

Your rights to exchange or redeem your shares

Your right to receive our common stock. We have granted your exchange put right described below to Equity Transfer & Trust Company as trustee (the “Trustee”), for the benefit of the holders of the Exchangeable Shares. You also have the right to retract (i.e., require API Sub to redeem, subject to our retraction call rights) any or all of your Exchangeable Shares.

Your exchange put right. You may require us to exchange all or any part of your Exchangeable Shares for an equivalent number of shares of our common stock, plus cash equal to the cash dividends declared on our common stock and not also paid to holders of the Exchangeable Shares between the closing of the Business Combination and the date of exchange (“the “Unpaid Dividends”), if any. You may exercise your exchange put right by presenting to the Trustee at its principal offices in Toronto, Ontario:

•	written notice;

•	a certificate or certificates for the Exchangeable Shares you want to exchange; and

•	other documents and instruments as may be required to effect a transfer of Exchangeable Shares as provided in the voting and exchange trust agreement among us, API Sub and the Trustee.

An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by the trustee of the items listed above.

Your retraction rights. Subject to applicable law and our retraction call right, you are entitled at any time to retract (i.e., require API Sub to redeem) any of your Exchangeable Shares and to receive an equal number of shares of our common stock plus the equivalent amount of Unpaid Dividends on the Exchangeable Shares, if any. You may cause a redemption by presenting certificates representing the number of Exchangeable Shares you wish to redeem to the Trustee or API Sub, together with a duly executed retraction request:

•	specifying the number of Exchangeable Shares you desire to have redeemed;

•	stating the retraction date on which you desire to have us redeem your Exchangeable Shares, which must be a business day between five and ten days from the date of delivery of the request; and

•

acknowledging our retraction call right to purchase all but not less than all of the retracted Exchangeable Shares directly from you and that the retraction request will be deemed to be a revocable offer by you to sell the retracted shares to us in accordance with our retraction call right on the terms and conditions described below.

Upon receipt of a retraction request, API Sub will promptly notify us upon receipt of a retraction request.

Your retraction rights are subject to our retraction call rights. In order to exercise our retraction call right, we must notify API Sub of our determination to do so within two business days of our receipt of notification. If we deliver the call notice within two business days, and you have not revoked your retraction request in the manner described below, API Sub will not redeem the retracted shares and we (or API Holdings) will purchase from you the retracted shares on the retraction date. If we do not deliver the call notice within the two business day period, and you have not revoked your retraction request, API Sub will redeem the retracted shares on the retraction date.

You may withdraw you retraction request by giving notice in writing to API Sub before the close of business on the business day immediately preceding the date specified as the retraction date. If you withdraw your retraction request, your offer to sell the retracted Exchangeable Shares to us will be deemed to have been revoked.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, API Sub is not permitted to redeem all those Exchangeable Shares you desire to retract, API Sub will redeem only those Exchangeable Shares you have tendered as would be permitted by applicable law.

If any of your Exchangeable Shares are not redeemed by API Sub as a consequence of applicable law or purchased by us, you will be deemed to have required us to purchase your unretracted shares in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends then payable and unpaid, if any, on the retraction date pursuant to your exchange put right as provided for in the voting and exchange trust agreement described below.

In connection with the payment of the retraction price by API Sub, API Sub is authorized to liquidate some of our shares to otherwise be received by a shareholder to fund any statutory withholding tax obligation.

Your automatic rights to receive shares of our common stock

The automatic redemption right. Subject to applicable law and our redemption call rights, on an automatic redemption date, API Sub will redeem all but not less than all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any. Notwithstanding any proposed redemption of the Exchangeable Shares, our redemption call rights give us the overriding right to acquire on an automatic redemption date, all but not less than all, of the outstanding Exchangeable Shares in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any.

An automatic redemption date is the first to occur of:

•	the date selected by the API Sub Board of Directors, if the selected date is later than the tenth anniversary of the closing of the Business Combination;

•

the date selected by the API Sub Board of Directors, if the selected date is later than the third anniversary of the closing of the Business Combination with API and if less that 10% of the number of Exchangeable Shares issuable at the closing of the Business Combination with API, other than Exchangeable Shares held by us and entities controlled by us, are outstanding;

•

the business day prior to the record date for any meeting or vote of the API Sub shareholders to consider any matter in which the holders of Exchangeable Shares would be entitled to vote as API Sub shareholders, but excluding any meeting or vote as described in the paragraph immediately below; and

•

the business day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent the action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, if the approval or disapproval, as applicable, of the change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and our common stock.

At least 45 days before an automatic redemption date or before a possible automatic redemption date which may result from a failure of the holders of the Exchangeable Shares to take a necessary action as described above, API Sub shall provide you with written notice of the proposed redemption or possible redemption of the Exchangeable Shares by API Sub. In the case of a possible automatic redemption date, the notice will be given contingently and will be withdrawn if the contingency does not occur.

The optional exchange right. Upon the occurrence and during the continuance of a API Sub insolvency event, you will be entitled to instruct the Trustee, to exercise the optional exchange right, with respect to any of your Exchangeable Shares, requiring us to acquire your Exchangeable Shares. Immediately upon the occurrence of a API Sub insolvency event or any event which may, with the passage of time of the giving of notice, become a API Sub insolvency event, we and API Sub will give written notice to the Trustee. The Trustee will then promptly notify you of the event or potential event and will advise you of your rights with respect to the optional exchange right. The consideration for each Exchangeable Share to be acquired under the optional exchange right will be one share of our common stock, plus the Unpaid Dividends, if any.

API Sub insolvency event means:

•

the institution of, or the consent of API Sub to the institution of, any proceeding for API Sub to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy, insolvency or analogous laws;

•

the failure of API Sub to contest in good faith any bankruptcy, insolvency, dissolution, winding-up or analogous proceeding commenced against it within 15 days of becoming aware of the proceeding, or if so contested, the adjudication that API Sub is insolvent or bankrupt;

•	the consent of API Sub to the filing of any bankruptcy, insolvency, dissolution, winding-up or analogous petition or to the appointment of a receiver;

•	the making by API Sub of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

•	API Sub’s not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to a retraction request.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, API Sub is not permitted to redeem all of your Exchangeable Shares tendered for retraction in accordance with your retraction call rights, you will be deemed to have exercised the optional exchange right with respect to your unredeemed Exchangeable Shares, and we will be required to purchase (i.e. issue our common stock to you and pay you your Unpaid Dividends in exchange for your shares) your unredeemed shares.

The liquidation right. Subject to our liquidation call right, in the event of the liquidation, dissolution or winding-up of API Sub or any other distribution of assets of API Sub among its shareholders for the purpose of winding-up its affairs, you will be entitled to receive for each Exchangeable Share one share of our common stock, together with the amount of all Unpaid Dividends, if any.

The automatic exchange right. In the event of an API liquidation event, you will be deemed to have sold your Exchangeable Shares to us for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any.

An API liquidation event is:

1.	any determination by our Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings of API or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; or

2.	the earlier of receipt of notice of, and our otherwise becoming aware of, any threatened or instituted claim or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of API or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

An automatic exchange will be deemed to have occurred immediately prior to the effective time of an event contemplated by the definition of API liquidation event.

Our call rights

In the circumstances described below, we will have overriding call rights to acquire your Exchangeable Shares by delivering an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any. Different Canadian federal income tax consequences may arise depending upon whether we exercise our call rights or whether your Exchangeable Shares are redeemed by API Sub. See “Tax Considerations.”

Our retraction call right. If you exercise your retraction call rights by requesting API Sub to redeem your Exchangeable Shares, then you will be deemed to offer your Exchangeable Shares to us, and we will have an overriding retraction call right to acquire all, by not less than all, of the Exchangeable Shares that you have requested API Sub to redeem in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any.

Our liquidation call right. We have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of API Sub or any other distribution of the assets of API Sub among its shareholders for the Exchangeable Shares then outstanding in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any. Upon the exercise of our liquidation call right, you will be obligated to transfer your Exchangeable Shares to us. Our acquisition of all of the outstanding Exchangeable Shares upon the exercise of our liquidation call right will occur on the effective date of the voluntary of involuntary liquidation, dissolution or winding-up of API Sub.

Our redemption call right. We have an overriding redemption call right to acquire on an automatic redemption date all, but not less than all, of the Exchangeable Shares then outstanding in exchange for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any, and upon the exercise of our redemption call right, you will be obligated to transfer your Exchangeable Shares to us in exchange for such consideration.

If we exercise one or more of our call rights, we will issue our common stock directly to you and will become the holder of your Exchangeable Shares. We will not be entitled to exercise any of the voting rights attached to your Exchangeable Shares. If we decline to exercise our call rights when available, we will be required to issue our common stock as API Sub directs, including to API Sub, which will, in turn, transfer our common stock to you in consideration for the return and cancellation of your Exchangeable Shares. If we do not exercise our call rights when applicable and instead deliver our common stock as API Sub directs, you would receive the same consideration, but the Canadian tax consequences will be substantially different. See “Tax Considerations.” However, we anticipate that we will exercise our call rights, when available, and currently foresee limited, if any, circumstances under which we would not exercise our call rights. In addition, we do not anticipate any restriction or limitation on the number of Exchangeable Shares we would acquire upon the exercise of our call rights.

In any circumstance where we are required to purchase your Exchangeable Shares, we may establish a separate Canadian subsidiary solely for the purpose of acquiring from us and delivering to you those shares of our common stock. In either case, the tax consequences of the exchange to you will be substantially identical.

DESCRIPTION OF OUR AND API SUB’S SHARE CAPITAL

Our Share Capital

Common stock

We are authorized by our certificate of incorporation to issue up to 100,000,000 shares of common stock, $0.001 par value per share, of which 32,871,225 shares were issued and outstanding as of September 26, 2010. Each share of our common stock has one vote on all matters to be voted upon by our stockholders. No share of our common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board, in its discretion, may declare out of funds legally available for the payment of dividends. We do not anticipate paying dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our remaining property and assets.

Additionally, in connection with the Business Combination, 2,338,518 Exchangeable Shares are issued and outstanding and not held by our affiliates as of September 26, 2010 and approximately 165,000 shares of either our common stock or Exchangeable Shares may be issued for the remaining API Ontario common shares that have not yet elected to receive either our common stock or Exchangeable Shares. While we do not yet know what portion of the API Ontario common shares will become shares of our common stock and what portion will become Exchangeable Shares, the exact proportions are not material to us because the Exchangeable Shares are equivalent, to the extent practicable, of shares of our common stock.

Special voting stock and rights related to the Exchangeable Shares

Special Voting Stock. A single share of special voting stock, par value $0.01 per share, designated as special voting stock, was created pursuant to the amendment to our certificate of incorporation that was filed in connection with the closing of the Business Combination and was issued to the Trustee. Except as otherwise required by law or our certificate of incorporation, the special voting stock possesses the number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by us or our affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders. With respect to any written consent sought from our stockholders, each vote attached to the special voting stock is exercisable in the same manner as a vote at a meeting.

The holders of our common stock and the holder of the special voting stock will vote together as a single class on all matters. The special voting stock has been issued to the Trustee, who was appointed under the voting and exchange trust agreement, for the benefit of the holders of Exchangeable Shares, other than us or our subsidiaries. The Trustee is not be entitled to receive dividends, and, in the event of our liquidation, dissolution or winding up, will receive an amount equal to the par value thereof. The rights of a holder of Exchangeable Shares to exercise the votes attached to the special voting stock will cease upon the exchange of such holder’s Exchangeable Shares for shares of our common stock. At such time as the special voting stock has no votes attached to it because there are no Exchangeable Shares outstanding not owned by us or our affiliates, the special voting stock will cease to have any rights.

Voting and Exchange Trust Agreements. The voting and exchange trust agreement provides the following mechanics for voting the special voting share (the full text of the voting and exchange trust agreement is attached to this prospectus as Annex B):

Each holder of an Exchangeable Share on the record date for any meeting at which our stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the special voting stock for such Exchangeable Share. The Trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. If a holder either has not previously given the Trustee voting instructions with respect to the meeting or submits to the Trustee written revocation of such previous instructions, a holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting stock to which the holder is entitled.

The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which our shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the special voting stock, at the same time as we send such notice and materials to our stockholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to our stockholders at the same time as such materials are sent to our stockholders. To the extent that we provide such materials to the Trustee, the Trustee will also send to the holders of Exchangeable Shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to our stockholders.

With the exception of administrative changes, for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of API Sub and the Trustee and its counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the voting and exchange trust agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Support Agreement. We have entered into a support agreement with API Sub containing agreements that affect our share capital (the “Support Agreement”). The following is a summary description of the material provisions of the Support Agreement, and is qualified in its entirety be reference to the full text of the Support Agreement, the form of which we have included as Annex A hereto.

Under the Support Agreement, we have agreed that so long as any Exchangeable Shares are outstanding we will:

•	not declare or pay dividends on our common stock unless API Sub is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares;

•

advise API Sub in advance of the declaration of any dividend on the our common stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for our common stock;

•	ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date for such dividend;

•

take all actions and do all things necessary to ensure that API Sub is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of our common stock in the event of the automatic conversion of Exchangeable Shares into our common stock, the exercise by a holder of Exchangeable Shares of the holder’s redemption right or a liquidation, dissolution, or winding-up of API Sub or any other distribution of the assets of API Sub for the purpose of winding-up its affairs, a retraction request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares by API Sub;

•	not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of API Sub; and

•

not take any action that, or omit to take any action the omission of which would result in a meeting of API Sub shareholders other than a meeting relating to certain changes required to maintain the economic and legal equivalence of the Exchangeable Shares and our common stock.

The Support Agreement also provides that we will not (i) distribute additional shares of our common stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of our common stock, unless we are or API Sub is permitted under applicable law to, and we do or API Sub does, distribute the economic equivalent simultaneously to the holders of Exchangeable Shares; or (ii) make any changes (either by subdivision, combination or otherwise) to our outstanding common shares which would result in a greater or lesser number of our common shares or make any other changes or effect any mergers or other transactions involving or affecting our common shares, unless we are or API Sub is permitted under applicable law to, and we effect or API Sub effects simultaneous to such changes, the same or economically equivalent changes to the Exchangeable Shares.

We have further agreed that in the event a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock is proposed by us or is proposed to us or our stockholders and is recommended by the our board or directors, then we, in good faith, shall take all actions as are necessary to permit the holders of the Exchangeable Shares to participate in such transaction to the same extent and on an equivalent basis as the holders of our common stock.

We have agreed that as long as there remain outstanding Exchangeable Shares not owned by us or any entity controlled by us, we will remain the beneficial owner, directly or indirectly, of all outstanding common shares of API Sub. Notwithstanding this agreement, we will not violate this agreement if any person or group of persons acting jointly or in concert acquires our common stock pursuant to a merger and we are not the survivor.

With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of API Sub is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Under the Support Agreement, we have agreed not to exercise any voting rights attached to the Exchangeable Shares owned by us or any entity controlled by us on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

API Sub’s Share Capital

The share capital of API Sub is as summarized below. This summary is qualified in its entirety by reference to the share capital of API Sub and other provisions included in API Sub’s articles of incorporation, which we have attached as Annex C hereto.

Common Shares

API Sub is authorized to issue an unlimited number of shares of common stock, no par value per share. There are 100 common shares issued and outstanding, all of which are owned by us. The holders of API Sub common shares will be entitled to receive notice of and to attend all meetings of the shareholders of API Sub and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of API Sub common shares. Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the common shares, the holders of API Sub common shares will be entitled to receive such dividends as may be declared by the API Sub Board of Directors out of funds legally available therefore. We, as holder of the API Sub common shares, will be entitled upon any liquidation, dissolution or winding-up of API Sub, subject to the prior rights of the holders of the Exchangeable Shares and to any other shares ranking senior to our common stock, to share ratably in the remaining property and assets of API Sub.

Exchangeable Shares

General. API Sub is authorized to issue an unlimited number of Exchangeable Shares, no par value per share. API Sub has issued and outstanding 2,338,518 Exchangeable Shares not held by our affiliates as of May 4, 2010 and may issue up to an additional 164,845 Exchangeable Shares pursuant to the Business Combination. If former holders of common stock of API Ontario request to receive shares of our common stock instead of Exchangeable Shares, API Sub will not issue Exchangeable Shares to those former holders of API common stock. The exchangeable share provisions are attached to this prospectus as Annex C.

Ranking. The exchangeable shares will be entitled to a preference over the API Sub common shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of API Sub.

Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the our common stock.

Certain Restrictions. Without the approval of the holders of the Exchangeable Shares, API Sub may not:

1.	pay any dividend on the API Sub commons shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares;

2.	redeem, purchase or make any capital distribution in respect of API Sub common shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

3.	redeem or purchase any other shares of API Sub ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

4.	amend the certificate of incorporation or bylaws of API Sub in any manner that would affect the rights or privileges of the holders of Exchangeable Shares.

The restriction in the first three points above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on our common stock have been declared and paid in full. API Sub is not restricted from issuing additional common shares or Exchangeable Shares.

Liquidation. In the event of the liquidation, dissolution or winding-up of API Sub, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of our common stock, together with the equivalent amount of all Unpaid Dividends, if any.

Retraction Right, Exchange Put Right and Automatic Redemption Right. The Exchangeable Share provisions also provide for the retraction right, the exchange put right and the automatic redemption right. See “Plan of Distribution” on page 15.

Voting Rights. Except as required by applicable law, the holders of the Exchangeable Shares will not be entitled as such to receive notice of or attend any meeting of the shareholders of API Sub or to vote at any such meeting.

Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than 66 2 /3% of the votes cast thereon at a meeting of the holders of Exchangeable Shares (other than shares beneficially owned by us or entities controlled by us) duly called and held at which holders of at least 20% of the then outstanding Exchangeable Shares present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefore, then the meeting will be adjourned to such place and time not less than 10 days later as may be designated by the chairman of such meeting, and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than 66 2/3% of the votes cast thereon (other than shares beneficially owned by API Sub or entities controlled by us) will constitute the approval or consent of the holders of the Exchangeable Shares.

Actions of API Sub under Support Agreement. Under the Exchangeable Shares provisions, API Sub has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by us with our obligations under, the Support Agreement.

TAX CONSIDERATIONS

Canadian federal income tax considerations

Subject to the qualifications and assumptions contained herein, the following is a summary of the material Canadian federal income tax considerations, as of the date of this Prospectus relating to the transactions that are applicable to a former API Ontario shareholder who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and at all relevant times holds the Exchangeable Shares and holds or will hold our common stock as capital property, and deals at arm’s length and was not, is not and will not be affiliated with API Ontario, API Sub, API Holdings or us. This discussion does not apply to any holder who acquired shares on the exercise of an employee stock option, or with respect to whom we are a foreign affiliate within the meaning of the Canadian Tax Act, nor to a person who is a financial institution or a specified financial institution within the meaning of the Canadian Tax Act.

All holders of Exchangeable Shares and our common stock should consult their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and/or our common stock as capital property for the purposes of the Canadian Tax Act.

This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereto, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “U.S. Treaty”), counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”), all in effect as of the date of this Prospectus and officers’ certificates from API Ontario, API Sub and us as to certain factual matters. This discussion takes into account all specific proposed amendments to the Canadian Tax Act and the regulations thereto that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all such proposed amendments will be enacted in their present form. No assurances can be given that the proposed amendments will be enacted in the form proposed, if at all.

Except for the foregoing, this summary does not take into account or anticipate any changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or non-Canadian income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from the CRA to confirm the Canadian tax consequences of any of the transactions described herein.

THIS DISCUSSION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE NOR ANY OPINION OR REPRESENTATION TO ANY PARTICULAR FORMER API ONTARIO SHAREHOLDER, HOLDER OF EXCHANGEABLE SHARES OR HOLDER OF OUR COMMON STOCK. THEREFORE, FORMER API ONTARIO SHAREHOLDERS, HOLDERS OF EXCHANGEABLE SHARES AND HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES. BECAUSE EXCHANGEABLE SHARES WERE ISSUED ONLY TO NON-U.S. HOLDERS, THIS SUMMARY DOES NOT ADDRESS ASPECTS OF U.S. TAXATION. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS THE U.S. STATE OR LOCAL TAX CONSEQUENCES OR THE TAX CONSEQUENCES IN JURISDICTIONS OTHER THAN THE U.S. OF THE TRANSACTION.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING REGIME OR JURISDICTION THAT MAY APPLY TO YOU, INCLUDING ESTATE, GIFT, STATE AND LOCAL TAX CONSEQUENCES.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

Former API Ontario shareholders resident in Canada

The following portion of this discussion is generally applicable to a former API Ontario shareholder who, for purposes of the Canadian Tax Act, is resident or deemed to be resident in Canada at all relevant times (a “Canadian Holder”).

Holders of Exchangeable Shares and Ancillary Rights Where No Election is Made under Section 85 of the Canadian Tax Act. Where a Canadian Holder has exchanged API Ontario common shares for Exchangeable Shares and ancillary rights without making a valid joint election under subsection 85(1) or 85(2) of the Canadian Tax Act then the cost to such holder of the Exchangeable Shares acquired on the exchange of API Ontario common shares is equal to the fair market value of the Exchangeable Shares at the effective time of the exchange. The cost to such holder of the ancillary rights acquired on the exchange of the API Ontario common shares is equal to the fair market value of such rights at the effective time of the exchange.

The cost of Exchangeable Shares and the cost of ancillary rights received by a Canadian Holder on the exchange of API Ontario common shares will be averaged with the adjusted cost base to such holder of other Exchangeable Shares and the adjusted cost base to such holder of other ancillary rights, respectively, that are held at that time by such holder as capital property.

Holders of Exchangeable Shares and Ancillary Rights Where an Election was Made under Section 85 of the Canadian Tax Act. Where a Canadian Holder of API Ontario common shares has made a valid joint election under subsection 85(1) or 85(2) of the Canadian Tax Act in respect of an exchange of API Ontario common shares for Exchangeable Shares, then, in general, the cost to the eligible holder of Exchangeable Shares received on the exchange is equal to the elected amount minus the sum of (i) any cash received in respect of a fractional Exchangeable Share, and (ii) the fair market value at the effective time of the exchange of the ancillary rights received on the exchange. The cost to the eligible holder of the ancillary rights received on the exchange is equal to their fair market value at the effective time of the exchange.

The cost of Exchangeable Shares and the cost of ancillary rights received by a Canadian Holder on the exchange of API Ontario common shares will be averaged with the adjusted cost base to such holder of other Exchangeable Shares and the adjusted cost base to such holder of other ancillary rights, respectively, that are held at that time by such holder as capital property.

Call Rights. API Ontario is of the view, and has advised counsel, that the liquidation call right, the redemption call right and the retraction call right granted by API Ontario shareholders who have acquired the Exchangeable Shares have only a nominal value. Accordingly, no amount has been allocated to these rights. These determinations of value are not binding on the CRA and it is possible that the CRA could take a contrary view.

Dividends on Exchangeable Shares. In the case of a Canadian Holder of Exchangeable Shares who is an individual, dividends received or deemed to be received by the holder on Exchangeable Shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

In the case of a Canadian Holder of Exchangeable Shares that is a corporation, other than a “specified financial institution”, dividends received or deemed to be received by the holder on Exchangeable Shares will be included in computing the holder’s income and, subject to the special rules and limitations described below, will normally be deductible in computing its taxable income.

A Canadian Holder of Exchangeable Shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the holder’s taxable income. A holder of Exchangeable Shares that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) throughout the relevant taxation year may be liable to pay an additional refundable tax of 6 2 /3% on dividends or deemed dividends on Exchangeable Shares that are not deductible in computing the holder’s taxable income.

The Exchangeable Shares are “taxable preferred shares” and “short-term preferred shares” for the purposes of the Canadian Tax Act. A Canadian resident holder of Exchangeable Shares who receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

Redemption, Retraction or Exchange of Exchangeable Shares. A holder of Exchangeable Shares may not control whether such holder will receive our common stock by way of redemption (or retraction) of the Exchangeable Shares by API Sub or by way of purchase of the Exchangeable Shares by us. However, a holder who exercises the right of retraction will be notified if we will exercise our retraction call right, and if such holder does not wish to proceed, the holder may revoke its retraction request. As described below, the Canadian federal income tax consequences of a redemption (or retraction) by API Sub differ from those of an exchange by us (or API Holdings) using our common stock.

We plan to exercise our call rights, when available, through our wholly owned subsidiary API Holdings and currently foresee limited, if any, circumstances under which we would not exercise our call rights rather than permit your Exchangeable Shares to be redeemed by API Sub. Accordingly, we expect that you will receive our common stock only through an exchange with API Holdings, as opposed to upon redemption by API Sub, of your Exchangeable Shares for our common stock.

Redemption or Retraction by API Sub. On the redemption (or retraction) of Exchangeable Shares by API Sub, a Canadian Holder of the Exchangeable Shares will be deemed to receive a dividend equal to the amount, if any, by which the redemption (or retraction) proceeds (i.e. the fair market value at the time of shares of our common stock received by the holder of the Exchangeable Shares from API Sub on the redemption or retraction) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption (or retraction) of the Exchangeable Shares. On the redemption (or retraction) of Exchangeable Shares, the Canadian Holder of the Exchangeable Shares will also be considered to have disposed of the Exchangeable Shares for proceeds of disposition equal to the redemption (or retraction) proceeds (determined as described above) less the amount of such deemed dividend. The Canadian Holder of the Exchangeable Shares redeemed (or retracted) will, in general, realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Shares immediately before redemption (or retraction) is less than (or exceeds) such proceeds of disposition. In the case of a Canadian Holder of Exchangeable Shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on redemption (or retraction) may be treated as proceeds of disposition and not as a dividend.

Exchange by Us of Exchangeable Shares for Our Common Stock. On the exchange of Exchangeable Shares by a Canadian Holder with us or API Holdings as the case may be, for shares of our common stock, the holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Shares exceed (or are less than) (i) the adjusted cost base to the holder of the Exchangeable Shares immediately before the exchange, and (ii) any reasonable costs of disposition. For these purposes, the proceeds of disposition will be the fair market value at that time of the shares of our common stock received by the holder of the Exchangeable Shares from us or API Holdings on the exchange.

In the February 23, 2005 budget, the Department of Finance (Canada) indicated that it intended to release a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a foreign corporation on a tax-deferred basis. This proposal reiterated statements made by the Department of Finance in 2000, 2003 and 2004. It is possible that the proposed amendments, if enacted into law, could, from the time any such change takes effect, allow a Canadian Holder of Exchangeable Shares to exchange such shares for our common stock on a tax-deferred basis. However, as of the date of this Prospectus the Department of Finance has not released any draft legislation or details regarding the requirements for the tax-deferred share exchange, and there are no assurances that the requirements could be satisfied in the circumstances or that the proposed amendments will be enacted.

Disposition of Exchangeable Shares other than on Redemption or Exchange. A disposition or deemed disposition of Exchangeable Shares by a Canadian Holder, other than on a redemption (or retraction) by API Sub or an exchange of the shares with us or API Holdings as the case may be, will generally result in a capital gain (or capital loss) in an amount by which the proceeds of disposition exceed (or are less than) (i) the adjusted cost base to the holder of such shares immediately before the disposition, and (ii) any reasonable costs of disposition.

Taxation of Capital Gains and Capital Losses. One-half of any capital gain (the “taxable capital gain”) realized by a Canadian Holder will be included in the holder’s income for the year of disposition. One-half of any capital loss realized (the “allowable capital loss”) may be deducted by the Canadian Holder against taxable capital gains realized by the holder for the year of disposition. Any excess of allowable capital losses over taxable capital gains for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

Capital gains realized by a Canadian Holder that is an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

If the Canadian Holder of an Exchangeable Share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns an Exchangeable Share, or where a trust or partnership of which a corporation is a beneficiary or a member, is a member of a partnership or a beneficiary of a trust that owns any such share.

Dividends on Shares of Our Common Stock. Dividends on shares of our common stock will be included in the recipient’s income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2 /3% on its “aggregate investment income” for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act. See “Tax Considerations” below.

Disposition of Shares of Our Common Stock. The cost of shares of our common stock received on a retraction, redemption or exchange of Exchangeable Shares will be equal to the fair market value of such shares at the time of such event. The adjusted cost base to a Canadian Holder of our common stock acquired on a retraction, redemption or exchange of Exchangeable Shares will be determined by averaging the cost of such shares with the adjusted cost base of all other shares of our common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of our common stock by a Canadian Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described above.

Foreign Property Information Reporting. With some exceptions, a taxpayer resident in Canada is a “specified Canadian entity” (as defined in the Canadian Tax Act) and is required to file an annual information return disclosing prescribed information concerning the ownership of “specified foreign property” (as defined in the Canadian Tax Act) where the cost amount of such property to the taxpayer exceeds CDN$100,000. Specified foreign property is defined in the Canadian Tax Act to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation.

The Exchangeable Shares and the shares of our common stock are specified foreign property. As a result, if the aggregate cost amount of any specified foreign property held by a Canadian Holder (including any Exchangeable Shares and our common stock) at any time in a taxation year or fiscal period exceeds CDN$100,000, the holder will be required to file an information return for the year or period disclosing prescribed information, such as the cost amount of the specified foreign property and the amount of any dividends, interest and gains or losses realized in the year in respect of such specified foreign property. Canadian Holders should consult their own advisors to determine whether they will be subject to these rules with respect to their ownership of Exchangeable Shares and our common stock.

Proposed Tax Amendments Regarding Foreign Investment Entities (“FIE”). On October 30, 2003, the Minister of Finance released proposed amendments to the Canadian Tax Act generally applicable for taxation years commencing after 2002, regarding the taxation of certain interest in non-resident entities that are “foreign investment entities.” As part of the March 4, 2010 Federal budget, the FIE proposals were abandoned. Canadian Holders who voluntarily complied with the FIE proposals for years ending before March 5, 2010 should consult with their own tax advisors regarding their particular circumstances.

Former API Ontario shareholders not resident in Canada

The following portion of the discussion is applicable to former API Ontario shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention and at all relevant times (i) have not been, are not and will not be resident or deemed to be resident in Canada at any time while they have held API Ontario common shares or hold or will hold our common stock; (ii) deal and will deal at arm’s length and are not affiliated with API Ontario, API Sub, API Holdings and us; and (iii) do not use or hold, are not deemed to use or hold and will not use or hold the API Ontario common shares or shares of our common stock in the course of carrying on a business (including an insurance business) in Canada (“Non-resident Holders”).

Dividends on Exchangeable Shares. Dividends paid or deemed to be paid on the Exchangeable Shares to a Non-resident Holder are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the U.S. Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is a resident in the Unites States for purposes of the U.S. Treaty.

Redemption Retraction or Exchange of Exchangeable Shares. Exchangeable Shares constitute taxable Canadian property to a Non-resident Holder. The exchange of Exchangeable Shares by us or API Holdings for shares of our common stock may be exempt from Canadian income tax under an applicable income tax convention. For example, under the U.S. Treaty, capital gains incurred by a U.S. resident on the disposition of shares of a Canadian resident corporation may be exempt from Canadian income tax where the shares do not derive their value principally from real property situated in Canada, within the meaning of the U.S. Treaty. Absent an exemption under an applicable income tax convention, the disposition of Exchangeable Shares when exchanged by us or API Holdings for our common stock will give rise to capital gains or capital losses as described under “Former API Ontario Shareholders Resident in Canada—Holders of Exchangeable Shares and Ancillary Rights Where No Election is Made under Section 85 of the Canadian Tax Act, “ —Exchange by Us of Exchangeable Shares for Our Common Stock” and “Taxation of Capital Gains and Capital Losses.”

A Non-resident Holder whose Exchangeable Shares are redeemed by API Sub (either under redemption rights or pursuant to the retraction rights) may be deemed to receive a dividend as described above under “Former API Ontario Shareholders Resident in Canada—Redemption or Retraction by API Sub.” Any such deemed dividend will be subject to withholding tax as described in the preceding paragraph “Dividends on Exchangeable Shares.”

As part of the March 4, 2010 Federal budget, it is proposed to amend the definition of “taxable Canadian property” so that a Non-resident Holder will no longer be required to obtain a certificate under s. 116 of the Canadian Tax Act in connection with the disposition of Exchangeable Shares whether by redemption, retraction or purchase so long as at the relevant time or within the previous 60 months, the shares do not derive more than 50% of their value from real or immovable property situated in Canada, Canadian resource or timber resource properties.

Information reporting and backup withholding

In general, information reporting requirements may apply to the amount of dividends paid to a Holder of Exchangeable Shares or our common shares, unless the Holder is eligible for an exemption. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a Holder (i) fails to provide a taxpayer identification number or certification of exempt status or (ii) fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

BUSINESS OF THE COMPANY

Overview of the Company

API Technologies Corp. (“we,” “us,” “our,” the “Company,” or “API”) designs, develops and manufactures highly engineered solutions, systems, robotics, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies. We own and operate, through our subsidiaries, several state-of-the-art manufacturing facilities throughout North America and the United Kingdom. Our customers, which include defense prime contractors, and the contract manufacturers who work for them, in the United States, Canada, the United Kingdom and various other countries in the world, outsource many of their defense subcontracting requirements to us as a result of the combination of our design, development and manufacturing expertise.

API is a defense engineered solutions provider to various world governments, as well as military, aerospace and homeland security contractors and equipment manufacturers. An engineering-driven organization, API supports its customers by adding value to their respective products and solutions throughout the project lifecycle, from conception, including design, engineering and integration services to manufacturing and system assembly. Our expertise includes missile systems, electronic warfare systems, flight control systems, range finders and communication systems. Additionally, we offer highly engineered custom products designed to meet the unique operational needs and compliance requirements of customers in its target markets. Our core capabilities span defense and aerospace, systems and engineering (such as missile systems, robotics, and payloads), components and subsystems, emanation security and TEMPEST, secure networking and communications and electronics manufacturing services.

We currently have business offices in Ronkonkoma, New York, Windber, Pennsylvania, Sterling, Virginia, South Plainfield, New Jersey, Ottawa, Ontario, Canada, and Gloucester, United Kingdom. Our executive corporate office is located at 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4, and our telephone number at that location is (416) 593-6543. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference. We are quoted on the OTCBB under the symbol “ATNY.”

Business Strategy

Our business strategy is customer-focused and aims to increase shareholder value by providing products and services that create value for our customers with responsive, high-quality and affordable solutions. Our strategy involves a flexible and balanced combination of organic growth, cost reductions and select business acquisitions, enabling us to grow the Company and create shareholder value. We intend to maintain and expand our position as a leading supplier of products, systems, subsystems, and services to the United States Department of Defense (“DoD”), other U.S. Government agencies, NATO, allied foreign governments and commercial customers, both domestic and international.

Our strategies to achieve our objectives include:

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Leveraging Existing Customer Relationships. We intend to leverage our relationships with our Tier 1 and government customers by continuing our superior performance on existing contracts and actively working with them on new contracts. Our experience has shown that strong performance on existing contracts enhances our ability to obtain additional business with our existing customer base.

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Grow Sales Organically. We intend to maintain and expand our position as a subcontractor to prime military contractors for military products, systems, subsystems and services to the DoD, other U.S. Government agencies, NATO, allied foreign governments and commercial customers, both domestic and international. We believe our recent acquisitions of Cryptek and the KGC Companies (as hereinafter defined) with complementary product lines create cross-selling opportunities within our existing global customer base. We also believe that the recent expansion of API to the United Kingdom reinforces our international business opportunities.

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Continuously Improve our Cost Structure and Business Processes. We intend to continue to aggressively improve and reduce our direct contract and overhead costs, including general and administrative costs. Effective management of labor, material, subcontractor and other direct costs is a primary element of favorable contract performance. We believe continuous cost improvement will enable us to increase our cost competitiveness, expand our operating margin and selectively invest in new product development, bids and proposals and other business development activities to organically grow sales.

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Align Research & Development with Customer Priorities. We intend to continue to align our products, services, internal investments in research and development and business development activities to proactively address customer priorities and requirements. We also intend to grow our sales through the introduction of new products and services and continued increased collaboration among our businesses to offer the best quality and competitive solutions and services to our customers.

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Continuing to React Quickly to the Changing Defense Environment. In addition to being well positioned for conventional warfare roles, we intend to continue to adapt existing technologies and products, such as thermal imaging, rugged computer and communication systems, to address evolving military requirements, including rapid deployment and containment of non-conventional threats, such as terrorism and asymmetric warfare. We believe our expertise in electro-optics, rugged computers, advanced communications and network systems fits well into the DoD’s current and future technological focus.

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Capitalize on the Emphasis on Transformation and Modernization. In recent years global government budgets, including the DoD budget, have reflected increased focus on command, control, communications, computers, collaboration and intelligence, surveillance and reconnaissance, precision-guided weapons, Unmanned Aerial Vehicles (“UAV”) and other electro-mechanical robotic capabilities, networked information technologies, special operations forces, and missile defense. As a result, defense budget program allocations continue to favor immediate war-fighting improvements and concurrent limited investment in future programs. The emphasis on systems interoperability, force multipliers, advances in intelligence gathering, and the provision of real-time relevant data to battle commanders, often referred to as the common operating picture (COP), have increased the electronic content of nearly all major military procurement and research programs. Therefore, we expect that global government budgets for information technologies and defense electronics will grow. We believe our Engineered Systems and Components segment, which manufactures components for these items is well positioned to benefit from the expected focus in those areas. With regard to U.S. homeland defense and security, increased emphasis in these important endeavors may increase the demand for our capabilities in areas such as security systems, information assurance and cyber security, crisis management, preparedness and prevention services, and non-security operations. It will also be our continued strategy to focus on additional acquisition activity to expand our capabilities in these areas and to further enhance our organic growth.

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Pursuing Strategic Acquisitions. We plan to supplement our organic sales growth by selectively acquiring businesses that add new products, services, technologies, programs and contracts, or provide access to select customers and provide attractive returns on investment.

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Developing and Retaining Highly Qualified Management and Technical Employees. The success of our businesses, including our ability to retain existing business and to successfully compete for new business is primarily dependent on the management, marketing and business development, contracting, engineering and technical skills, and knowledge of our employees. We intend to retain and develop our existing employees and recruit and hire new qualified and skilled employees through training, competitive compensation, and organizational and staff development, as well as effective recruiting.

Corporate Organization and History

API was incorporated on February 2, 1999 under the laws of the State of Delaware under the name Rubincon Ventures Inc. On November 6, 2006, we completed the business combination among API, API Nanotronics Sub, Inc., which we refer to as API Sub, and API Electronics Group Corp., which we refer to as API Ontario. We refer to the business combination in this Form 10-K as the Business Combination. In the Business Combination, which occurred under Ontario law, API combined with API Ontario, and API Ontario became API’s wholly-owned indirect subsidiary. This Business Combination was accomplished by API forming an Ontario subsidiary, RVI Sub, Inc., which is now API Sub. API Sub is an Ontario corporation under the Business Corporations Act (Ontario), and was incorporated solely for the purpose of affecting the Business Combination. It has no operations. API Ontario became a wholly-owned subsidiary of API Sub pursuant to a Plan of Arrangement approved by the Ontario Superior Court of Justice. The holders of common shares of API Ontario were given the right to receive either 3.33 API common shares (which number reflects a subsequent stock split and reverse stock split), or if the shareholder elected and was a Canadian taxpayer, 3.33 Exchangeable Shares of API Sub (which number reflects a subsequent stock split and reverse stock split). Any API Ontario common shares not exchanged into Exchangeable Shares or API common shares will be cancelled on November 6, 2016.

Prior to the completion of the Business Combination we were a shell company. We had no subsidiaries and no affiliated companies, other than the Ontario subsidiaries that we established solely for the purpose of the Business Combination. Prior to the Business Combination, we had no operations and our assets consisted of cash and cash equivalents. Our business plan consisted of seeking an acquisition or business combination with an operating company. We accomplished that objective through the Business Combination with API.

In connection with the Business Combination API changed its name to “API Nanotronics Corp,” and subsequently changed its name to API Technologies Corp. on October 22, 2009.

Recent Developments

Acquisitions

In fiscal 2010, API completed the following transactions:

Purchase of Assets of Cryptek—On July 7, 2009, API acquired substantially all of the assets of Cryptek Technologies Inc. (“Cryptek”) through foreclosure on API Cryptek Inc.’s security interest and liens on the Cryptek assets, and subsequent sale under the Uniform Commercial Code. Our subsidiary, API Cryptek Inc., was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek Inc. under loan documents previously purchased by API Cryptek Inc. for $5,000,000. API Cryptek Inc. develops and delivers security solutions to various industries and government agencies as well providing emanation security products and solutions. Products include secured communication products, including ruggedized computer products, network security appliances, and TEMPEST emanation prevention products. API Cryptek Inc. and its subsidiaries have offices in Sterling, Virginia, South Plainfield, New Jersey, Ottawa, Ontario and Gloucester, United Kingdom.

Purchase of Assets of the KGC Companies—On January 20, 2010, API and three of its subsidiaries (the “API Pennsylvania Subsidiaries”), entered into an asset purchase agreement with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“KI Industries” and collectively with KDS and KII, the “KGC Companies”) pursuant to which the API Pennsylvania Subsidiaries purchased substantially all of the assets of the KGC Companies, which included defense subcontractors specializing in highly engineered systems and robotics for the defense, aerospace and communication industries.

The API Pennsylvania Subsidiaries purchased the assets of the KGC Companies for total consideration of $28,480,000, consisting of (i) $24,000,000, comprised of $14,000,000 of cash paid at closing and a $10,000,000 short term note (the “KGC Note”) dated January 20, 2010 and entered into and made by the API Pennsylvania Subsidiaries in favor of the KGC Companies and (ii) 3,200,000 shares of API common stock payable as follows: 1,000,000 shares of common stock were issued and delivered at closing, 1,000,000 shares of common stock are to be issued and delivered on the first anniversary of the closing and 1,200,000 shares of common stock are to be issued and delivered on the second anniversary of the closing. The stock issued and to be issued was valued at $1.40 per share, the fair value of the common stock at the transaction date. The principal amount of the KGC Note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Company has issued 505,000 shares of common stock in escrow from the 2,200,000 shares of common stock remaining to be delivered. The KGC Note bears interest at an annual rate of five percent (5%) per annum and matures on December 31, 2010. The KGC Note provides for certain monthly interest payments. The entire principal balance of the KGC Note and accrued interest is due and payable at maturity. The KGC Note is secured by certain assets of the API Pennsylvania Subsidiaries, excluding government contracts.

Operational Restructuring

Following the acquisitions of the assets of Cryptek and the assets of the KGC Companies in July 2009 and January 2010, respectively, API had operating facilities in Ronkonkoma and Hauppauge, New York, Somerset, New Jersey, and Ottawa, Ontario, as well as Windber, Pennsylvania, Sterling, Virginia, South Plainfield, New Jersey, and Gloucester, United Kingdom. Commencing in May 2010, we began a cost cutting initiative to rationalize the number of facilities and personnel which will result in us consolidating our manufacturing operations from eight facilities into three facilities. As at July 31, 2010, we had closed and sold our Hauppauge, New York manufacturing facility and completed the consolidation of our two Canadian facilities into one manufacturing location. We expect the rest of this process to be completed by December 2010 and should result in the reduction of approximately $4 million in annual costs.

On February 22, 2010, we announced that we were closing our nanotechnology research and development subsidiary based in Somerset, New Jersey. This business had historically been unprofitable and the closure is expected to improve our operating results and allow us to deploy our capital and management resources on our expanding defense business. The assets of the business were sold in June 2010.

In September 2010, we reorganized our subsidiaries so that all of our operating subsidiaries are now direct or indirect subsidiaries of API Defense USA, and API Defense USA is a direct subsidiary of API. Under the Proxy Agreement, described below, companies that are not subject to the Proxy Agreement cannot consolidate operations with companies subject to the Proxy Agreement. This reorganization was done so that all of our operating subsidiaries may take advantage of the efficiencies gained through consolidated operations.

In connection with the execution of the Proxy Agreement, Stephen Pudles resigned as the Chief Executive Officer and a director of API as of September 13, 2010. The reason for Mr. Pudles’ resignation is that under the terms of the Proxy Agreement, Mr. Pudles cannot serve as an officer or director of the Company if he is an officer of any company operating under the Proxy Agreement, which includes API Defense USA and its subsidiaries. On September 13, 2010, API appointed Phillip DeZwirek, also our Chairman, as its Chief Executive Officer.

Proxy Agreement

Effective September 13, 2010, API, API Defense USA, Phillip DeZwirek and Jason DeZwirek entered into a proxy agreement with respect to the capital stock of API Defense USA (the “Proxy Agreement”) with the DoD. A portion of the defense contracts performed by our subsidiary, API Defense USA, and another subsidiary, API Cryptek Inc., includes military contracts requiring access to classified information and protected unclassified information. As a result, such subsidiary must obtain a Facility Security Clearance (“FCL”) from the DSS. Because the Company is deemed to be foreign controlled under applicable regulations, in order for its subsidiaries to obtain an FCL, the DoD requires the Company to enter into the Proxy Agreement to mitigate FOCI under the applicable National Industrial Security Program regulations. The purpose of the Proxy Agreement is to protect against the foreign ownership, control or influence over a business that requires classified information or protected unclassified information, or export controlled information and is performing contracts related to United States national security. The DSS has used this form of FOCI mitigation for many years. The Proxy Agreement governs the operations of API Defense USA, a direct subsidiary of the Company, and its subsidiaries, which includes all the operating subsidiaries of the Company.

Under the terms of the Proxy Agreement, the Company has given voting control (except for certain major corporation actions, as described below) of the shares of API Defense USA to three proxy holders (“Proxy Holders”), each of whom is a United States citizen with the requisite personnel security clearance that has had no prior or existing contractual, financial or employment relationship with us or any of our affiliates. We have designated the initial proxy holders, each of whom is a retired senior military official. In the event of a vacancy, successor Proxy Holders will be chosen by the remaining Proxy Holders. The Company is only permitted to remove a Proxy Holder for gross negligence or willful misconduct or, with the approval of the DSS, for acts in violation of the Proxy Agreement. The Proxy Holders have duties and obligations under the Proxy Agreement consistent with the purpose of the Proxy Agreement.

Although the Proxy Holders have the authority to vote the shares of API Defense USA, the Company’s approval is required for major corporate actions affecting API Defense USA, such as the sale of capital assets, the pledge, mortgage or encumbrance of assets, reorganizing, merging or dissolving, acquiring the stock or assets of another business or entity, altering or relocating the material operations, issuing equity or debt or instruments convertible into equity or debt, filing a petition for bankruptcy, and amending the certificate of incorporation or by-laws of API Defense USA to accomplish any of the foregoing. The Company retains its rights as the owner of the stock of API Defense USA to sell, transfer, pledge or encumber such stock and the Proxy Holders are expressly prohibited from engaging in such transactions or any other transactions that would result in a change of control of API Defense USA.

The Proxy Holders are the directors of API Defense USA. The Proxy Holders have appointed two additional members to the board of directors of API Defense USA, who are officers of API Defense USA. The appointment of additional persons to the board of directors of API Defense USA is within the discretion of the proxy holders. Representatives of the Company may be present for meetings of the Board of Directors of API Defense USA, except for those discussions that involve classified and controlled unclassified information. In their capacity as directors, the Proxy Holders will appoint the managers and officers of API Defense USA. However, the Company has reserved the authority to require that the Proxy Holders remove the Chief Executive Officer of API Defense USA under certain circumstances, including if he becomes the subject of a criminal conviction or has materially violated the Company’s Code of Ethics. Further, the Company may request that the Proxy Holders remove the Chief Executive Officer, in the event that the Company and its subsidiaries fail to meet targets set forth in the Company’s annual budget, which the Proxy Holders may do in the exercise of their business judgment.

The Proxy Agreement requires that the Proxy Holders act in a manner to protect the Company’s economic interests in API Defense USA. The Proxy Agreement provides for API Defense USA to provide to the Company financial and non-classified operating information about API Defense USA on a regular basis. Visits by the Company’s representatives, including attendance at meetings, are permitted, so long as required procedures are followed and records of those visits are kept and properly maintained.

The Proxy Agreement contains a number of compliance requirements for the Proxy Holders such as the adoption of written standard operating procedures for API Defense USA and holding regularly scheduled meetings. API Defense USA must form certain committees that will safeguard classified information. A government security committee (“GSC”) consisting of the Proxy Holders/directors and those officers of API Defense USA that are also directors of API Defense USA and who hold personnel security clearances of the same levels as API Defense USA, has been established to safeguard classified information and protected unclassified information and to ensure API Defense USA’s compliance with various defense related laws, rules and regulations. Certain GSC members will keep records of meetings and other documents for review by DSS and other persons will be appointed to oversee compliance and the protection of classified technology and information, as well as export controlled technology and data. The Proxy Agreement also contains provisions for an annual internal review of compliance procedures and policies. The Proxy Holders are required to report acts of non-compliance with the Proxy Agreement to DSS. The Proxy Agreement is subject to review and oversight by DSS.

The provisions of the Proxy Agreement are applicable to the direct and indirect subsidiaries of API Defense USA.

Products and Services

Operating through two principal business segments—Engineered Systems and Components, and Secure Communications—we are positioned as a total engineered solution provider to various world governments, as well as defense, aerospace and homeland security contractors. The segments are distinguished by product and service offerings.

The Engineered Systems and Components segment includes the products and services of our operating subsidiaries API Defense Inc., API Defense USA, API Systems Inc., National Hybrid Group, API Electronics, Inc., TM Systems, Keytronics and Filtran Limited. The Secure Communications segment includes the products and services of our subsidiaries Cryptek, Emcon Emanation Control Inc., Secure Systems and Technologies and the Ion Networks division.

Our products and services fall within the following broad categories.

Engineered Systems and Components

•	Highly Engineered Defense Solutions

We provide highly engineered solutions for the defense and aerospace sectors. Our advanced electronic, electromechanical systems and engineered materials are mission-critical, standard equipment on a wide range of military platforms. Selected offerings include: missile systems, targeting systems, electronic warfare systems and control systems. Additionally, the company offers robotic systems and payloads that are used for surveillance, targeting, as well as Explosive Ordnance Disposal (EOD).

•	Key Military and Aerospace Communications Technologies

We provide the aerospace and avionics industries with key military communications and commercial command and control technologies and manufacture state-of-the-art test equipment. For example, we have developed the world’s smallest complete Mil-Std-1553 communications terminal, the world’s first integrated 1553 transceiver/transformer, the world’s only fully integrated 1553 terminal / transformer with 64K word RAM, the world’s smallest dual 1553 transceiver, and have recently introduced COTS (commercial off the shelf) circuit board implementations that allow customers to bring their products to market in a more timely fashion with a minimum of hardware design. These products are designed into the most advanced airborne platforms worldwide, including the following types of aircrafts: C-17 Globemaster III and C-130J Hercules aircraft, AH-64 Apache helicopter, F-15, F-16, F-18, F-22, and EF2000 fighter aircrafts.

•	Systems and Subsystems

Our advanced electronic, electromechanical systems and engineered materials are mission-critical, standard equipment that are used on a wide range of military platforms. Examples of products and systems include naval aircraft landing and launching equipment, including Visual Landing Aids (VLA) and the Stabilized Glide Slope Indicator (SGSI) flight control and signaling systems, radar indicators, electronic countermeasures, data communication and test equipment as well as aircraft ground support equipment.

•	Custom Hybrids and Multichip Modules

We focus on designing and manufacturing increasingly complex, cost-effective, high-reliability microcircuits in our MIL-PRF-38534 certified facility. Our expertise includes analog and digital designs for power, signal processing and RF applications as well as application specific integrated circuits and gate-array implementations. Extensive in-house simulation, prototype testing and analysis facilities allow us to develop products for both standard and custom applications with heightened reliability. These products are used by leading defense contractors, aerospace and hi rel electronic OEM’s worldwide in missiles, weapons systems, communication equipment, aerospace, shipboard land vehicles and many other high reliability, or hi rel, applications.

Secure Communications

API offers customers various secure network and hardware solutions including Emanation Security, Tempest and secure network access, ruggedized systems and secure networking products. Our products are marketed under the Cryptek, ION, Emcon, SST and Netgard brand names. These product offerings are sold to governments and other international organizations that require the highest possible level of security in the areas of identity validation, network access management, TEMPEST network intrusion prevention, and secure and encrypted fax, computers and telephones. The nature of the products and services we provide include:

•	Secure Networking Products

Our security appliances and software intelligently enable secure information sharing and systems management across organizations and technologies. Easy-to-deploy, standards-based products apply multi-layer security to existing IT systems. Service providers, IT and communications equipment manufacturers, enterprises and government agencies rely on our secure networking products for secure systems for remote management, database guards for secure information sharing and secure virtual enclaves.

•	Emanation Security and TEMPEST Products

Our emanation security products and custom solutions safeguard the world’s most sensitive information assets by shielding IT systems and confidential data from those who may do harm. We have developed pioneering techniques for protecting electronic devices by limiting the stray signals and electromagnetic waves they produce. Our emanation security products include computing systems, network and communications systems and office systems.

•	Professional Services

We offer a wide range of professional services that provide government agencies and enterprises with the knowledge and expertise needed to mitigate risk, address emerging security challenges and meet compliance mandates. Our professional services include information assurance and secure networking architecture and design solutions, emanation security testing and engineering and security certification and validation.

Financial Information About Segments

Our operations are conducted in two reportable segments distinguished by product and service offerings, which are Engineered Systems and Components and Secure Communications.

Year ended May 31, 2010	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$46,327,058	$22,222,972	$—	$—	$68,550,030
Inter-segment sales	—	—	—	—	—

Total revenue	46,327,058	22,222,972	—	—	68,550,030

Operating Income (loss) before expenses below:	3,663,121	(195,478)	—	—	3,467,643
Corporate head office expenses	—	—	5,676,382	—	5,676,382
Depreciation and amortization	701,866	294,828	3,294	—	999,988
Other (income) expenses	(815,659)	111,751	782,904	—	78,996
Income tax expense	34,596	10,858	—	—	45,454

Net income (loss) from continuing operations	3,742,318	(612,915)	(6,462,580)	$—	$(3,333,177)
Loss from discontinued operations, net of tax	(5,681,864)	—	—	—	(5,681,864)

Net income (loss)	$(1,939,546)	$(612,915)	$(6,462,580)	$—	$(9,015,041)

Segment assets	$63,641,687	$12,350,457	$2,618,312	$—	$78,610,456
Goodwill included in assets	$8,461,889	$—	$—	$—	$8,461,889
Capital expenditures	$1,314,674	$257,172	$52,375	$—	$1,624,221
Impairment of fixed assets held for sale	$324,410	$—	$—	$—	$324,410
Impairment of long-lived assets held for sale of discontinued operations	$2,242,473	$—	$—	$—	$2,242,473

Year ended May 31, 2009	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$25,461,024	$—	$—	$—	$25,461,024
Inter-segment sales	—	—	—	—	—

Total revenue	25,461,024	—	—	—	25,461,024

Operating Income (loss) before expenses below:	(220,710)	—	—	—	(220,710)
Corporate head office expenses	—	—	1,400,299	—	1,400,299
Depreciation and amortization	831,604	—	2,868	—	834,472
Other (income) expenses	(86,422)	—	(385,605)	—	(472,027)
Income tax expense (benefit)	7,958	—	91,729	—	99,687

Net loss from continuing operations	(973,850)	$—	$(1,109,291)	$—	$(2,083,141)
Loss from discontinued operations, net of tax	(4,361,396)	—	—	—	(4,361,396)

Net loss	$(5,335,246)	$—	$(1,109,291)	$—	$(6,444,537)

Segment assets—as of May 31, 2009	$21,507,304	$—	$2,646,006	$—	$24,153,310
Goodwill included in assets—as of May 31, 2009	$1,130,906	$—	$—	$—	$1,130,906
Capital expenditures	$288,946	$—	$4,717	$—	$293,663

Major Customers

	2010	2009
Revenue
United States Department of Defense	8%	8%
United States Department of Defense subcontractors	47%	63%

Sales and Marketing

We use an integrated sales approach to closely manage relationships at multiple levels of the customers’ organizations, including management, engineering and purchasing personnel. Our sales, marketing and support team consists of approximately 35 people. Our use of experienced engineering personnel as part of the sales effort facilitates close technical collaboration with our customers during the design and qualification phase of new equipment. We believe that close collaboration is critical to ensuring our products are incorporated into our customers’ equipment.

The defense sales cycle can be long in nature with a protracted design phase. However, once a product is designed into a defense system, it may be sole-sourced to a particular supplier. Due to the extensive qualification process and potential redesign required for using an alternative source, customers are often reluctant to change the incumbent supplier. We attempt to become the incumbent supplier by supporting customers’ early design and engineering efforts, thereby positioning us to realize long-term, recurring revenue throughout the lifecycle of our customers’ products.

Backlog and Orders

Management uses a number of indicators to measure the growth of the business. A key measure for growth is sales backlog. Our sales backlog at May 31, 2010 was approximately $68,664,000 compared to $13,691,000 at May 31, 2009, an increase of approximately $54,973,000. API Defense Inc. and API Systems Inc. represent approximately $50,173,000 of our backlog.

Our “backlog” figures represent confirmed customer purchase orders that we had not shipped at the time the figures were calculated, which have a delivery date within a 12-month period, including U.S. government contracts, to the extent the funded amounts under such a contract have been appropriated by Congress and allotted to the contract by the procuring government agency. Our backlog does not include the value of unexercised options that may be exercised in the future on multi-year contracts, nor does it include the value of additional purchase orders that we may receive under indefinite quantity-type contracts or basic ordering agreements. Backlog includes all firm orders for commercial/industrial products. Fluctuations in backlog generally relate to the timing and amount of defense contract awards. Our customers will on occasion request that we purchase material on their behalf in support of future program requirements. The value of this material is carried in backlog.

We have very little insight on the timing of new contract releases and, as such, the backlog can increase or decrease significantly based on timing of customer purchase orders. There can be no assurance that our entire funded backlog will become revenues in future periods.

Seasonality

No material portion of our business is considered to be seasonal, except our Secure Communications segment, which typically slows down during the summer months. Various factors can affect the distribution of our revenue between accounting periods, including the timing of government contract awards, the availability of government funding, product deliveries and customer acceptance.

Customers

Our customers consist mainly of military prime contractors and the contract manufacturers who work for them in the United States, Canada, the United Kingdom and various other countries in the world. Approximately 55% and 71% of total consolidated revenues for the twelve months ended May 31, 2010 and 2009, respectively, were derived directly or indirectly from defense contracts for end use by the U.S. government and its agencies. One of these customers represented approximately 20% of revenues for the twelve months ended May 31, 2010 and a separate customer represented 16% of revenues for the year ended May 31, 2009, respectively. One customer, a tier one defense subcontractor, represented 20% of accounts receivable as of May 31, 2010.

Research and Development

We conduct research and development to maintain and advance our technology base. Our research and development efforts are funded by both internal sources and customer-funded development contracts.

Our research and development efforts primarily involve engineering and design relating to: developing new products, improving existing products, adapting existing products to new applications; and developing prototype components for specific programs.

Most of our product development costs are recoverable under contractual arrangements; however, some of these costs are self-funded. Our self-funded research and development expenditures for continuing operations were approximately $2,200,000, and $841,000 for the twelve months ended May 31, 2010 and 2009, respectively.

We believe that strategic investment in process technology and product development is essential for us to remain competitive in the markets we serve. We are committed to maintaining appropriate levels of expenditures for product development.

Competition

We are engaged in an industry that is highly competitive and characterized by technological change and product life cycles. We face competition from large and mid-tier defense contractors, electronic contract manufacturers, large semiconductor and electronic component companies to small specialized firms, and other companies. Many of these companies have substantially greater capital resources, industry presence, name recognition, research and development staffs, facilities and experience at developing and manufacturing these products.

Some of our principal competitors include Microsemi Corporation (Nasdaq: MSCC), Aeroflex Incorporated, Anaren, Inc. (Nasdaq: ANEN), as well as numerous other competitors in specific business lines. Certain competitors are also our customers and suppliers. The extent of competition for any single project generally varies according to the complexity of the product and the dollar value of the anticipated award. We believe that we compete on the basis of:

•	the performance, adaptability and competitive price of our products;

•	reputation for prompt and responsive contract performance with a high quality product;

•	accumulated technical knowledge and expertise;

•	breadth of our product lines; and

•	the capabilities of our facilities, equipment and personnel to undertake the programs for which we compete.

Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields. Since a number of consolidations and mergers of defense suppliers has occurred, the number of participants in the defense industry has decreased in recent years. We expect this consolidation trend to continue. As the industry consolidates, the large defense contractors are narrowing their supplier base, awarding increasing portions of projects to strategic mid- and lower-tier suppliers, and, in the process, are becoming oriented more toward systems integration and assembly. We believe that we have and expect to continue to benefit from this defense industry trend.

Intellectual Property

We rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We have certain registered trademarks, none of which we consider to be material to our current operations. We do not believe that the conduct of our business as a whole is materially dependent on any single patent, trademark or copyright.

The products we sell require a large amount of engineering design and manufacturing expertise. We have patents on certain of our hybrid electronic components and systems, optocouplers, secure network systems, virtual data labeling systems, and secure access management systems. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. It is possible that a competitor may also learn to design and produce products with similar performance capabilities as our products, which may result in increased competition and a reduction of sales for our products.

Our trade secret protection for our technology is based in large part on confidentiality agreements that we enter into with our employees, consultants and other third parties. It is possible that these parties may breach these agreements. Since many agreements are made with companies much larger than us, we may not have adequate financial resources to adequately enforce our rights which could adversely impact our ability to protect our trade secrets and lead to a reduction of sales for our products. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States or Canada.

Regulatory Matters

Government Contracting Regulations

A significant portion of our business is derived from subcontracts with prime contractors of the U.S. government. As a U.S. government subcontractor, we are subject to federal contracting laws and regulations, including the U.S. Federal Acquisition Regulation (FAR), that: (1) impose various profit and cost controls, (2) regulate the allocations of costs, both direct and indirect, to contracts, and (3) provide for the non-reimbursement of unallowable costs. Our extensive experience in the defense industry enables us to handle the strict requirements that accompany these contracts.

Under federal contracting regulations, the U.S. government is entitled to examine all of our cost records with respect to certain negotiated contracts or contract modifications for three years after final payment on such contracts to determine whether we furnished complete, accurate, and current cost or pricing data in connection with the negotiation of the price of the contract or modification. The United States government also has the right after final payment to seek a downward adjustment to the price of a contract or modification if it determines that the contractor failed to disclose complete, accurate and current data. In addition, the FAR governs the allowability of costs incurred by us in the performance of United States government contracts to the extent that such costs are included in its proposals or are allocated to United States government contracts during performance of those contracts.

As is common in the U.S. defense industry, we are subject to business risks, including changes in the U.S. government’s procurement policies (such as greater emphasis on competitive procurement), governmental appropriations, national defense policies or regulations, service modernization plans, and availability of funds. A reduction in expenditures by the U.S. Government for products and services of the type we manufacture and provide, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or the incurrence of substantial contract cost overruns could materially adversely affect our business.

All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

In connection with our U.S. government business, we are also subject to government audits and reviews of our accounting procedures, business practices and procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. We may be subject to downward contract price adjustments, refund obligations or civil and criminal penalties. In certain circumstances in which a contractor has not complied with the terms of a contract or with regulations or statutes, the contractor might be debarred or suspended from obtaining future contracts for a specified period of time. Since defense sales account for a significant portion of our business, any such suspension or debarment would have a material adverse effect on our business. It is our policy to cooperate with the government in any investigations of which we have knowledge, but the outcome of any such government investigation cannot be predicted with certainty. We believe we have complied in all material respects with applicable government requirements. We are not aware of any current government investigations of our policies, procedures, and internal controls for compliance with procurement regulations and applicable laws.

A majority of our stock is owned by non-U.S. persons and the majority of the members of our Board of Directors are Canadian citizens and residents. It is the policy of the DoD to allow foreign investment consistent with the national security interests of the United States and to utilize FOCI mitigation procedures to protect against foreign interests gaining unauthorized access to classified information. As a result, we are subject to FOCI mitigation procedures, which are reflected in the Proxy Agreement among us, API Defense USA, the DoD and Phillip DeZwirek and Jason DeZwirek that prevent the foreign shareholders and our officers and directors from having access to classified information or protected unclassified information in the possession of our subsidiaries. The Proxy Agreement containing FOCI mitigation procedures was a prerequisite and a condition to our receipt of the facility security clearance described above. The Proxy Agreement requires that our subsidiaries adopt and implement numerous compliance policies and procedures. If we and our subsidiaries do not remain in compliance with the Proxy Agreement and the agreed upon FOCI mitigation procedures, we may lose our facility security clearance and certain personnel security clearances, which would prevent us from continuing those business activities that require access to classified information.

All of our activities that require security clearances from the Defense Industrial Security Clearance Office, which is part of the DSS, an agency of the DoD, will be performed by API Defense USA and API Cryptek Inc. A security clearance is a determination by the United States government that a person or company is eligible for access to classified information. There are two types of clearances: Personnel Security Clearance and Facility Security Clearance. We have a sufficient number of officers and employees who have personnel security clearances for the activities of these subsidiaries. We have obtained a Facility Security Clearance for our Windber, PA location.

We entered into the Proxy Agreement with the DoD with respect to API Defense USA that sets forth our FOCI mitigation procedures. The Proxy Agreement governs all operations of API Defense USA and its subsidiaries, which includes all of our operating subsidiaries. See “Business of the Company—Recent Developments—Proxy Agreement.”

Environmental Matters

Our operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. We currently use limited quantities of hazardous materials common to our industry in connection with the production of our products. In addition, because of our use of such hazardous materials, we may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if we fully comply with applicable environmental laws.

We believe that our current operations are in substantial compliance with all existing applicable environmental laws and permits. Our compliance with federal, state and local laws and regulations, which govern the discharge of materials into the environment, has not had a material adverse effect upon our capital expenditures, earnings or competitive position within our markets. There have been no claims asserted and management is unaware of any unasserted environmental claims.

International Operating and Export Sales

We currently sell several of our products and services internationally to Canada, the United Kingdom, as well as other NATO countries. The export of materials and data for military purposes from the United States is covered under International Traffic in Arms Regulations laws. We are registered with the U.S. Department of State and renew our registration annually. We currently hold several licenses that allow us to export technical data and product to certain foreign companies.

In addition, international sales of our U.S. products and services are in many cases subject to export licenses granted on a case-by-case basis by the U.S. Department of State and Department of Commerce. In certain cases, the U.S. government prohibits or restricts the export of some of our products.

We use two principal contracting methods for export sales: Direct Foreign Sales (DFS) and the U.S. government’s Foreign Military Sales (FMS). In a DFS transaction, the contractor sells directly to the foreign country and assumes all the risks in the transaction. In an FMS transaction, the sale is funded by, contracted by and made to the U.S. government, which then sells the product to the foreign country.

Our international operations involve additional risks for us, such as exposure to currency fluctuations, future investment obligations and changes in international economic and political environments. In addition, international transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and widely different legal systems, customs and practices in foreign countries.

Manufacturing and Supplies

Our manufacturing processes for most of our products include the assembly of purchased components and testing of products at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors, silicon wafers and other conductive materials, and insulated wire and cables. In addition, many of our products use machine castings and housings, motors, and recording and reproducing media.

The most significant raw materials that we purchase for our operations are memory devices in silicon wafer and die forms. Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. We are also dependent on certain suppliers for particular customers due to their product specifications. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. Despite the risks associated with purchasing from a limited number of sources, we have made the strategic decision to select limited source suppliers in order to obtain lower pricing, receive more timely delivery and maintain quality control. We have long-standing strategic relationships with world class semiconductor suppliers. Because of these capabilities and relationships, we believe we can continue to meet our customers’ requirements. We do not have specific long-term contractual arrangements with our vendors, but we believe we have good relationships with them.

Employees

As of May 31, 2010, we had approximately 597 full-time employees, including 323 in manufacturing, 31 in sales, 31 in contracts and customer service, 86 in engineering and research and development, 71 in quality assurance, and 55 in general and administrative. From March 1, 2010 to May 31, 2010, our headcount decreased by 59 employees from 656 as part of our ongoing business and operational strategy to consolidate operations and reduce costs. None of our employees are subject to a collective bargaining agreement. Following completion of our facility consolidation which is expected to occur by December 31, 2010, some resources will be redeployed and others reduced.

There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. We believe that our relations with our employees generally are good.

Description of Properties

We operate from leased facilities in the following locations:

Location	Description	Approximate Square Footage (excludes subleased space)
Toronto, Ontario	Executive Corporate Offices	2,500
Ronkonkoma, New York	Sales Office	20,200
Windber, Pennsylvania (Includes four facilities)	Manufacturing: - Defense & Systems - Secure Communications - Components & Subsystems - Engineering & Sales	141,000
Kanata (Ottawa), Ontario	Manufacturing: - Secure Communications - Components & Subsystems	30,000
Sterling, Virginia	Sales office	29,000
South Plainfield, Virginia	Sales office	7,000

We also operate from a building we own in Gloucester, United Kingdom which manufactures secure communications, components and subsystems. The building is approximately 23,000 square feet.

Our executive corporate offices are located at 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Our manufacturing facilities are ISO 9001:2008 certified and manufacture to MIL-PRF 27 and MIL STD-981. To further support the military and aerospace industries, we hold a Controlled Goods Certificate enabling us to produce goods that carry a level of security. These investments and achievements have resulted in efficient, quality products that meet the high standards of the military and aerospace industry.

We believe that our facilities are suitable and adequate to meet our needs.

Legal Proceedings

There are no material legal proceedings to which we are a party or to which our property is subject.

MARKET PRICE OF OUR STOCK AND DIVIDEND POLICY

Our common stock qualifies for quotation on the OTC Bulletin Board under the symbol ATNY. From September 22, 2008 to October 26, 2009 our stock traded under the symbol APIA, from November 7, 2006 through September 19, 2008, the symbol APIO, and from November 2005, when we first qualified for quotation through November 7, 2006, under the symbol RBCV. None of the shares of our subsidiaries are publicly traded.

The following table lists the reported high and low bid prices of our common stock for each quarter as reported by the OTC Bulletin Board for the fiscal periods indicated. Such over-the-counter market quotations are based on high and low bid prices and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. We effected a one-for-fifteen reverse stock split on September 19, 2008. The bid prices below have been adjusted to give retroactive effect to the reverse stock split.

	STOCK BID PRICE
	High	Low
Fiscal 2010
Fourth Quarter (5/31/10)	$1.67	$1.11
Third Quarter (2/26/10)	$1.74	$1.01
Second Quarter (11/30/09)	$1.84	$0.77
First Quarter (8/30/09)	$1.46	$0.66
Fiscal 2009
Fourth Quarter (5/29/09)	$0.73	$0.30
Third Quarter (2/27/09)	$0.45	$0.23
Second Quarter (11/28/08)	$1.20	$0.795
First Quarter (8/29/08)	$2.925	$1.065

The price of our common stock on September 27, 2010 as reflected by the last trade of that day was $1.14.

Dividends

Since our inception, we have not paid any dividends on our common stock. We do not anticipate that we will pay dividends in the foreseeable future. API Sub has not and does not intend to pay any dividends on its common stock. Dividends on Exchangeable Shares will only be paid to the extent that dividends, if any, are paid on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 26, 2010, we had 32,871,225 shares of our common stock outstanding and 2,338,518 Exchangeable Shares outstanding. In addition, API Sub may still cause to be issued a maximum of 164,845 shares of our common stock in connection with the Business Combination.

The following table sets forth as at September 26, 2010, the name and address and the number of shares of our common stock (assuming for such purposes that the Exchangeable Shares constitute outstanding shares of our common stock), beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each director and each named executive officer and (iii) all officers and directors as a group.

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)	Percentage of Our Shares of Common Stock Beneficially Owned (2)(3)

Jason DeZwirek 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4 (4)	7,324,735	19.5%

Phillip DeZwirek 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4 (5)	7,288,197	18.9%

Icarus Investment Corp., an Ontario corporation 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4 (6)	2,645,668	7.2%

Stephen Pudles 2200 Smithtown Avenue Ronkonkoma, NY 11779 (7)	949,984	2.6%

Martin Moskovits 1431 Portesuello Ave. Santa Barbara, CA 93105 (8)	233,333	*

Jonathan Pollack 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4 (9)	456,402	*

Donald A. Wright 2655 Camino Del Rio North, Suite 450 San Diego, CA 92108 (10)	109,860	*

Claudio Mannarino 360 Terry Fox Drive Kanata, Ontario Canada K2K 2P5 (11)	117,263	*

Arthur Cape 4832 Melrose Avenue Montreal, Quebec Canada H3X 3P5 (12)	10,333	*

Bernard Kraft 1166 Bay Street Toronto, Canada M5S 2X8 (13)	26,786	*

All Current Officers and Directors as a group (8 persons)	12,854,558	31.4%

Non-affiliated 5% stockholders

Goodman & Company, Investment Counsel Ltd. One Adelaide Street East, 29th Floor Toronto, Ontario, Canada, M5C 2V9 (14)	2,000,000	5.7%

Harvey Sandler Revocable Trust c/o Sandler Enterprises, Inc. 21170 N. E. 22 nd Court North Miami Beach, FL 33180 (15)	2,106,039	5.9%

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)	Percentage of Our Shares of Common Stock Beneficially Owned (2)(3)

GMP Diversified Alpha Master Fund Ltd. 145 King Street West, Suite 300 Toronto, Ontario, Canada M5H 1J8(16)	2,665,556	7.3%

*	Does not exceed 1%.
(1)	All shares are owned directly and beneficially by the stockholder indicated and such stockholder has sole voting, investment and dispositive power, unless otherwise indicated. Includes both our common stock and Exchangeable Shares of API Sub convertible into our common stock. Does not include Exchangeable Shares owned by us or our subsidiaries.
(2)	Computed by dividing the number of shares beneficially held by each stockholder, including his Exchangeable Shares and shares of common stock underlying options, warrants and convertible debt exercisable within 60 days, by the sum of (i) the total number of issued and outstanding shares of our common stock, plus (ii) the total number of issued and outstanding Exchangeable Shares (other than Exchangeable Shares owned by us and our subsidiaries) plus (iii) shares of common stock underlying such stockholder’s options, warrants and convertible debt exercisable within 60 days. Excluded are API Ontario common shares convertible into our common stock or Exchangeable Shares pursuant to the Plan of Arrangement that we entered into with API Ontario.
(3)	For purpose of this calculation, Exchangeable Shares are treated as the same as our common shares.
(4)	Mr. Jason DeZwirek directly holds 916,667 Exchangeable Shares and 807,310 shares of our common stock. Also includes 881,279 shares of our common stock underlying warrants exercisable within 60 days held of record by Jason DeZwirek and 933,334 shares of common stock into which a note held by him directly is convertible. Includes 357,143 shares of our common stock underlying warrants held by the DAJJ Family Trust, of which Mr. Jason DeZwirek has voting, dispositive and investment control. Includes 1,217,960 shares of our common stock held directly by Icarus Investment Corp., an Ontario corporation (“Icarus Ontario”) and 783,334 shares held directly by Icarus Investment Corp., a Delaware corporation (“Icarus Delaware”). Also includes 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Mr. Jason DeZwirek and Mr. Phillip DeZwirek share voting, dispositive and investment control of the shares beneficially owned by Icarus Delaware and Icarus Ontario. The beneficial ownership of such Icarus Ontario and Icarus Delaware shares is attributable to each of Mr. Jason DeZwirek and Mr. Phillip DeZwirek for purposes of this table.
(5)	Mr. Phillip DeZwirek directly holds 1,150,000 Exchangeable Shares and 695,734 shares of our common stock. Includes 66,667 shares owned by Mr. Phillip DeZwirek’s spouse and 50,000 held in a retirement account as to which he disclaims beneficial ownership. Also includes 833,334 shares of our common stock underlying warrants exercisable within 60 days held of record by Phillip DeZwirek, 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Also includes 1,180,127 shares of our common stock held by New Dimension Resources, Ltd., 1,217,960 shares of our common stock held by Icarus Ontario and 783,334 shares of our common stock held by Icarus Delaware. Mr. DeZwirek has sole voting, dispositive, and investment control of the shares held by New Dimension Resources Ltd. Mr. Jason DeZwirek and Mr. Phillip DeZwirek share voting, dispositive and investment control of the shares beneficially owned by Icarus Delaware and Icarus Ontario. The beneficial ownership of such Icarus Ontario and Icarus Delaware shares is attributable to each of Mr. Jason DeZwirek and Mr. Phillip DeZwirek for purposes of this table.
(6)	Includes 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Mr. Phillip DeZwirek and Mr. Jason DeZwirek share voting, investment and dispositive power with respect to these shares, and all of such shares are attributed to each of Mr. Phillip DeZwirek and Mr. Jason DeZwirek in this table.
(7)	Includes options to purchase 798,792 shares of common stock and warrants to purchase 17,858 shares of common stock.
(8)	Includes options to purchase 200,000 shares of common stock.
(9)	Includes options to purchase 191,666 shares of common stock and 83,334 Exchangeable Shares. Also includes 66,667 shares of common stock into which a note held by Mr. Pollack is convertible and warrants to purchase 3,424 shares of common stock. Also includes 44,643 shares underlying warrants held by the Maxchar Family Trust, of which Mr. Pollack has voting, investment and dispositive control.

(10)	Includes options to purchase 10,333 shares of common stock and warrants to purchase 17,858 shares of common stock. Mr. Wright shares voting and investment power on 70,835 shares of common stock with his spouse.
(11)	Includes options to purchase 55,000 shares of common stock and warrants to purchase 8,929 shares of common stock.
(12)	Includes options to purchase 10,333 shares of common stock.
(13)	Includes 26,786 shares underlying warrants.
(14)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 12, 2009.
(15)	Includes 357,143 shares of our common stock underlying warrants held by the Harvey Sandler Revocable Trust. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on May 14, 2010 and from our records. According to the Schedule 13G/A, Harvey Sandler, as the sole trustee of the trust, is deemed to have sole voting and dispositive control over all of these shares.
(16)	Includes 1,333,333 shares of stock into which a note may be converted and warrants to purchase 68,492 shares of common stock. According to a 13G filed February 5, 2010, GMP Investment Management L.P. (“GMP Investment”) is the manager and investment adviser of the GMP Diversified Alpha Master Fund, Ltd. (the “Master Fund”), GMP Diversified Alpha Master Fund, Ltd. Star Trust (“Star Trust”) holds all of the voting shares of the Master Fund, and the Master Fund, GMP Investment and the Star Trust share voting and dispositive control over these shares.

Changes in control

We know of no other arrangements, including the pledge by any person of our securities or the Exchangeable Shares, the operation of which may at a subsequent date result in a change of control of us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE COMPANY

Business Overview of API Technologies Corp.

We design, develop and manufacture highly engineered solutions, systems, robotics, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies. We own and operate several state-of-the-art manufacturing facilities in North America and the United Kingdom. Our customers, which include military prime contractors, and the contract manufacturers who work for them, in the United States, Canada, the United Kingdom and various other countries in the world, outsource many of their defense electronic components and systems to us as a result of the combination of our design, development and manufacturing expertise.

Operating through two segments, Engineered Systems and Components, and Secure Communications, we are positioned as a total engineered solution provider to various world governments, as well as military, defense, aerospace and homeland security contractors. We provide a wide range of electronic manufacturing services from prototyping to high volume production, with specialization in high speed surface mount circuit card assembly for military and commercial organizations. Our manufacturing and design products have recently been expanded to include secure communication products, including ruggedized computers and peripherals, network security appliances, and TEMPEST Emanation prevention products.

Prior to the acquisition of Cryptek, our operations were conducted in two reportable segments which were distinguished by geographic location in Canada and United States. Both geographical segments designed and manufactured electronic components.

The July 2009 Cryptek acquisition expanded our manufacturing and design of products to include secured communication products, including ruggedized computer products, network security appliances, and TEMPEST Emanation prevention products. These newly acquired product lines contributed approximately $22,222,972, to net sales in the year ended May 31, 2010.

The newly acquired product lines from the KGC Companies contributed approximately $23,237,000, to net sales from January 20, 2010 to May 31, 2010.

Following the acquisitions of the assets of Cryptek and the assets of the KGC Companies in July 2009 and January 2010, respectively, API had operating facilities in Ronkonkoma and Hauppauge, New York, Somerset, New Jersey, and Ottawa, Ontario, as well as Windber, Pennsylvania, Sterling, Virginia, South Plainfield, New Jersey, and Gloucester, United Kingdom. Commencing in May 2010, we began a cost cutting initiative to rationalize the number of facilities and personnel which will result in us consolidating our manufacturing operations from eight facilities into three facilities. As at July 31, 2010, we had closed and sold our Hauppauge, New York manufacturing facility and completed the consolidation of our two Canadian facilities into one manufacturing location. We expect the rest of this process to be completed by December 2010 and should result in the reduction of approximately $4 million in annual costs.

On February 22, 2010, we announced that we were closing our nanotechnology research and development subsidiary based in Somerset, New Jersey. This business had historically been unprofitable and the closure is expected to improve our operating results and allow us to deploy our capital and management resources on our expanding defense business. The assets of the business were sold in June 2010.

Operating Revenues

We derive operating revenues from the sales in two principal business segments: Engineered Systems and Components and Secure Communications. The asset acquisition of Cryptek on July 7, 2009 resulted in the creation of our new Secure Communications product line, and the asset acquisition of the KGC Companies on January 20, 2010 significantly expanded our Engineered Systems and Components revenues. Our customers are located primarily in the United States, Canada and the United Kingdom, but we also sell products to customers located throughout the world, including NATO and European Union countries.

Engineered Systems and Components Revenue includes high speed surface mount circuit card assembly for military prime contractors and advanced weapon systems including missiles, unmanned air, ground and robotic systems, Other products include naval aircraft landing and launching systems, radar systems alteration, aircraft ground support equipment, Aircraft Radar Indication Systems using Liquid Crystal Display (LCD) technology and other mission critical systems and components.

The main demand today for our Engineered Systems and Components products come from various world governments, including militaries, defense organizations, aerospace, homeland security and prime defense contractors.

Secure Communications Revenue includes revenues derived from the manufacturing of TEMPEST and Emanation products and services, ruggedized computers and peripherals, network security appliances and software. The principal market for these products are the defense industries of the United States, Canada and the United Kingdom and other NATO and European Union countries. These products and systems include: TEMPEST and Emanation products and services, ruggedized computers and peripherals, network security appliances and software.

Cost of Revenue

We conduct all of our design and manufacturing efforts in the United States, Canada and United Kingdom. Cost of goods sold primarily consists of costs that were incurred to design, manufacturer, test and ship the products. These costs include raw materials, including freight, direct labor, tooling required to design and build the parts, and the cost of testing (labor & equipment) the products throughout the manufacturing process and final testing before the parts are shipped to the customer. Other material costs include provision for obsolete and slow moving inventory, and restructuring charges related to the consolidation of operations.

Operating Expenses

Operating expenses consist of selling, general, administrative expenses, research and development, business acquisition and related charges and other income or expenses.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses include compensation and benefit costs for all employees, including sales and customer service, sales commissions, executive, finance and human resource personnel. Also included in SG&A, is compensation related to stock-based awards to employees and directors, professional services, for accounting, legal and tax, information technology, rent and general corporate expenditures.

Research and Development Expenses

Research and development (“R&D”) expenses represent the cost of our development efforts. R&D expenses include salaries of engineers, technicians and related overhead expenses, the cost of materials utilized in research, and additional engineering or consulting services. R&D costs are expensed as incurred.

Business Acquisition and Related Charges

Business acquisition charges primarily represent costs of engaging outside legal, accounting, due diligence and business valuation consultants related to business combinations. Related charges include costs incurred related to our efforts to consolidate operations of recently acquired and legacy businesses.

Other Income (Expense)

Other income and (expense) consists of interest income on cash, cash equivalents and marketable securities, interest expense on notes payable, operating loans and capital leases, gains or losses on disposal of property and equipment, and gains or losses on foreign currency transactions. Other income also includes acquisition-related gains when net assets acquired exceed the purchase price of the business acquisition.

Backlog

Management uses a number of indicators to measure the growth of the business. A key measure for growth is sales backlog. Our sales backlog at May 31, 2010 was approximately $68,664,000 compared to $13,691,000 at May 31, 2009, an increase of approximately $54,973,000. API Defense, Inc. and API Systems represent approximately $50,173,000 of our backlog. We expect to receive several new orders during the next two quarters, which will significantly increase our backlog.

Our backlog figures represent confirmed customer purchase orders that we had not shipped at the time the figures were calculated, which have a delivery date within a 12-month period. We have very little insight on the timing of new contract releases and, as such, the backlog can increase or decrease significantly based on timing of customer purchase orders.

Results of Operations for the Three Months Ended May 31, 2010 and 2009

Our three months ended May 31, 2010 represents our first full combined quarterly results after the acquisition of the KGC Companies’ assets on January 20, 2010. Results from continuing operations for the three months ended May 31 are as follows:

	Three months ended May 31,
	2010	2009	% Change
Revenues, net	$30,120,463	$6,301,792	378.0%
Cost of revenues
Cost of revenues	21,658,555	4,405,439	391.6%
Restructuring charges	562,836	304,725	84.7%

Total cost of revenues	22,221,391	4,710,164	371.8%

Gross profit	7,899,072	1,591,628	396.3%
Operating expenses	6,375,179	2,208,114	188.7%

Operating income (loss)	1,523,893	(616,486)	347.2%
Other (income) expenses, net	1,253,401	212,800	489.0%

Income (loss) from continuing operations before income taxes	270,492	(829,286)	132.6%
Provision for income taxes	8,221	66,530	-87.6%

Income (loss) from continuing operations	262,271	(895,816)	129.3%

Revenues

Net revenues from continuing operations for the three months ended May 31, 2010 increased to $30,120,463 compared to $6,301,792 for the three months ended May 31, 2009. Revenues by segment are as follows:

	Three months ended May 31,
	2010	2009	% Change
Revenues by segments:
Engineered Systems and Components from continuing operations	$22,384,635	$6,301,792	255.2%
Secure Communications from continuing operations	7,735,828	N/A	N/A

	$30,120,463	$6,301,792	378.0%

The increase in revenues was primarily a result of the acquisition of the assets of the KGC Companies in January 2010 and the assets of Cryptek in July 2009.

Gross Profit

Gross profit from continuing operations was approximately $7,899,000 as compared to gross profit from continuing operations of approximately $1,592,000 in the same quarter of 2009, which includes restructuring charges of approximately $563,000 for the fourth quarter of 2010 and $305,000 for 2009. Gross profit was favorably impacted by increased revenues and cost reductions from ongoing operational consolidation efforts, which began in fiscal 2009 and we expect to be completed by December 2010. As a result, gross margin was 26.2% compared to 25.3% in the same quarter of 2009.

Net Income from Continuing Operations

Net income from continuing operations was $262,271 for the three months ended May 31, 2010 as compared to a net loss from continuing operations of $895,816 in the same period in 2009, which includes approximately $1,055,000 and $305,000 of restructuring and acquisition related charges, respectively. The significant improvement in net income was primarily a direct result of the acquisition of the assets of the KGC Companies as well as the initial results from our cost reduction program.

Results of Operations for the Years Ended May 31, 2010 and 2009

The following discussion of results of operations is a comparison of the Company’s years ended May 31, 2010 and 2009.

Operating Revenue

	Year ended May 31,
	2010	2009	% Change
Sales by segments:
Engineered Systems and Components from continuing operations	$46,327,058	$25,461,024	82.0%
Secure Communications from continuing operations	22,222,972	N/A	N/A

	$68,550,030	$25,461,024	169.2%

We recorded a 169.2% increase in revenues for the year ended May 31, 2010 over the same period in 2009. The increase is attributed to the Cryptek and the KGC Companies acquisitions completed on July 7, 2009 and January 20, 2010, respectively.

Operating Expenses

Cost of Revenue and Gross Profit

	Year ended May 31,
	2010	2009
Gross profit by segments:
Engineered Systems and Components from continuing operations	25.4%	23.0%
Secure Communications from continuing operations	25.1%	N/A
Overall	25.3%	23.0%

Our combined gross margin for the fiscal year ended May 31, 2010 increased by approximately 2% compared to the fiscal year ended May 31, 2009. Gross profit margin varies from period to period and can be affected by a number of factors, including product mix, new product introduction and production efficiency. Overall cost of revenue from continuing operations as a percentage of sales decreased in the year ended May 31, 2010 from 77.0% to 74.7% compared to the same period in 2009. The Engineered Systems and Components segment cost of sales decreased compared to the same period in 2009 by 2.4%, mainly as a result of the Company realizing benefits achieved through the consolidation efforts during the last fiscal year.

General and Administrative Expenses

General and administrative expenses from continuing operations increased to $11,980,230 for the year ended May 31, 2010 from $5,260,490 for the year ended May 31, 2009. The increase is a result of the addition of Cryptek and the KGC Companies, which increased general and administrative expenses by approximately $6,185,000 for the year ended May 31, 2010.

The major components of general and administrative expenses are as follows:

	Year ended May 31,
	2010	% of sales	2009	% of sales
Administration	$3,978,177	5.8%	$1,666,258	6.5%
Officer Salaries	$2,211,415	3.2%	$1,073,425	4.5%
Professional Services	$2,034,469	2.9%	$1,386,628	3.5%

Research and Development Expenses

Research and development costs from continuing operations increased to $2,199,855 for the year ended May 31, 2010 from $840,788 for the year ended May 31, 2009. The increase is due primarily to an increase of research and development expenses in the amounts of approximately $1,113,000 and $135,000 due to the asset acquisitions of Cryptek and the KGC Companies, respectively.

Business acquisition and related charges

Business acquisition charges primarily represent costs of engaging outside legal, accounting, due diligence and business valuation consultants related to business combinations. For the year ended May 31, 2010, business acquisition and related charges totaled approximately $2,454,000 compared to $0 for the year ended May 31, 2009. The asset acquisitions of Cryptek and the KGC Companies account for $938,000 and $1,442,000, respectively.

Selling Expenses

Selling expenses from continuing operations increased to $3,352,373 for the year ended May 31, 2010 from $2,020,367 for the year ended May 31, 2009. The increase was largely due to the inclusion of selling expenses related to the asset acquisitions of Cryptek and the KGC Companies on July 7, 2009 and January 20, 2010, respectively. As a percentage of sales, selling expenses were 4.9% for the year ended May 31, 2010, compared to 7.9% for the year ended May 31, 2009.

The major components of selling expenses are as follows:

	Year ended May 31,
	2010	% of sales	2009	% of sales
Payroll Expense—Sales	$1,780,650	2.6%	$740,085	2.9%
Commissions Expense	$850,679	1.2%	$825,279	3.2%

Operating Loss

We posted an operating loss from continuing operations for the fiscal year ended May 31, 2010 of approximately $3,209,000 compared to a loss of approximately $2,455,000 for the fiscal year ended May 31, 2009. The increased operating loss of approximately $754,000 is attributed to the acquisition related expenses of approximately $2,454,000, related to the asset acquisitions of Cryptek and the KGC Companies, offset by increased gross margin on revenues.

Other (Income) Expense

Total other expense for the year ended May 31, 2010 amounted to $78,996 compared to other income of $472,027 for the year ended May 31, 2009.

The increase is largely attributable to additional interest expense of approximately $2,100,000, of which $328,000 was a non-cash expense related to the amortization of note discounts, and reduced gain on foreign currency of approximately $492,000. The increase was partially offset by the gain on the acquisition of the Cryptek assets of approximately $993,000, which is due to the fair value of the assets acquired exceeding the total acquisition cost. In addition, we benefited from a gain of approximately $80,000 on the sale of a parcel of land adjacent to one of the design and manufacturing sites we lease in Long Island, New York and the sale of a building in Ottawa, Canada, which resulted in income of approximately $845,000.

Income Taxes

Income taxes from continuing operations amounted to an expense of $45,454 for the twelve months ended May 31, 2010, compared to an expense of $99,687 for the twelve months ended May 31, 2009.

We have net operating loss carryforwards of approximately $6,289,000 to apply against future taxable income excluding any losses generated in the current year. These losses will expire as follows: $56,000, $68,000, $3,407,000, $1,502,000 and $1,256,000 in 2012, 2017, 2028, 2029 and 2030 respectively.

Loss From Discontinued Operations

We incurred losses from discontinued operations of approximately $5,682,000 for the year ended May 31, 2010, compared to a loss from discontinued operations of approximately $4,361,000 in the same period of fiscal 2009. These losses are attributable to the operations of and closure of our facility focused on the development of nanotechnology products. During the year ended May 31, 2010, we recorded a write-down of long-lived assets of discontinued operations to net realizable value of approximately $2,041,000.

Net Loss

We incurred a net loss for the year ended May 31, 2010 of approximately $9,015,000, compared to a net loss of approximately $6,445,000 for the year ended May 31, 2009. The increase in net loss is largely due to the loss from discontinued operations of approximately $5,682,000, which includes the write-down of long-lived assets of discontinued operations of approximately $2,241,000, acquisition charges of approximately $2,454,000, restructuring charges of approximately $1,208,000, and an increase in non-cash stock based compensation of approximately $300,000, partially offset by gains on business asset acquisition and the sale of fixed assets of $2,062,806.

Liquidity and Capital Resources

The Year Ended May 31, 2010 Compared to the Year Ended May 31, 2009

At May 31, 2010, we held cash of $4,496,025 compared to $2,423,835 at May 31, 2009.

Cash used by continuing operating activities was approximately $2,353,000 for the year ended May 31, 2010, compared to cash provided by continuing operations of approximately $2,701,000 for the year ended May 31, 2009, a change of approximately $5,054,000. The increase in cash used is attributed to approximately $1,805,000 in changes in net operating assets and liabilities, plus an increase in losses due to acquisition charges of approximately $2,454,000, and restructuring charges of approximately $1,208,000, partially offset by the sale of fixed assets.

Investing activities for the year ended May 31, 2010 consisted mainly of the asset acquisitions of Cryptek and the KGC Companies for net cash of approximately $2,935,000 and $14,000,000, respectively, the sale of a parcel of land the Company owned in New York for proceeds of approximately $956,000 and from the sale of a building the Company owned in Canada for proceeds of approximately $1,871,000, net of capital purchases of approximately $1,624,000.

Cash flow from financing activities for fiscal 2010 totaled $23,294,572, which are primarily from net proceeds of $3,650,000 (2009-$0) from the issuance of convertible debt and $20,000,000 in promissory notes issued in connection with the acquisition of the assets of Cryptek and the KGC Companies, respectively, and approximately $698,000 borrowings from a secured line of credit, net against repayment of long-term debt of approximately $483,000 and approximately $570,000 of repurchases of common stock. In 2009, cash flow from financing activities was approximately $999,000, primarily as a result from the issuance of common shares.

We believe that cash flows from operations, cash and cash equivalents of $4,496,000 and funds available under our credit facilities will be sufficient to meet our anticipated cash requirements for the next twelve months.

Summary of Critical Accounting Policies and Estimates

Our significant accounting policies are fully described in the notes to our consolidated financial statements. Some of our accounting policies involved estimates that required management’s judgment in the use of assumptions about matters that were uncertain at the time the estimate was made. Different estimates, with respect to key variables used for the calculations, or changes to estimates, could potentially have had a material impact on our financial position or results of operations. The development and selection of the critical accounting estimates are described below.

Principles of Consolidation

The consolidated financial statements include the accounts of API Technologies Corp., together with its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Accounting estimates

The preparation of financial statements in conformity with generally accepted accounting principle in the United States requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions made for bad debts and obsolete inventory, estimates associated with annual goodwill impairment tests, and estimates of deferred income tax and liabilities. The Company also uses estimates when assessing fair values of assets and liabilities acquired in business acquisitions as well as any fair value and any related impairment charges related to the carrying value of machinery and equipment, other long-lived assets, fixed assets held for sale and discontinued operations and in determining their remaining economic lives. In addition, the Company uses assumptions when employing the Black-Scholes valuation model to estimate the fair value of stock options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.

Marketable Securities

The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value using a market participant approach, with any unrealized holding gains and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale are classified in the consolidated balance sheets as current assets.

The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Inventory

Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (first-in, first-out basis) or net realizable value. The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation and are depreciated using the following methods over the following periods:

Straight line basis
Buildings and buildings and leasehold improvements	5-40 years
Computer equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Vehicles	3 years

Betterments are capitalized and amortized by the Company, using the same amortization basis as the underlying assets over the remaining useful life of the original asset. Betterments include renovations, major repairs and upgrades that increase the service of a fixed asset and extend the useful life. Gains and losses on depreciable assets retired or sold are recognized in the consolidated statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Fixed Assets Held for Sale

Fixed assets held for sale have been classified as held for sale in the consolidated balance sheets. The Company estimated the fair value of the net assets to be sold in fiscal 2010 at approximately $930,000 compared to $2,500,000 at May 31, 2009. The decrease is primarily attributed to the sale of land it owned adjacent to one of the Company’s manufacturing sites in the United States and the sale of land and a building of a manufacturing site in Canada.

Discontinued Operations

Components of the Company that have been or will be disposed of are reported as discontinued operations. The assets and liabilities relating to API Nanofabrication and Research Corporation (“NanoOpto”) have been reclassified as discontinued operations in the consolidated balance sheets for fiscal 2009 and 2010 and the results of operations of NanoOpto for the current and prior periods are reported as discontinued operations and not included in the continuing operations figures.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. Goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

The goodwill recorded in the consolidated financial statements relates to previous acquisitions, including the KGC Companies in fiscal 2010. The Company performs goodwill impairment testing annually using the discounted future cash flows technique. When the carrying amount of the assets exceeds its fair value, the implied fair value of the goodwill is compared with the carrying amount to measure whether there is an impairment loss. The Company’s impairment test based on future cash flows significantly exceeded the carrying value of the assets and the Company has determined there was no impairment in goodwill as of May 31, 2010 and May 31, 2009.

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight line over 5 years
Customer contracts	Based on revenue earned on the contract
Computer software	3-5 years
Patents and customer related intangibles	15-20 years

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Income taxes

The Company follows the authoritative guidance for accounting for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available net operating loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such tax assets will not be realized.

The Company adopted the FASB guidance concerning accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions as of June 1, 2007. The guidance requires that the Company determine whether it is more likely than not that a tax position will not be sustained upon examination by the appropriate taxing authority. If a tax position does not meet the more likely than not recognition criterion, the guidance requires that the tax position be measured at the largest amount of benefit greater than 50 percent not likely of being sustained upon ultimate settlement.

The Company’s valuation allowance was taken on the deferred tax assets of certain subsidiaries to provide for a reasonable provision, which in the Company’s estimation is more likely than not that all or some portions of such tax assets will not be realized. In determining the adequacy of the valuation allowance, the Company applied the authoritative guidance, and considered such factors as (i) which subsidiaries were producing income and which subsidiaries were producing losses and (ii) temporary differences occurring from depreciation and amortization which the Company expects to increase the taxable income over future periods. In view of the current increase in losses the Company has provided for 100% valuation allowance resulting in no deferred tax assets on net basis. The position the Company takes on its deferred tax assets in the future may change, as it may be affected by the success or failure of its short-term or long-term strategies and overall global economic conditions.

Based on the Company’s evaluation, management has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets and related valuation allowance. Open tax years include the tax years ended May 31, 2010, 2009, 2008, 2007 and 2006.

The Company from time to time has been assessed interest or penalties by major tax jurisdictions, although such assessments historically have been minimal and immaterial to our financial results. If the Company receives an assessment for interest and/or penalties, it would be classified in the consolidated financial statements as general and administrative expense.

Revenue Recognition

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client. Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known. Revenue from contracts under the percentage of completion method is not significant to the financials.

Deferred Revenue

The Company defers revenue when payment is received in advance of the service or product being shipped or delivered. For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded as deferred revenue. The Company recognizes revenue on these contracts when items are shipped.

At May 31, 2010, the Company had deferred revenues of approximately $7,777,000 compared to approximately $229,000 at May 31, 2009. The asset acquisition of the KGC Companies accounted for approximately $7,493,000 of the increase.

Warranty

The Company provides up to a one-year product defect warranty on various products from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. The Company has accrued approximately $220,000 and $81,000, in warranty liability as of May 31, 2010 and May 31, 2009, respectively, which has been included in accounts payable and accrued expenses. The asset acquisition of Cryptek accounted for approximately $100,000 of the May 31, 2010 amount.

Shipping and Handling

Shipping and handling costs are expensed as incurred and included in cost of revenues.

Sales Taxes

The Company records sales tax on the sale of its products as a liability, and does not include such amounts in revenue.

Research and Development

Research and development expenses are recorded when incurred.

Advertising Costs

Advertising costs are expensed as incurred and were $236,892 and $190,533 for the years ending May 31, 2010 and 2009, respectively.

Stock-Based Compensation

The Company follows the authoritative guidance for accounting for stock-based compensation. The guidance requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option. The Company also follows the guidance for equity instruments issued to consultants.

Foreign Currency Translation and Transactions

The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from Canadian dollars into United States dollars at the period-end exchange rate for monetary balance sheet items, the historical rate for fixed assets and shareholders’ equity, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.

Receivables and Credit Policies

Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Financial Instruments

The fair values of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and short-term borrowings approximate their carrying values due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments. Marketable securities are included at fair value. The recorded value of long-term debt approximates the fair value of the debt as the terms and rates approximate market rates.

The Company carries out a portion of transactions in foreign currencies included in the Company’s cash, marketable securities, accounts receivable, accounts payable and bank indebtedness with balances denominated in US dollars as well as a mortgage loan denominated in Pound Sterling.

Long-term Debt Discount

In accordance with accounting standards the Company recognized the value of detachable warrants issued in conjunction with the issuance of the secured promissory notes and the modification of the convertible promissory notes. The Company valued the warrants using the Black-Scholes pricing model. The Company recorded the warrant relative fair value as an increase to additional paid-in capital and a discount against the related debt. The discount attributed to the value of the warrants is amortized over the term of the underlying debt using the effective interest method.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) and Canadian Deposit Insurance Corporation (CDIC). Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

The US, Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) accounts for approximately 55%, 6% and 8% of the Company’s 2010 revenues, respectively, while the US Government Department of Defense (directly and through subcontractors) accounted for 71% of the Company’s revenue in 2009. One of these customers represented approximately 20% of revenues for the year ended May 31, 2010 and a separate customer represented 16% of revenues for the year ended May 31, 2009, respectively. One customer, a tier one Defense subcontractor, represented 20% of accounts receivable as of May 31, 2010. No one customer represented over 10% of our accounts receivable at May 31, 2009.

Earnings (Loss) per Share of Common Stock

Basic earnings (loss) per share of common stock is computed by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings (loss) per share.

Comprehensive Income (Loss)

Comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown in the Consolidated Statement of Changes in Shareholders’ Equity.

Comparative Reclassifications

Certain amounts from 2009 have been reclassified to conform to the 2010 financial statement presentation. The reclassifications had no effect on previously reported net loss or the balance sheet.

Effects of Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which stipulates the FASB Accounting Standards Codification is the source of authoritative U.S. Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied by non-governmental entities, and supersedes all existing non-SEC standards. This guidance is effective for the Company’s fiscal year beginning August 1, 2009. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In June 2009, the Company adopted the accounting standard regarding the general standards for accounting for, and disclosure of, events that occur after the balance sheet date but before the financial statements are issued. This standard was effective prospectively for all interim and annual reporting periods after June 15, 2009. Since this standard only formalizes existing GAAP, the adoption of this pronouncement did not have a material impact on the Company’s 2010 consolidated financial statements.

In April 2008, the FASB issued guidance related to determining the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance related to the disclosures about fair value of financial instruments. This guidance extends to interim periods certain disclosures about fair value of financial instruments for publicly traded companies and amends guidance on interim financial reporting, to require those disclosures in summarized financial information at interim reporting periods. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In April 2008, the Company adopted the FASB issued guidance related to the fair value measurement of financial assets and liabilities that are remeasured and reported at fair value at least annually. The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Effective June 1, 2009 the Company adopted the provisions of this guidance for non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis. The application of the guidance to the financial assets and liabilities and nonfinancial assets and liabilities that are remeasured and reported at fair value at least annually did not have any impact on our financial results.

In March 2008, the FASB issued guidance related to the disclosures about derivative instruments and hedging activities. This guidance is intended to enhance the current financial statement disclosure framework. The guidance requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using the derivatives. Finally, this guidance requires cross-referencing within the footnotes, which should help users of financial statements to locate important information about derivative instruments. The adoption of this guidance did not have a significant impact on the consolidated results of operations or financial position of the Company.

In December 2007, the FASB issued an amendment to an existing accounting standard which provides guidance related to business combinations. The amendment requires that full fair value accounting be used for all business combinations and for an acquirer to be identified for each business combination. This amendment also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This amendment applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. This guidance is effective for the Company’s fiscal year beginning June 1, 2009. The adoption of this guidance resulted in the Company recognizing a gain associated with the Cryptek Technologies Inc. asset acquisition and expensing the transaction costs associated with the Cryptek Technologies Inc. and KGC Companies asset acquisitions.

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued guidance related to revenue recognition for arrangements with multiple deliverables. This guidance eliminates the residual method of allocation and requires the relative selling price method when allocating deliverables of a multiple-deliverable revenue arrangement. The determination of the selling price for each deliverable requires the use of a hierarchy designed to maximize the use of available objective evidence including, vendor specific objective evidence, third party evidence of selling price, or estimated selling price. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and must be adopted in the same period using the same transition method. If adoption is elected in a period other than the beginning of a fiscal year, the amendments in these standards must be applied retrospectively to the beginning of the fiscal year. Full retrospective application of these amendments to prior fiscal years is optional. Early adoption of these standards may be elected.

Off-Balance Sheet Arrangements

During 2010 and 2009, we did not use off-balance sheet arrangements.

MANAGEMENT

Directors and executive officers

The following table sets forth as of September 21, 2010, the name, age, and position of each of our executive officers and directors.

Name	Age	Position Held
Phillip DeZwirek	72	Chairman, Chief Executive Officer, Treasurer, and Director
Stephen Pudles	51	Chief Executive Officer of API Defense USA
Claudio Mannarino	40	Chief Financial Officer and Vice President—Finance
Jonathan Pollack	39	Executive Vice President and Director
Jason DeZwirek	40	Secretary and Director
Donald Wright	72	Director
Arthur Cape	73	Director
Bernard Kraft	80	Director

Each director serves for a term of either (i) one year and until his or her successor is elected at our annual shareholders’ meeting or (ii) if such director was elected after our annual shareholders’ meeting for the relevant year, then until his or her successor is elected at our annual shareholders’ meeting and is qualified, and in all cases, subject to removal by our shareholders at anytime. Each officer serves, at the pleasure of the Board of Directors, for a term of one year or less, if appointed at a time other than the annual meeting of directors, and until his or her successor is elected at a meeting of the Board of Directors and is qualified.

Set forth below is certain biographical information regarding each of our executive officers and directors, including for each director the specific experience, qualifications and attributes that led to the conclusion that such person should serve as a director.

Phillip DeZwirek became a director of ours and our Chairman and Treasurer on the effective date of the Business Combination, November 6, 2006. He also held the position of Chief Executive Officer from such date until April 2008, when Stephen Pudles assumed that position and became Chief Executive Officer again on September 13, 2010 upon Mr. Pudles’ resignation. Mr. DeZwirek held the positions of Chairman, Chief Executive Officer and Treasurer at API Ontario from May 2002 through September 13, 2010. He also served the same positions with API Sub and became a director of API Sub from the effective date of the Business Combination through September 13, 2010. Mr. DeZwirek also was a director of API Ontario from September 2001 through September 13, 2010. Mr. DeZwirek has been a director and Chairman of the Board of CECO Environmental Corp. (“CECO”), a provider of air pollution control products, since August 1979 (NASDAQ-CECE), and served as CECO’s Chief Executive Officer from August 1979 through February 2010. In addition to his service to API, Mr. DeZwirek’s principal occupations during the past five years have been serving as Chairman of the Board and Chief Executive Officer of CECO and serving as President of Icarus Investment Corp., an Ontario corporation (since 1990). Mr. DeZwirek has also been involved in private investment activities for the past five years.

As a member of the Board since the Business Combination, and as our Chief Executive Officer, Mr. Phillip DeZwirek has a thorough understanding of our total company operations. He brings extensive strategic and operations expertise to the Board. His broad market experience and historical insight he provides are valuable as we evaluate our current operations, potential acquisitions and overall corporate strategy.

Stephen Pudles served as our Chief Executive Officer from April 22, 2008 until September 13, 2010, and as a director from November 6, 2008 until September 13, 2010. He has served as Chief Executive Officer of API Defense USA since December 9, 2009. He also serves as a director and as an executive officer of our other operating subsidiaries. He brings more than 25 years of electronics industry experience to the Company. From 2000 until joining the Company, Mr. Pudles was employed by OnCore Manufacturing Services LLC (formerly known as Nu Visions Manufacturing LLC) (“OnCore”), where he served as President and CEO from 2002 to 2007, Executive Vice President from 2007 until joining the Company, and Vice President from 2000 to 2001. He currently serves as a director of OnCore. Previously, he has held senior management positions with Tanon Manufacturing, Electronic Associates, IEC and Restor Industries. He has been a member of IPC’s Electronics Manufacturing Services Industry (EMSI) Council since 1988; was an original member of the Assembly Market Research Council (AMRC) Steering Committee; and was the Chairman of the IPC Taskgroup that created the IPC-D-326 document defining the “Documentation Requirements for Printed Circuit Board Assemblies.” He also serves as Vice Chairman of the IPC Board of Directors and is chairman of the EMSI Management Council. Mr. Pudles has a Masters of Science in management and a Bachelor of Engineering from Stevens Institute of Technology in Hoboken, New Jersey.

Claudio A. Mannarino, B.Com, C.M.A, became our Chief Financial Officer and Vice President of Finance on the effective date of the Business Combination, November 26, 2006. He holds the same positions with API Sub and has had the same positions at API Ontario since 2004. Mr. Mannarino has over 11 years of professional accounting and finance experience. He holds a Bachelor of Commerce Degree from the University of Ottawa and is a Certified Management Accountant.

Mr. Mannarino joined our subsidiary Filtran Limited in April of 2000. From April 2000 to 2004, he was controller and manager of human resources and IT at Filtran Limited and Filtran Inc. He was named CFO and VP of Finance for API Ontario in 2004. His responsibilities include managing the financial reporting function for API Ontario, and the finance and IT departments of Filtran Limited. Mr. Mannarino has no other outside business activities.

Prior to joining Filtran Limited, Mr. Mannarino spent three years as Controller for two divisions of GTC Transcontinental, a Canadian publicly traded company on the Toronto Stock Exchange. After three years in roles with progressively more responsibility at GTC he joined a project management company as a senior accountant, whose role centered on developing long-term business strategies and improving business practices.

Jonathan Pollack has served as Executive Vice President since September 4, 2009 and as a director since June 2007. Mr. Pollack also served on the Audit Committee and Compensation Committee from January 2007 through September 4, 2009. From March 2005 through its sale in 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. From 2000 to 2005, Mr. Pollack was President of The JMP Group, a strategic and financial advisory firm to numerous private and public companies. Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently a director of Lifebank Corp. (TSX-V:LBK). Mr. Pollack received a Masters of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He is involved in several philanthropic organizations and is the Vice Chair of Leadership Sinai Board of Directors at the Mt. Sinai Hospital, Toronto, Ontario and is Past Chair and Director of the Crescent School Foundation, Toronto, Ontario.

Mr. Pollack brings 15 years of financial, strategic and merger and acquisitions expertise to the Board, which assists the Board as the Company expands its business.

Jason DeZwirek became a director of ours and our Secretary on the effective date of the Business Combination, November 6, 2006. He held the same positions with API Sub from the date of the Business Combination to September 13, 2010. Mr. Jason DeZwirek also held those positions with API Ontario from May 31, 2002 to September 13, 2010 and was a director of API Ontario from September 2001 to September 13, 2010. He has been a Director of CECO since February 1994 and the Secretary of CECO since February 20, 1998. He was the founder (1999), Chairman and CEO of Kaboose, Inc. (TSX:KAB), the largest independent family focused online media company in the world that was sold to Disney and Barclays Private Equity in 2009.

With his experience at Kaboose Inc., Mr. Jason DeZwirek brings broad executive expertise, including operations, technology, management, and strategy to the Board. Having served as director of the Company since the Business Combination, and as a director of API Ontario since 2002, he also has a breadth of knowledge of the overall company issues.

Donald A. Wright became a director of ours on February 15, 2006. Mr. Wright has also been a member of the Audit Committee since March 9, 2006 and the Compensation Committee since its formation on June 20, 2007. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which is a real estate developer and apartment building syndicator, since 1992. Since September 2010, Mr. Wright has served as Associate Broker and Vice President of Syndication of SD Homes, a real estate brokerage firm and syndicator of apartment buildings in San Diego. From January 2005 through July 2007, he was an associate real estate broker with One Source Realty GMAC in San Diego California, and from July 2007 through September 2010 was an associate real estate broker with Coldwell Banker Residential Brokerage. Mr. Wright has been a director of CECO since February 20, 1998. Mr. Wright has also been a member of the Audit Committee of CECO since February 20, 1998 and has been a member of CECO’s Compensation Committee since December 1, 2005.

Having served on our Board since the Business Combination, Mr. Wright has a wide breadth of knowledge concerning issues affecting the Company. Mr. Wright also has additional experience as a public company director, including serving on Audit Committees.

Arthur Cape has served as a director since June 20, 2007 when he was elected by the Board of Directors. Mr. Cape has also been a member of the Audit Committee since June 20, 2007. Mr. Cape has served the manufacturing industry for over 30 years. Since 1991 he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and from 2001 through January 2009 served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. Since May 25, 2005, Mr. Cape has served as a director of CECO. He has also served on the Audit Committee of CECO since such date. Mr. Cape has also acted as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing and sales experience to the Board, including international experience, which is valuable as we expand our business globally. He also brings experience in serving on a public company Audit Committee.

Bernard Kraft, C.A., became a director of ours on September 4, 2009. Mr. Kraft also has served on our Audit Committee as Chairman and our Compensation Committee as of such date. Mr. Kraft is recognized as a Designated Specialist in Investigative and Forensic Accounting by the Canadian Institute of Chartered Accountants. Mr. Kraft is a retired senior partner of the Toronto, Canada accounting firm Kraft, Berger LLP, Chartered Accountants and now serves as a consultant to that firm. He is also a principal in Kraft Yabrov Valuations Inc. Mr. Kraft is a member of the Canadian Institute of Chartered Business Valuators, the Association of Certified Fraud Examiners and the American Society of Appraisers. Mr. Kraft has served as a director of Agnico-Eagle Mines Limited (a gold mining company traded on the Toronto Stock Exchange (TSX:AEM) and the New York Stock Exchange (NYSE:AEM)) since March 12, 1992, and is also a director of Canadian Shield Recourses Inc. (a mining exploration company traded on the TSX Venture Exchange) and St. Andrews Goldfields Limited (a mining exploration company listed on the Toronto Stock Exchange (TSX:SAS)). Mr. Kraft also served as a director of Kaboose Inc.

Mr. Kraft brings years of financial experience and expertise to the Board. He also has extensive public company board experience.

Family relationships

Jason DeZwirek is Phillip DeZwirek’s son. There are no other family relationships between any two or more of our directors or executive officers.

Director Nominee

Eric M. Goldberg, age 40, is a current nominee for director for our October 7, 2010 annual meeting. Eric M. Goldberg has, since 1996, served as the President of All American Events & Tours in Pittsburg, Pennsylvania, a sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients. Mr. Goldberg has also been a principal of GKK Capital, a commercial real estate development company since July 3, 2007. From 1996 to 1999, Mr. Goldberg was General Counsel for Native American Nations, a company focusing on developing business strategies for Native American Tribes throughout the country. Mr. Goldberg received a Bachelor of Science in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate Degree from the University of Miami School of Law. Mr. Goldberg is a member of the Florida Bar.

Mr. Goldberg will bring 15 years of sales, marketing, operations and strategic planning expertise to the Board, which will assist the Board as we continue to expend our business. He will also bring valuable legal background to the Board.

CORPORATE GOVERNANCE MATTERS

Our Board of Directors consists of directors Phillip DeZwirek, Jason DeZwirek, Donald Wright, Jonathan Pollack, Arthur Cape and Bernard Kraft. Stephen Pudles served as director from November 6, 2008 through September 13, 2010. Each director is subject to election at each annual meeting of stockholders. Each of Arthur Cape, Bernard Kraft, and Donald A. Wright qualify as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market. The NASDAQ Stock Market independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees

Audit Committee

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The primary purpose of the Audit Committee of the Board of Directors is to assist the Board of Directors of the Company in fulfilling its responsibility to oversee the integrity of the financial statements of the Company and the Company’s compliance with legal and regulatory requirements, by overseeing and reviewing (i) the financial reports and other financial information, such as earnings press releases, provided by the Company to any governmental or regulatory body, the public or other users thereof, (ii) the Company’s system of internal accounting and financial controls, (iii) the engagement of the Company’s independent registered public accounting firm, and (iv) the annual independent audit of the Company’s financial statements.

The members of the Audit Committee are Directors Bernard Kraft, Chairman, Arthur Cape, and Donald Wright, each of whom has been determined to be independent under NASDAQ Stock Market listing standards. The Board has determined that Bernard Kraft is an audit committee financial expert as defined in Section (d)(5) of Item 407 of Regulation S-K.

Compensation Committee

The members of our Compensation Committee are Directors Donald Wright, Chairman, and Bernard Kraft. The Board of Directors has determined that each of them is independent under NASDAQ Stock Market listing standards.

Nomination Committee

The Company does not have a standing nominating committee. Instead, nominations for the election of directors have been handled by the full board, which permits all directors to participate in the process. Directors Phillip DeZwirek, Jason DeZwirek, and Jonathan Pollack and former director Stephen Pudles are not considered independent under the NASDAQ Stock Market listing standards.

EXECUTIVE COMPENSATION

Throughout this Prospectus, the individuals included in the Summary Compensation Table below are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our chief executive officer, president and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. We do not use compensation consultants in determining or recommending the amount or form of executive or director compensation.

The day-to-day administration of savings plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

The Compensation Committee of the Company was formed on June 20, 2007. The Compensation Committee currently consists of two directors, Donald Wright, Chairman and since September 4, 2009, Bernard Kraft.

Compensation Philosophy

The goal of our executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time attracting, motivating and retaining key employees. To achieve this goal, the Company’s named executive officers are offered compensation opportunities that are linked to the Company’s financial performance and to individual performance and contributions to the Company’s success.

To achieve this goal, the Compensation Committee focuses on the following considerations:

•

An emphasis on rewarding our named executive officers with total compensation (including cash and stock options) at competitive market levels, based on each executive’s experience, skills and individual performance; and

•

An appropriate mix of short-term (salary and cash bonuses) and long-term compensation (stock options), which facilitates retention of talented executives and balances short-term and long-term financial goals and behaviors within the Company.

The primary components of the Company’s executive compensation program for its named executive officers have been: (a) base salaries, (b) bonuses, and (c) long-term incentive opportunities in the form of stock options.

Compensation Components

For fiscal 2010, the Company primarily used three types of compensation in paying its key executives: base salaries, bonuses, and options.

Base Salary

In setting base pay for the Company’s key executives, the Compensation Committee or the Chief Executive Officer reviews the following quantitative and qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, internal equity and other considerations. Effective February 1, 2010, the Compensation Committee increased Mr. Pudles’ base salary to $325,000 from $265,000 and Mr. Mannarino’s base salary to $200,000 from $150,000.

The Compensation Committee believes that an executive’s base salary should be targeted at market competitive levels while rewarding outstanding performance with above-average total compensation. Base salaries for executives are reviewed annually, and are adjusted from time to time based on a review of individual performance.

Cash Bonuses

Cash bonuses have not historically played a significant part in the compensation of the Company’s executives. However, Stephen Pudles and our former Chief Technology Officer, Martin Moskovits, under their respective employment agreements, are or were entitled to cash bonuses based on the achievement of performance goals, subject, with respect to Dr. Moskovits, to the discretion of the Board. The specific milestones are to be set by the Board in consultation with the respective officers. For fiscal 2009 and 2010, no specific benchmarks were established, and the bonuses were in the discretion of the Compensation Committee. For fiscal year 2009, the Compensation Committee granted $132,500, $20,000 and $30,000 in cash bonuses to Mr. Pudles, Dr. Moskovits and Mr. Mannarino, respectively. For fiscal year 2010, the Compensation Committee granted $162,500, $100,000 and $50,000 in cash bonuses to Mr. Pudles, Mr. Pollack and Mr. Mannarino, respectfully. The bonuses, in each case, were determined based on overall performance of each of the officers.

Long-term Incentives

Stock-based compensation has also been an element of the Company’s compensation program for its key executives. The Company’s 2006 Equity Incentive Plan was adopted by the Board and approved by our stockholders on October 19, 2007. The purpose of the plan is to allow the Company to grant options to purchase shares of the Company’s common stock or to grant restricted stock or bonus stock awards. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plan, the size of a particular award of an option based upon its subjective assessment of an individual’s performance, responsibility and functions and how this performance may have contributed, or is expected to contribute, to the Company’s performance. Although the Company has not granted restricted stock or stock bonuses, similar considerations would go into the award of restricted stock or stock bonuses.

We believe awards pursuant to the Company’s 2006 Equity Incentive Plan align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will benefit under such plan only if the other stockholders of the Company also benefit. The purpose of the plan is to encourage executives and others to acquire a proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company.

On August 5, 2009, the Compensation Committee granted 498,109 options to Mr. Pudles, 200,000 options to Mr. Mannarino and 550,000 options to Mr. Pollack. Mr. Pudles and Mr. Mannarino’s options vest in five equal annual installments and Mr. Pollack’s options vest in three equal annual installments.

Mr. Phillip DeZwirek, our Chairman, has been historically compensated by the Company almost exclusively with option-like warrants to strongly align his interests with the creation of stockholder equity value. While this creates a high deal of risk on Mr. DeZwirek’s compensation, it only rewards him for growth of the Company and increases in its equity value and thereby providing strong long term growth incentives without a cash drain on the Company. No new options were granted to Mr. DeZwirek during the 2010 fiscal year.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with certain perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

API Electronics, one of our subsidiaries, sponsors a 401(k) retirement plan for our U.S. employees. Pursuant to this plan, the Company matches contributions each pay period at 50% of the employees contributions up to 3% of an employee’s compensation.

Attributed costs of the perquisites described above for the named executive officers for fiscal 2010 and 2009 are included in column “All Other Compensation” of the Summary Compensation Table in the Executive Compensation section.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee structures the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. The Compensation Committee from time to time will rely upon recommendations made by the Company’s management, and in particular, the Chairman and the Chief Executive Officer, regarding compensation for named executive officers, except that the chief executive officer does not participate in the determination of his compensation. The Compensation Committee will review and approve, or, if the situation warrants, will recommend to the full Board of Directors for approval, all new executive compensation programs, including those for the named executive officers. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate annually review the performance of each of the named executive officers of the Company (other than the chief executive officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual cash performance and stock-based award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Risk Considerations in our Compensation Program

We generally structure the compensation of management to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short term gains, or annual stock price performance which may be to the detriment of long term appreciation and other business metrics. The variable (cash bonus and stock option awards) portion of compensation is designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. Stock options will reward the recipient only if improved overall corporate performance is reflected in the public stock price. We believe that the variable components of compensation are sufficient to motivate executives to produce superior short and long terms corporate results while the fixed element is also sufficient that executives are not encouraged to take unnecessary or excessive risks in doing so.

Summary Compensation Table for Fiscal Year 2010 and 2009

The following table summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended May 31, 2010 and May 31, 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)

Stephen Pudles Chief (2) Former Chief Executive Officer (PEO)	2010	284,615	162,500	712,296	17,050	(3)	1,176,461
	2009	265,000	132,500	—	4,397		401,897

Jonathan Pollack (4) Executive Vice President	2010	176,178	100,000	786,500	6,250		1,068,928
	2009		—	—	25,000		25,000

Claudio Mannarino Chief Financial Officer	2010	166,346	50,000	286,000	2,143	(5)	504,489
	2009	115,192	30,000	—	2,271		147,463

Martin Moskovits (6) Former Chief Technology Officer	2010	324,519	—	—	101,875	(7)	426,394
	2009	375,000	200,000	—	3,647		398,647

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 17 to our consolidated financial statements for the year ended May 31, 2010 included in this Prospectus for the relevant assumptions used to determine the valuation of our option awards.

(2)	Mr. Pudles served as Chief Executive Officer of the Company from April 22, 2008 until September 13, 2010 and currently serves as Chief Executive Officer of API Defense USA.
(3)	Includes 401(k) contribution and car allowance.
(4)	Mr. Pollack became Executive Vice President on September 4, 2009. He has served as a director since June 2007. The compensation amounts listed in the column Option Awards and the amounts listed in the column All Other Compensation represent options and director fees Mr. Pollack received for his services as a director. Mr. Pollack performs his services as Executive Vice President pursuant to a Consulting Agreement between the Company and JMP Fam Holdings Inc., and the amount listed under Salary is the amount of the consulting fees paid under Consulting Agreement. The amounts paid under the Consulting Agreement are paid in Canadian dollars. The rate and methodology in converting the amounts paid to U.S. currency is determined by using the average conversion rate during the fiscal year reported.
(5)	Includes car allowance.
(6)	Dr. Moskovits resigned as Chief Technology Officer effective April 2, 2010.
(7)	Includes $100,000 in severance fees and car allowance.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding unexercised stock options for each named executive officer as of the end of fiscal year 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stephen Pudles	499,407	249,703	(1)	1.3875	4/22/2018
	199,763	299,644	(2)	1.3875	4/22/2018
		498,109	(3)	1.43	8/04/2019

Martin Moskovits	33,333			1.5075	3/14/2011
	140,000			1.5075	10/02/2010
	60,000			1.5075	10/02/2010

Claudio Mannarino	15,000	10,000	(4)	1.4643	12/27/2016
		200,000	(3)	1.43	8/04/2019

Jonathan Pollack	5,555	2,778	(5)	4.035	6/20/2017
		550,000	(6)	1.43	8/04/2019

(1)	Options become exercisable on April 22, 2011.
(2)	Options become exercisable in three equal installments commencing April 22, 2011.
(3)	Options became exercisable on five equal installments commencing August 5, 2010.
(4)	Options become exercisable in two equal installments commencing December 27, 2010.
(5)	Options become exercisable on June 21, 2010.
(6)	Options become exercisable in three equal installments commencing on August 5, 2010.

Narrative Disclosure to Summary Compensation Table

Stephen Pudles

Mr. Pudles assumed the position of our Chief Executive Officer in April 2008. In connection with the Proxy Agreement, he resigned as Chief Executive Officer and director on September 13, 2010. He continues to serve as Chief Executive Officer of API Defense USA. In connection with his resignation, his employment agreement (“Old Agreement”) with the Company was terminated and he entered into a new employment agreement (“New Agreement”) with API Defense USA dated September 13, 2010. The substantive terms of the New Agreement generally preserve the terms and conditions of Mr. Pudles’ employment agreement with API. The Old Agreement provided for a base salary of $265,000, with potential increases. Effective February 1, 2010, the Compensation Committee increased his base salary to $325,000. His Old Agreement provided for an annual bonus equal to 50% of his base salary based on achievement of annual EBITDA targets and other performance targets, as determined by the Board of Directors in consultation with Mr. Pudles. The performance targets for fiscal year 2010 were not established, however, the Compensation Committee determined, in its discretion, that due to Mr. Pudles’ performance, he was entitled to a $162,500 cash bonus, an amount equal to 50% of his current base salary.

Under the New Agreement, Mr. Pudles’ base salary is $325,000. His annual bonus will be 50% of Mr. Pudles’ base salary based on API Defense USA and its subsidiaries and Mr. Pudles achieving certain performance milestones as established by the Board of Directors of API Defense USA. Either API Defense USA or Mr. Pudles may terminate the New Agreement at any time without cause, although Mr. Pudles must give 60 days notice of such termination. If API Defense USA terminates Mr. Pudles without cause (i) prior to April 22, 2012, he will receive twelve months salary as severance pay and (ii) on or after April 22, 2012, he will receive eighteen months salary as severance pay.

Mr. Pudles is subject to a non-compete under his New Agreement, which will survive termination of his employment for the shorter of two years or the time over which he receives severance pay.

In April 2008, Mr. Pudles was granted options to purchase 1,248,517 shares of common stock, 499,407 of which were to be performance based and 749,110 of which vest in three equal annual installments commencing on April 22, 2009. On August 5, 2009, the Compensation Committee and the Board of Directors determined that the option grant as to the 499,407 options that were to be performance based will vest in five equal installments, commencing on April 22, 2009. All such options have an exercise price of $1.3875 per share.

On August 5, 2009, in acknowledgement of his service to the Company, and to further provide incentive compensation, the Compensation Committee granted Mr. Pudles options to purchase 498,109 shares of common stock. Such options vest equally over a five year period beginning April 5, 2010 and have an exercise price of $1.43 per share.

The Company believes that the strong equity incentive program for Mr. Pudles is beneficial to the Company because it strongly aligns Mr. Pudles interests with the Company’s and its stockholders. The Company also believes that the salary paid to Mr. Pudles is market rate given his level of experience and his skill set.

Jonathan Pollack

Mr. Pollack became Executive Vice President in September, 2009. There is a written consulting agreement between API and JMP Fam Holdings Inc., (“Consultant”), through which Mr. Pollack provides services. The Consulting Agreement provides for an annual fee to be paid to Consultant of Cnd $250,000, and for a bonus, in the discretion of Board, of up to Cnd $100,000. Mr. Pollack was granted the full bonus of $100,000 for fiscal year 2010. The term of the Consulting Agreement is one year and is renewable upon the mutual agreement of the parties. Either party may terminate the Consulting Agreement upon four weeks prior notice. However, if the Consulting Agreement is terminated by the Company without cause, the Consultant is entitled to severance of one year of the base fee, plus the maximum amount of the bonus.

If there is a change in control of the Company and Consultant resigns or is terminated by the Company without cause within six months of the change in control, the Consultant will receive a termination payment equal to one year of the base fee, plus the maximum annual bonus, and all unvested options of the 550,000 options granted to Mr. Pollack on August 5, 2009 will vest.

Mr. Pollack is subject to a non-compete under the Consulting Agreement, which will survive termination of the engagement for the shorter of two years or the time over which severance pay is being paid.

Claudio Mannarino

Mr. Mannarino does not have a written employment agreement with the Company. Effective February 1, 2010, the Compensation Committee increased his base salary to $200,000 from $150,000. Mr. Mannarino is also eligible for bonuses in the sole discretion of the Compensation Committee, which determined that he should receive a $50,000 bonus for fiscal 2010. On August 5, 2009, the Compensation Committee, as additional incentive compensation, granted Mr. Mannarino options to purchase 200,000 shares of common stock. Such options vest equally over a five year period beginning April 5, 2010 and have an exercise price of $1.43 per share.

Martin Moskovits

Dr. Moskovits resigned April 2, 2010. In connection with Dr. Moskovits’ resignation, we entered into an agreement pursuant to which we agreed to pay Dr. Moskovits a lump sum severance payment of $100,000. We also agreed to a three month extension of the expiration date of 200,000 options to purchase shares of common stock held by Dr. Moskovits. Those options will expire six months after the effective date of his resignation instead of three months, as provided in the original option agreements.

Dr. Moskovits is subject to a non-compete under his employment agreement, which survives the termination of his employment for the longer of one year or the time over which he receives severance pay.

Dr. Moskovits had a written employment agreement and commenced employment with the Company on May 1, 2007 with a base salary of $375,000 per year. His employment agreement also provided for an annual bonus and that a portion of the bonus would be based on the Company’s achievement of specified performance milestones. The performance targets for fiscal year 2009 were not established, however, the Compensation Committee determined that due to Dr. Moskovits’ performance, he was entitled to a $20,000 cash bonus.

Director Compensation for Fiscal Year 2010

The following table provides information for the fiscal year ending May 31, 2010 of the cash and other compensation for directors who are not named executive officers and who served during the 2010 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1),(2) ($)	All Other Compensation ($)		Total ($)
Arthur Cape	10,000	14,300	—		24,300
Jason DeZwirek	—	—	97,188	(3)	97,188
Phillip DeZwirek	—	—	9,287	(4)	9,287
Bernard Kraft	18,750	—	—		18,750
Donald Wright	15,000	14,300	—		29,300

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 17 to our consolidated financial statements for the year ended May 31, 2009 included in this Prospectus for the relevant assumptions used to determine the valuation of our option awards.
(2)	The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2010: Mr. Cape: 8,333 shares, 5,555 of which were vested; Mr. Phillip DeZwirek: 833,334, all of which were vested; Mr. Jason DeZwirek: 833,334, all of which were vested; and Mr. Wright: 8,333 shares, all of which were vested.
(3)	Includes $90,304 of consulting fees and $6,884 of life insurance premiums.
(4)	Includes life insurance premiums and car allowance.

We pay each of our independent directors $10,000 a year, payable quarterly, to serve as directors of the Company. Additionally, the Chairman of the Audit Committee receives an additional $15,000 and the Chairman of the Compensation Committee of the Company receives an additional $5,000 per year. Such amounts are also payable quarterly. Because Mr. Kraft was audit committee chairman for a portion of fiscal 2010, he received a pro rata amount of the $15,000 Chairman fee. On August 5, 2009, the Company granted to Mr. Pollack, Mr. Cape and Mr. Wright options to purchase 550,000, 10,000, and 10,000, respectively, shares of the common stock of the Company for an exercise price of $1.43 per share. Mr. Pollack’s options vest over a three year period and Mr. Cape and Mr. Wright’s options vest over a five year period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since June 1, 2008, the following transactions have occurred in which persons who, at the time of such transactions, were directors, officers or owners of more than 5% of our common stock, had a direct or indirect material interest.

We are party to an oral agreement with Icarus Investment Corp., an Ontario corporation, (“Icarus Ontario”), a shareholder of the Company that is controlled by Jason DeZwirek, Secretary and a director of the Company, and Phillip DeZwirek, the Chairman, Treasurer and a director of the Company. The agreement, which renews annually, provides that Icarus Ontario will provide office space, office equipment and supplies, telecommunications, personnel and management services to the Company for an annual fee of $170,000 (plus certain expenses). During the years ended May 31, 2010 and May 31, 2009, we paid Icarus Ontario $186,855 and $187,906, respectively, for such services.

On January 20, 2010 and January 22, 2010, we conducted a private placement of $20,000,000 of Secured Promissory Notes (“Secured Notes”) and warrants to purchase 3,571,447 shares of common stock (“Warrants”) of API to various investors including Icarus Ontario ($2,500,000 Secured Note, 446,429 Warrants), DAJJ Family Trust, an affiliate of Mr. Jason DeZwirek ($2,000,000 Secured Note, 357,143 Warrants), Maxchar Family Trust, an affiliate of Mr. Pollack ($250,000 Secured Note, 44,643 Warrants), Mr. Kraft ($150,000 Secured Note, 26,786 Warrants), Mr. Mannarino ($50,000 Secured Note, 8,929 Warrants), Mr. Pudles ($100,000 Secured Note, 17,858 Warrants), and Mr. Wright ($100,000 Secured Note, 17,858 Warrants). The Secured Notes are due three years from issuance. Interest accrues at an annual rate of 15% per annum and is payable in arrears each calendar quarter. The entire principal balance and all accrued and unpaid interest on the Secured Notes is payable upon maturity. API can elect to prepay all or a portion of the Secured Notes anytime. If API elects to prepay in the first year, it must pay the investor interest that would have accrued on such prepaid amount from and after the prepayment date to January 20, 2011. Otherwise, API must pay the investor an additional 2% of the prepaid amount. The Secured Notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate. The security interests of the Secured Notes are subordinate to (1) working capital loans and (2) securities interests granted in connection with any acquisition by API of other companies, lines of businesses or assets, or the financing thereof. The Warrants have an exercise price of $1.40 per share and expire in five years. The number of shares of common stock that can be purchased upon the exercise of the Warrants and the exercise price of the Warrants are subject to customary anti-dilution provisions.

On June 23, 2009, we issued $3,650,000 of secured convertible promissory notes (the “Notes”) to a group of investors. The investors included Jason DeZwirek, who purchased $700,000 of the Notes, Jonathan Pollack, who purchased $50,000 of the Notes, and Icarus Ontario, which purchased $700,000 of the Notes. The Notes are convertible into shares of our common stock at a price of $0.75 per share at any time. The Notes are due on June 23, 2012 and accrue interest at the rate of 12% per annum, payable quarterly. The Notes are secured by the personal property of the Company and its subsidiaries. The proceeds were used to purchase rights in and to certain loan documents related to Cryptek Technologies Inc., the assets of which the Company subsequently acquired.

On December 21, 2009, the Note and Security Agreement between us and the holders of the Notes was amended (the “First Amendment”). In consideration of the holders of the Notes entering into the First Amendment, we agreed to issue warrants (the “December Warrants”) to purchase approximately 250,000 shares of the common stock of the Company, pro rata among the Note holders, at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012. Mr. Jason DeZwirek, Mr. Pollack and Icarus Ontario received 47,945, 3,424, and 47,945, respectively, of the December Warrants.

In July, 2007, the Company borrowed $4,000,000 of the purchase price of the assets of NanoOpto Corporation from Jason DeZwirek. The note evidencing this loan had a 5 year and one month term and an interest rate of 12%. The note was payable unless sooner repaid, on August 18, 2012. Interest payments were payable on the last day of December and June, beginning December 31, 2007. The note was repaid in full prior to the end of the 2008 fiscal year.

We conducted a private placement offering of shares of its common stock in 2008 for the purchase price of $0.05 per share of common stock. In April and May of 2008, several of our officers and directors purchased shares in the offering. Jonathan Pollack (a director), purchased 66,667 shares for $50,000, Peggy DeZwirek, wife of Phillip DeZwirek (our Chairman, Treasurer and a director), purchased 66,667 shares for $50,000, Stephen Pudles (our Chief Executive Officer) purchased 133,334 for $100,000, Icarus Investment Corp., a Delaware corporation (“Icarus Delaware”) (controlled by Phillip DeZwirek and Jason DeZwirek) purchased 783,334 shares for $587,500, Jason DeZwirek (our Secretary and a director) purchased 783,334 shares for $587,500, and Martin Moskovits (our Chief Technology Officer) purchased 26,667 shares for $20,000.

The bank debt of API Ontario was guaranteed by Thomas W. Mills, the former President and a former director of the Company until January 2009. Mr. Mills resigned as President as of March 19, 2009 and ceased being a director on November 6, 2008.

During the 2010, 2009 and 2008 fiscal years, we paid Jason DeZwirek, a director and the Secretary of the Company, $90,218, $83,038, and $94,958 respectively, in consulting fees.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The financial statements of the Company for the fiscal years ended May 31, 2010 and 2009 have been included in this prospectus in reliance upon the report of WithumBrown+Smith, PC, independent registered public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Kuchera Defense Systems, Inc. as of and for the fiscal years ended June 30, 2009 and 2008 and KII, Inc. as of and for the fiscal years ended December 31, 2009 and 2008 have been included in this Prospectus in reliance upon the report of WithumBrown+Smith, PC, independent public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered in this Prospectus is being passed upon for us by Barnes & Thornburg LLP, Chicago, Illinois 60606.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room as 100 F Street, NE, Washington, DC 20549 on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file reports with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically, including the Company, with the SEC. The address for the SEC web site is www.sec.gov. Our SEC filings are also available on our corporate website, www.apitechnologies.com.

API Technologies Corp.

Consolidated Financial Statements for Years Ended May 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

API Technologies Corp.

We have audited the consolidated balance sheets of API Technologies Corp. as of May 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of API Technologies Corp. as of May 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 3 and 4, for the year ended May 31, 2010, the Company adopted new accounting standards for business combinations.

/s/ WithumSmith+Brown, PC

New Brunswick, New Jersey

August 10, 2010

API TECHNOLOGIES CORP.

Consolidated Balance Sheets

	May 31, 2010	May 31, 2009
Assets
Current
Cash and cash equivalents	$4,496,025	$2,423,835
Marketable securities, at fair value	200,474	129,085
Accounts receivable, less allowance for doubtful accounts of $101,911 and $85,152 at May 31, 2010 and 2009, respectively	15,115,117	3,644,304
Inventories, net (note 7)	29,761,594	5,888,435
Deferred income taxes	1,277,452	186,630
Prepaid expenses and other current assets	1,370,407	266,018
Current assets of discontinued operations (note 5)	44,172	66,673

	52,265,241	12,604,980
Fixed assets, net	11,493,384	2,445,992
Fixed assets held for sale (note 2)	931,075	2,493,986
Deferred income taxes	257,290	627,160
Goodwill (note 9)	8,461,889	1,130,906
Intangible assets, net (note 9)	3,160,422	221,823
Long-lived assets of discontinued operations (note 5)	2,041,155	4,628,463

	$78,610,456	$24,153,310

Liabilities and Shareholders’ Equity
Current
Bank indebtedness	$697,654	$—
Accounts payable and accrued expenses	16,215,900	3,386,435
Deferred revenue	7,776,622	228,734
Deferred income taxes	1,301,364	24,922
Sellers’ note payable (note 12)	10,000,000	—
Current portion of long-term debt (note 13)	289,638	96,296
Current liabilities of discontinued operations (note 5)	439,633	622,131

	36,720,811	4,358,518
Deferred income taxes	233,354	788,844
Long-term debt, net of current portion and discount of $3,286,871 and $0 at May 31, 2010 and 2009, respectively (note 13)	22,718,609	12,159

	59,672,774	5,159,521

Commitments and contingencies (note 21)
Shareholders’ equity
Common stock, ($0.001 par value, 100,000,000 authorized shares, 32,845,275 and 31,753,865 shares issued and outstanding at May 31, 2010 and May 31, 2009, respectively)	32,845	31,754
Special voting stock ($0.01 par value, 1 share authorized, issued and outstanding at May 31, 2010 and May 31, 2009, respectively)	—	—
Additional paid-in capital	41,544,341	35,179,191
Common stock subscribed but not issued	2,373,000	—
Accumulated deficit	(25,477,455)	(16,462,414)
Accumulated other comprehensive income:
Currency translation adjustment	302,874	141,677
Unrealized gain on marketable securities, net of tax	162,077	103,581

Total accumulated other comprehensive income	464,951	245,258

	18,937,682	18,993,789

	$78,610,456	$24,153,310

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statements of Operations

	Year ended May 31, 2010	Year ended May 31, 2009
Revenue, net	$68,550,030	$25,461,024
Cost of revenues
Cost of revenues	50,564,787	18,718,719
Restructuring charges (note 22)	636,458	876,141

Total cost of revenues	51,201,245	19,594,860

Gross profit	17,348,785	5,866,164

Operating expenses
General and administrative	11,980,230	5,260,490
Selling expenses	3,352,373	2,020,367
Research and development	2,199,855	840,788
Business acquisition and related charges	2,453,542	—
Restructuring charges (note 22)	571,512	200,000

	20,557,512	8,321,645

Operating loss	(3,208,727)	(2,455,481)
Other (income) expenses, net
Interest (income) expense, net	2,068,600	(47,166)
Other (income) expense, net	(2,056,993)	—
(Gain) loss on foreign currency transactions, net	67,389	(424,861)

	78,996	(472,027)

Loss from continuing operations before income taxes	(3,287,723)	(1,983,454)
Provision for income taxes	45,454	99,687

Loss from continuing operations	(3,333,177)	(2,083,141)
Loss from discontinued operations, net of tax	(5,681,864)	(4,361,396)

Net loss	$(9,015,041)	$(6,444,537)

Loss per share from continuing operations—Basic and diluted	$(0.10)	$(0.06)
Loss per share from discontinued operations—Basic and diluted	$(0.16)	$(0.13)

Net loss per share—Basic and diluted	$(0.26)	$(0.19)

Weighted average shares outstanding
Basic	34,773,993	34,816,989
Diluted	34,773,993	34,816,989

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statement of Changes in Shareholders’ Equity

	Common stock-number of shares	Common stock amount	Additional paid-in capital	Subscription receivable— common Stock	Accumulated deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at May 31, 2008	32,466,224	$32,467	$34,470,100	$(1,550,000)	$(10,017,877)	$997,165	$23,931,855
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 16)	463	—	—	—	—	—	—
Stock-based compensation expense	—	—	918,081	—	—	—	918,081
Share repurchase	(712,822)	(713)	(208,990)	—	—	—	(209,703)
Stock subscription received	—	—	—	1,550,000	—	—	1,550,000
Net loss for the period	—	—	—	—	(6,444,537)	—	(6,444,537)
Foreign currency translation adjustment	—	—	—	—	—	(479,497)	(479,497)
Unrealized (loss) on marketable securities—net of taxes	—	—	—	—	—	(272,410)	(272,410)

Total comprehensive loss							(7,196,444)

Balance at May 31, 2009	31,753,865	$31,754	$35,179,191	$—	$(16,462,414)	$245,258	$18,993,789

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statements of Changes in Shareholders’ Equity—continued

	Common stock-number of shares	Common stock amount	Additional paid-in capital	Common stock subscribed but not issued	Accumulated Deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at May 31, 2009	31,753,865	$31,754	$35,179,191	$—	$(16,462,414)	$245,258	$18,993,789
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 16)	150	—	—	—	—	—	—
Stock-based compensation expense	—	—	1,215,010	—	—	—	1,215,010
Stock repurchase	(413,740)	(414)	(570,061)	—	—	—	(570,475)
Stock issued as part of acquisition	1,000,000	1,000	1,399,000	—	—	—	1,400,000
Stock issued in escrow	505,000	505	706,495	—	—	—	707,000
Stock subscribed but not issued	—	—	—	2,373,000	—	—	2,373,000
Warrants issued	—	—	3,614,706	—	—	—	3,614,706
Net loss for the period	—	—	—	—	(9,015,041)	—	(9,015,041)
Foreign currency translation adjustment	—	—	—	—	—	161,197	161,197
Unrealized gain on marketable securities—net of taxes	—	—	—	—	—	58,496	58,496

Total comprehensive loss							(8,795,348)

Balance at May 31, 2010	32,845,275	$32,845	$41,544,341	$2,373,000	$(25,477,455)	$464,951	$18,937,682

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows

	Years Ended May 31,
	2010	2009
Cash flows from operating activities
Net loss	$(9,015,041)	$(6,444,537)
Less: Loss from discontinued operations	5,681,864	4,361,396
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	999,988	834,472
Amortization of note discounts	327,835	—
Write down of fixed assets held for sale	324,410	212,959
Stock based compensation	1,215,010	918,081
Gain on business asset acquisition	(992,855)	—
(Gain) loss on sale of fixed assets	(1,069,951)	263,468
Deferred income taxes	7,506	66,627
Changes in operating asset and liabilities, net of business acquisitions
Accounts receivable	(3,007,762)	724,908
Inventories	(255,154)	1,321,856
Prepaid expenses and other current assets	1,702,116	223,092
Accounts payable and accrued expenses	6,100,007	(9,632)
Deferred revenue	(4,370,512)	228,734

Net cash (used) provided by continuing activities	(2,352,539)	2,701,424
Net cash used by discontinued operations	(3,104,056)	(3,637,685)

Net cash used by operating activities	(5,456,595)	(936,261)
Cash flows from investing activities
Purchase of fixed assets	(1,624,221)	(293,663)
Proceeds from disposal of fixed assets (note 2)	3,002,012	785,742
Business acquisitions net of cash acquired of $2,071,270 (note 4)	(16,928,730)	—
Discontinued operations (note 5)	(44,623)	(470,203)

Net cash (used) provided by investing activities	(15,595,562)	21,876
Cash flows from financing activities
Proceeds from issuance of common shares and share application	—	1,550,000
Repurchase and retirement of common shares	(570,474)	(209,703)
Short-term borrowings advances (repayments)	697,654	(310,458)
Repayment of long-term debt	(482,608)	(31,135)
Net proceeds—long-term debt (note 13 and 19)	23,650,000	—

Net cash provided by financing activities	23,294,572	998,704
Effect of exchange rate on cash and cash equivalents	(160,725)	(321,500)

Net change in cash and cash equivalents	2,081,690	(237,181)
Cash and cash equivalents, beginning of period—continuing operations	2,423,835	2,657,156
Cash and cash equivalents, beginning of period—discontinued operations	6,093	9,953

Cash and cash equivalents, beginning of period	2,429,928	2,667,109
Cash and cash equivalents, end of period	$4,511,618	$2,429,928
Less: cash and cash equivalents of discontinued operations, end of period	15,593	6,093

Cash and cash equivalents of continuing operations, end of period	$4,496,025	$2,423,835

The accompanying notes are an integral part of these consolidated financial statements.

API Technologies Corp.

Notes to Consolidated Financial Statements

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

API Technologies Corp. (“API”, and together with its subsidiaries, the “Company”), designs, develops and manufactures high reliability engineered solutions, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies.

On January 20, 2010, API and three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Pennsylvania Subsidiaries”) entered into an asset purchase agreement with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “KGC Companies”) dated January 20, 2010 pursuant to which the API Pennsylvania Subsidiaries purchased substantially all of the assets of the KGC Companies (see Note 4). The KGC Companies included defense subcontractors specializing in highly engineered systems and robotics for various world governments, as well as military, defense, aerospace and homeland security prime contractors.

API, through the July 7, 2009 acquisition of Cryptek Technologies Inc. (see Note 4), expanded its manufacturing and design of products to include secured communication products, including ruggedized computer products, network security appliances, and TEMPEST Emanation prevention products. API continues to position itself as a total engineered solution provider to various world governments, as well as military, defense, aerospace and homeland security contractors.

The accompanying audited consolidated financial statements have been prepared in accordance with the requirements of Form 10-K and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “Commission”) and include the results of API Technologies Corp., formerly known as API Nanotronics Corp. and previously Rubincon Ventures Inc., and API Electronics Group Corp., API Electronics, Inc., the National Hybrid Group (consisting of National Hybrid, Inc., Pace Technology, Inc., TM Systems II Inc., and Keytronics, Inc.), the Filtran Group (consisting of Filtran Limited and Filtran Inc.), the API Pennsylvania Subsidiaries, API Cryptek Inc. and its wholly-owned subsidiaries, Emcon Emanation Control Ltd., Secure Systems & Technologies, Ltd., and its division Ion Networks (DBA Ion) and API Nanofabrication and Research Corporation (“NanoOpto”), its wholly-owned subsidiaries (the “Subsidiaries”), which are collectively referred to as the “Company.” There are no other significant operating entities controlled by the Company, either directly or indirectly.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of API, together with its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Accounting estimates

The preparation of financial statements in conformity with generally accepted accounting principle in the United States requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions made for bad debts and obsolete inventory, estimates associated with annual goodwill impairment tests, and estimates of deferred income tax and liabilities. The Company also uses estimates

API Technologies Corp.

Notes to Consolidated Financial Statements

when assessing fair values of assets and liabilities acquired in business acquisitions as well as any fair value and any related impairment charges related to the carrying value of machinery and equipment, other long-lived assets, fixed assets held for sale and discontinued operations. The Company also uses estimates in determining the remaining economic lives of long-lived assets. In addition, the Company uses assumptions when employing the Black-Scholes valuation model to estimate the fair value of stock options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.

Marketable Securities

The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value using a market participant approach, with any unrealized holding gains and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale are classified in the consolidated balance sheets as current assets.

The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Inventories

Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (first-in, first-out basis) or net realizable value. The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.

The Company will continue to periodically review and analyze our inventory management systems, and conduct inventory impairment testing on an annual basis.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation and are depreciated using the following methods over the following periods:

Straight line basis
Buildings and leasehold improvements	5-40 years
Computer equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Vehicles	3 years

Betterments are capitalized and amortized by the Company, using the same amortization basis as the underlying assets over the remaining useful life of the original asset. Betterments include renovations, major

API Technologies Corp.

Notes to Consolidated Financial Statements

repairs and upgrades that increase the service of a fixed asset and extend the useful life. Gains and losses on depreciable assets retired or sold are recognized in the consolidated statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Fixed Assets Held for Sale

Fixed assets held for sale have been classified as held for sale in the consolidated balance sheets. The Company estimated the fair value of the net assets to be sold at approximately $930,000 at May 31, 2010 compared to $2,500,000 at May 31, 2009. The decrease is primarily attributed to the sale of land it owned adjacent to one of the Company’s manufacturing sites in the United States and the sale of land and a building of a manufacturing site in Canada.

Discontinued Operations

Components of the Company that have been or will be disposed of are reported as discontinued operations. The assets and liabilities relating to API Nanofabrication and Research Corporation (“NanoOpto”) have been reclassified as discontinued operations in the consolidated balance sheets for fiscal 2009 and 2010 and the results of operations of NanoOpto for the current and prior periods are reported as discontinued operations and not included in the continuing operations figures. (Note 5)

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. Goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

The goodwill recorded in the consolidated financial statements relates to acquisitions, including the KGC Companies in fiscal 2010. The Company performs goodwill impairment testing annually using the discounted future cash flows technique. When the carrying amount of the assets exceeds its fair value, the implied fair value of the goodwill is compared with the carrying amount to measure whether there is an impairment loss. The Company’s impairment test based on future cash flows exceeded the carrying value of the assets and the Company has determined there was no impairment in goodwill as of May 31, 2010 and May 31, 2009.

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight line over 5 years
Computer software	3-5 years
Customer related intangibles	10-15 years

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Income taxes

The Company follows the authoritative guidance for accounting for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial

API Technologies Corp.

Notes to Consolidated Financial Statements

reporting and tax bases of assets and liabilities and available net operating loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such tax assets will not be realized.

The Company adopted the FASB guidance concerning accounting for uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions as of June 1, 2007. The guidance requires that the Company determine whether it is more likely than not that a tax position will not be sustained upon examination by the appropriate taxing authority. If a tax position does not meet the more likely than not recognition criterion, the guidance requires that the tax position be measured at the largest amount of benefit greater than 50 percent not likely of being sustained upon ultimate settlement.

The Company’s valuation allowance was taken on the deferred tax assets of certain subsidiaries to provide for a reasonable provision, which in the Company’s estimation is more likely than not that all or some portions of such tax assets will not be realized. In determining the adequacy of the valuation allowance, the Company applied the authoritative guidance, and considered such factors as (i) which subsidiaries were producing income and which subsidiaries were producing losses and (ii) temporary differences occurring from depreciation and amortization which the Company expects to increase the taxable income over future periods. In view of the current increase in losses the Company has provided for 100% valuation allowance resulting in no deferred tax assets on net basis. The position the Company takes on its deferred tax assets in the future may change, as it may be affected by the success or failure of its short-term or long-term strategies and overall global economic conditions.

Based on the Company’s evaluation, management has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets and related valuation allowance. Open tax years include the tax years ended May 31, 2010, 2009, 2008, 2007 and 2006.

The Company from time to time has been assessed interest or penalties by major tax jurisdictions, however such assessments historically have been minimal and immaterial to our financial results. If the Company receives an assessment for interest and/or penalties, it would be classified in the consolidated financial statements as general and administrative expense.

Revenue Recognition

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client. Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known. Revenue from contracts under the percentage of completion method is not significant to the financials.

Deferred Revenue

The Company defers revenue when payment is received in advance of the service or product being shipped or delivered. For some of the larger government contracts, the Company will bill upon meeting certain

API Technologies Corp.

Notes to Consolidated Financial Statements

milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded as deferred revenue. The Company recognizes revenue on the contracts when items are shipped.

At May 31, 2010, the Company had deferred revenues of approximately $7,777,000 compared to approximately $229,000 at May 31, 2009. The asset acquisition of the KGC Companies accounted for approximately $7,493,000 of the increase.

Warranty

The Company provides up to a one-year product defect warranty on various products from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. The Company has accrued approximately $220,000 and $81,000, in warranty liability as of May 31, 2010 and May 31, 2009, respectively, which has been included in accounts payable and accrued expenses. The asset acquisition of Cryptek accounted for approximately $100,000 of the May 31, 2010 amount.

Shipping and Handling

Shipping and handling costs are expensed as incurred and included in cost of revenues.

Sales Taxes

The Company records sales tax on the sale of its products as a liability, and does not include such amounts in revenue.

Research and Development

Research and development expenses are recorded when incurred.

Advertising Costs

Advertising costs are expensed as incurred and were $236,892 and $190,533 for the years ending May 31, 2010 and 2009, respectively.

Stock-Based Compensation

The Company follows the authoritative guidance for accounting for stock-based compensation. The guidance requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option. The Company also follows the guidance for equity instruments issued to consultants.

Foreign Currency Translation and Transactions

The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from

API Technologies Corp.

Notes to Consolidated Financial Statements

Canadian dollars or British Pounds Sterling into United States dollars at the period-end exchange rate for monetary balance sheet items, the historical rate for fixed assets and shareholders’ equity, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.

Receivables and Credit Policies

Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Financial Instruments

The fair values of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and short-term borrowings approximate their carrying values due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments. Marketable securities are included at fair value. The recorded value of long-term debt approximates the fair value of the debt as the terms and rates approximate market rates.

The Company carries out a portion of transactions in foreign currencies included in the Company’s cash, marketable securities, accounts receivable, accounts payable and bank indebtedness with balances denominated in Canadian dollars or Pound Sterling as well as a mortgage loan denominated in Pound Sterling. The translation adjustment related to these accounts have been reflected as a component of comprehensive income.

Long-term Debt Discount

In accordance with accounting standards the Company recognized the value of detachable warrants issued in conjunction with the issuance of the secured promissory notes and the modification of the convertible promissory notes. The Company valued the warrants using the Black-Scholes pricing model. The Company recorded the warrant relative fair value as an increase to additional paid-in capital and a discount against the related debt. The discount attributed to the value of the warrants is amortized over the term of the underlying debt using the effective interest method.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) and Canadian Deposit Insurance Corporation (CDIC). Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

The US, Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) accounts for approximately 55%, 6% and 8% of the Company’s 2010 revenues, respectively, while the US Government Department of Defense (directly and through subcontractors) accounted for 71% of the

API Technologies Corp.

Notes to Consolidated Financial Statements

Company’s revenue in 2009. One of these customers represented approximately 20% of revenues for the year ended May 31, 2010 and a separate customer represented 16% of revenues for the year ended May 31, 2009, respectively. One customer, a tier one Defense subcontractor, represented 20% of accounts receivable as of May 31, 2010. No one customer represented over 10% of our accounts receivable at May 31, 2009. A loss of a significant customer could adversely impact the future operations of the Company.

Earnings (Loss) per Share of Common Stock

Basic earnings (loss) per share of common stock is computed by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings (loss) per share (Note 20).

Comprehensive Income (Loss)

Comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown in the Consolidated Statement of Changes in Shareholders’ Equity.

Comparative Reclassifications

Certain amounts from 2009 have been reclassified to conform to the 2010 financial statement presentation. The reclassifications had no effect on previously reported net loss or the balance sheet.

3. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which stipulates the FASB Accounting Standards Codification is the source of authoritative U.S. Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied by non-governmental entities, and supersedes all existing non-SEC standards. This guidance is effective for the Company’s fiscal year beginning August 1, 2009. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In June 2009, the Company adopted the accounting standard regarding the general standards for accounting for, and disclosure of, events that occur after the balance sheet date but before the financial statements are issued. This standard was effective prospectively for all interim and annual reporting periods after June 15, 2009. Since this standard only formalizes existing GAAP, the adoption of this pronouncement did not have a material impact on the Company’s 2010 consolidated financial statements.

In April 2008, the FASB issued guidance related to determining the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

API Technologies Corp.

Notes to Consolidated Financial Statements

In April 2009, the FASB issued guidance related to the disclosures about fair value of financial instruments. This guidance extends to interim periods certain disclosures about fair value of financial instruments for publicly traded companies and amends guidance on interim financial reporting, to require those disclosures in summarized financial information at interim reporting periods. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In April 2008, the Company adopted the FASB issued guidance related to the fair value measurement of financial assets and liabilities that are remeasured and reported at fair value at least annually. The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Effective June 1, 2009 the Company adopted the provisions of this guidance for non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis. The application of the guidance to the financial assets and liabilities and nonfinancial assets and liabilities that are remeasured and reported at fair value at least annually did not have any impact on the Company’s financial results.

In March 2008, the FASB issued guidance related to the disclosures about derivative instruments and hedging activities. This guidance is intended to enhance the current financial statement disclosure framework. The guidance requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using the derivatives. Finally, this guidance requires cross-referencing within the footnotes, which should help users of financial statements to locate important information about derivative instruments. The adoption of this guidance did not have a significant impact on the consolidated results of operations or financial position of the Company.

In December 2007, the FASB issued an amendment to an existing accounting standard which provides guidance related to business combinations. The amendment requires that full fair value accounting be used for all business combinations and for an acquirer to be identified for each business combination. This amendment also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This amendment applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. This guidance is effective for the Company’s fiscal year beginning June 1, 2009. The adoption of this guidance resulted in the Company recognizing a gain associated with the Cryptek Technologies Inc. asset acquisition and expensing the transaction costs associated with the Cryptek Technologies Inc. and KGC Companies asset acquisitions (see note 4).

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued guidance related to revenue recognition for arrangements with multiple deliverables. This guidance eliminates the residual method of allocation and requires the relative selling price method when allocating deliverables of a multiple-deliverable revenue arrangement. The determination of the

API Technologies Corp.

Notes to Consolidated Financial Statements

selling price for each deliverable requires the use of a hierarchy designed to maximize the use of available objective evidence including, vendor specific objective evidence, third party evidence of selling price, or estimated selling price. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and must be adopted in the same period using the same transition method. If adoption is elected in a period other than the beginning of a fiscal year, the amendments in these standards must be applied retrospectively to the beginning of the fiscal year. Full retrospective application of these amendments to prior fiscal years is optional. Early adoption of these standards may be elected. We are currently evaluating the impact of these new accounting standards on our consolidated financial statements.

4. ASSET ACQUISITIONS

a) Cryptek Technologies Inc.

On July 7, 2009, API Cryptek Inc. (“API Cryptek”), a wholly-owned subsidiary of the Company, incorporated on June 23, 2009, acquired substantially all of the assets of Cryptek Technologies Inc. (“Cryptek”), including its wholly-owned subsidiaries, Emcon Emanation Control Ltd., located in Canada and Secure Systems & Technologies, Ltd., located in the United Kingdom and its Ion Networks division (DBA Ion) located in the United States, through the foreclosure on API Cryptek’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek under loan documents previously purchased by API Cryptek for $5,000,000.

Cryptek developed and delivered secure communication solutions to various industries and government agencies. Cryptek also was a provider of emanation security products and solutions.

The Cryptek acquisition was completed with proceeds from corporate funds and the private placement of secured, convertible promissory notes completed June 23, 2009. (Note 13a)

The Company has accounted for the acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal costs, reorganization charges and professional fees in connection with the acquisition of approximately $790,000. The expenses have been accounted for as operating expenses. The results of operations of API Cryptek have been included in the Company’s results of operations beginning on July 7, 2009.

Accounting guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. Assets and liabilities acquired were as follows:

Cash	$2,071,270
Accounts receivable and prepaids	2,409,736
Inventory	2,990,046
Fixed assets	3,434,836
Customer related intangibles	508,000
Assumed current liabilities	(3,519,194)
Assumed mortgage payable	(1,901,502)

Fair value of net assets acquired	$5,993,192

API Technologies Corp.

Notes to Consolidated Financial Statements

The fair value of the net assets acquired in this transaction exceeded the fair value of the purchase price. As a result, in accordance with the guidance, the Company recognized a gain on acquisition of approximately $993,000 in the consolidated statement of operations for the year ended May 31, 2010. This gain is included in other income (expense), net.

Revenues and net loss from the date of acquisition of API Cryptek, July 7, 2009, to May 31, 2010 were approximately $22,223,000 and $(1,278,000), respectively.

Fixed assets acquired in this transaction consist of the following:

Buildings and leasehold improvements	$2,820,576
Machinery and equipment	530,747
Furniture and fixtures	36,857
Vehicles	46,656

Total fixed assets acquired	$3,434,836

b) KGC Companies

On January 20, 2010, API and three newly formed subsidiaries, the API Pennsylvania Subsidiaries, entered into an asset purchase agreement with the KGC Companies dated January 20, 2010 pursuant to which the API Pennsylvania Subsidiaries purchased substantially all of the assets of the KGC Companies.

The KGC Companies included defense subcontractors specializing in highly engineered systems and robotics for the defense and aerospace industries. The API Pennsylvania Subsidiaries purchased the assets of the KGC Companies for total consideration of $28,480,000, comprised of (i) $24,000,000, including $14,000,000 of cash paid at closing and a $10,000,000 short-term note (the “Sellers’ Note”) dated January 20, 2010 issued to the KGC Companies and (ii) 3,200,000 shares of API common stock (the “Shares”) payable as follows: 1,000,000 Shares were issued and delivered at closing, 1,000,000 Shares are to be issued and delivered on the first anniversary of the closing and 1,200,000 Shares are to be issued and delivered on the second anniversary of the closing. The principal amount of the Sellers’ Note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Company has issued 505,000 shares in escrow from the 2,200,000 shares remaining to be delivered, which have been accounted for as common stock subscribed but not issued with a value of $2,373,000. The API Pennsylvania Subsidiaries may claim the escrowed shares in the event amounts become due to them under the indemnification provisions of the asset purchase agreement. The unissued shares have been accounted for as common stock subscribed but not issued. The stock issued and to be issued was valued at $1.40 per share, the fair value of the common stock at the transaction date.

The Company has accounted for the acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal costs, reorganization charges and professional fees in connection with the acquisition of approximately $1,216,000. The expenses have been accounted for as operating expenses. The results of operations of the API Pennsylvania Subsidiaries have been included in the Company’s results of operations beginning on January 20, 2010.

Accounting guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. The fair values of the assets acquired and the liabilities

API Technologies Corp.

Notes to Consolidated Financial Statements

assumed have been determined provisionally and are subject to adjustment as additional information is obtained by the Company. Assets and liabilities acquired were as follows:

Accounts receivable and prepaids	$8,554,386
Inventory	20,271,816
Fixed assets	5,490,129
Technology and Customer related intangibles	2,585,000
Goodwill	7,330,983
Assumed current liabilities	(3,006,135)
Assumed deferred revenue	(11,628,411)
Assumed capital leases payable	(1,117,768)

Fair value of net assets acquired	$28,480,000

The fair value of the KGC Companies exceeded the underlying fair value of all other assets acquired, thereby giving rise to the goodwill. Technology and customer related intangibles are amortized on a straight line basis over 15 years.

The fair value of the consideration, assets acquired and liabilities assumed remain subject to potential adjustments. Material adjustments, if any, to provisional amounts in subsequent periods, will be reflected retrospectively as required.

Revenues and net income of API Pennsylvania Subsidiaries, from the date of acquisition January 20, 2010 to May 31, 2010, were approximately $23,236,000 and $2,895,000, respectively.

Fixed assets acquired in this transaction consist of the following:

Buildings and leasehold improvements	$1,958,390
Machinery and equipment	3,337,661
Furniture and fixtures	120,667
Vehicles	73,411

Total fixed assets acquired	$5,490,129

The following unaudited pro forma summary presents the combined results of operations as if the KGC Companies and Cryptek acquisitions described above had occurred at the beginning of the period for the years ended May 31, 2010 and May 31, 2009, respectively.

	Year ended May 31, 2010 (Pro forma)	Year Ended May 31, 2009 (Pro forma)
Revenues	$115,381,917	$125,793,790
Net loss from continuing operations	$(2,049,267)	$(2,084,910)
Net loss	$(7,731,131)	$(6,566,082)
Net loss from continuing operations per share—basic and diluted	$(0.06)	$(0.06)
Net loss per share—basic and diluted	$(0.22)	$(0.18)

API Technologies Corp.

Notes to Consolidated Financial Statements

5. DISCONTINUED OPERATIONS

On February 20, 2010 the Company announced that it closed its nanotechnology research and development subsidiary, NanoOpto, which was included in the Engineered Systems and Components segment. NanoOpto was acquired by API in 2007 and is located in Somerset, New Jersey. Subsequent to May 31, 2010, the Company sold the assets of NanoOpto (Note 25).

The operating results of NanoOpto are summarized as follows:

	Year ended May 31,
	2010	2009
Revenue, net	532,605	276,373
Cost of revenues	114,572	66,629

Gross Profit	418,033	209,744
General and administrative	731,377	1,032,851
Research and development	3,089,931	3,391,206
Selling expenses	53,342	142,462
Provision for income taxes	2,024	4,621
Other income	(19,250)	—
Write-down of long-lived assets	2,242,473	—

Loss from discontinued operations, net of tax	(5,681,864)	(4,361,396)

During fiscal 2010, the Company recorded a write-down of $2,242,473 resulting from the Company’s analysis of the net realizable value of the long-lived assets of discontinued operations. The Company initially determined the fair value of these long-lived assets using Level 3 inputs for fair value measurement purposes. A valuation report was obtained from an independent third party, who developed the estimates using Level 3 inputs including recent sales of like or similar equipment. The write-down was adjusted following the sale of the assets described in Note 25. The Company continues to monitor the fair value of such assets and will adjust their value until the assets have been disposed of.

The assets and liabilities relating to NanoOpto consisted of the following:

	May 31, 2010	May 31, 2009
Cash	$15,593	$6,093
Accounts receivable	—	7,361
Prepaid expenses	28,579	53,219

Current assets of discontinued operations	$44,172	$66,673

Fixed assets, net	$636,757	$3,361,065
Intangible assets, net	1,404,398	1,267,398

Long-lived assets of discontinued operations	$2,041,155	$4,628,463

Accounts payable and accrued expenses	$439,633	$622,131

Current liabilities of discontinued operations	$439,633	$622,131

API Technologies Corp.

Notes to Consolidated Financial Statements

6. MARKETABLE SECURITIES AND OTHER FAIR VALUE MEASUREMENTS

Marketable Securities

Marketable securities, which are classified as available for sale, consisted of the following at May 31 and are included in current assets:

	2010		2009
	Cost	Market	Cost	Market
Shares in venture issuers	$2,769	$200,474	$2,674	$129,085

The Company adopted the accounting pronouncement on fair value measurements as it applies to its financial instruments. The accounting pronouncement defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. Fair value is determined by inputs, and the fair value pronouncement enables the reader of the financial statements to assess the inputs used to determine the fair value of an asset or liability by establishing a hierarchy for ranking the quality and reliability of such inputs. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data. The adoption of this statement did not have any material impact on the Company’s statement of operations and balance sheet.

For applicable assets and liabilities subject to this pronouncement, the Company will value such assets and liabilities using quoted market prices in active markets for identical assets and liabilities to the extent possible. To the extent that such market prices are not available, the Company will next attempt to value such assets and liabilities using observable measurement criteria, including quoted market prices of similar assets and liabilities in active and inactive markets and other corroborated factors. In the event that quoted market prices in active markets and other observable measurement criteria are not available, the Company will develop measurement criteria based on the best information available.

Pursuant to accounting requirements, the Company has provided fair value disclosure information for relevant assets and liabilities in these consolidated financial statements. The following table summarizes assets which have been accounted for at fair value on a recurring basis as of May 31:

	2010 Total	2010 Quoted Prices in Active Markets (Level 1)	2009 Total	2009 Quoted Prices in Active Markets (Level 1)
Marketable equity securities	$200,474	$200,474	$129,085	$129,085

Total	$200,474	$200,474	$129,085	$129,085

Gross unrealized holding gains amounted to $197,705 and $126,411, respectively at May 31, 2010 and 2009.

API Technologies Corp.

Notes to Consolidated Financial Statements

Other Fair Value Measurements

The following table summarizes assets which have been accounted for at fair value at May 31, along with the basis for the determination of fair value.

	2010			2009
	2010 Total	Unobservable Measurement Criteria (Level 3)	Impairment	2009 Total	Unobservable Measurement Criteria (Level 3)	Impairment
Fixed assets held for sale	$931,075	$931,075	$324,410	$2,493,986	$2,493,986	$—
Long-lived assets held for sale of discontinued operations	2,041,155	2,041,155	2,242,473	4,628,463	*	—

Total	$2,972,230	$2,972,230	$2,566,883	$7,122,449	$2,493,986	$—

*	Assets for discontinued operations are presented for comparative purposes and were not subject to fair value measurements at May 31, 2009. Amortization of $344,835 was recorded on these assets prior to their classification as held for sale.

The following is a summary of activity for the years ended May 31, 2010 and May 31, 2009 for assets measured at fair value based on unobservable measure criteria:

	Fixed Assets Held for Sale	Fixed Assets Held for Sale of Discontinued Operations
Balance, May 31, 2008	$—	$—
Add: Classified as assets held for sale	2,493,986	—
Balance, May 31, 2009	2,493,986	—
Add: Classified as assets held for sale	703,125	4,283,628
Less: Write-down of fixed assets held for sale	(324,410)	(2,242,473)
Less: Sales of fixed assets held for sale	(1,941,626)	—

Balance, May 31, 2010	$931,075	$2,041,155

7. INVENTORIES

Inventories consisted of the following:

	May 31, 2010	May 31, 2009
Raw materials	$9,159,594	$2,580,454
Work in progress	18,397,270	1,369,842
Finished goods	2,204,730	1,938,139

Total	$29,761,594	$5,888,435

API Technologies Corp.

Notes to Consolidated Financial Statements

8. FIXED ASSETS

Fixed assets consisted of the following as of May 31:

	2010
	Cost	Accumulated Depreciation	Net Book Value
Land	$805,168	$—	$805,168
Buildings and leasehold improvements	5,006,894	51,048	4,955,846
Computer equipment	4,179,726	255,120	3,924,606
Furniture and fixtures	513,610	324,867	188,743
Machinery and equipment	4,837,735	3,334,344	1,503,391
Vehicles	151,238	35,608	115,630

Fixed assets, net	$15,494,371	$4,000,987	$11,493,384

	2009
	Cost	Accumulated Depreciation	Net Book Value
Land	$147,875	$—	$147,875
Buildings and leasehold improvements	1,342,379	461,201	881,178
Computer equipment	275,687	227,609	48,078
Furniture and fixtures	371,204	316,196	55,008
Machinery and equipment	4,136,131	2,823,500	1,312,631
Vehicles	29,583	28,361	1,222

Fixed assets, net	$6,302,859	$3,856,867	$2,445,992

Depreciation expense amounted to $843,364 and $494,996 for the years ended May 31, 2010 and 2009, respectively. Included in these amounts are $39,455 and $6,420 of amortization of assets under capital lease for the years ended May 31, 2010 and 2009, respectively.

9. GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets consisted of the following at May 31:

	2010	2009
Goodwill not subject to amortization:
Beginning balance, net	$1,130,906	$1,130,906
Goodwill from business acquisition (note 4b)	7,330,983	—

Ending balance, net	$8,461,889	$1,130,906

API Technologies Corp.

Notes to Consolidated Financial Statements

	2010	2009
Intangible assets subject to amortization:
Non-compete agreements	$2,215,784	$2,215,784
Less: Accumulated amortization	(2,215,784)	(2,215,784)
Customer contracts	3,209,000	116,000
Less: Accumulated amortization	(178,540)	(95,534)
Computer software	413,953	411,730
Less: Accumulated amortization	(283,991)	(210,373)
Patents (A)	—	—
Less: Accumulated amortization	—	—

	$3,160,422	$221,823

(A) Patents previously included in intangible assets subject to amortization have been included in long-lived assets of discontinued operations (Note 5).

Changes in the carrying amount of Intangible assets were as follows:

Balance, May 31, 2009	$221,823
Intangible assets from Cryptek acquisition (note 4a)	508,000
Intangible assets from KGC Companies (note 4b)	2,585,000
Intangible assets purchased	2,223
Less: Amortization	(156,624)

Balance, May 31, 2010	$3,160,422

Amortization expense amounted to $156,624, and $339,476 for the years ended May 31, 2010 and 2009, respectively. Amortization expense is expected to be approximately $296,000, $243,000, $206,000, $206,000 and $206,000 for the years ending May 31, 2011, 2012, 2013, 2014 and 2015, respectively.

10. BANK INDEBTEDNESS

On December 21, 2009, the Company secured a line of credit facility, which renews annually at its Emcon Emanation Control subsidiary in Canada in the amount of $950,000 ($1,000,000 CAD). Interest on the line of credit facility is charged at a margin of 1.8% over the Royal Bank Prime Rate for Canadian borrowings or Royal Bank US Prime Base Rate for USD borrowings, which were 2.25% and 3.75%, respectively at May 31, 2010. The facility is secured by the subsidiaries’ assets. As of May 31, 2010 the Company had drawn $697,654 under this facility.

The Company also has a credit facility in place for its U.K. subsidiary for approximately $360,000 (250,000 GBP). This line of credit is tied to the prime rate in the United Kingdom and is secured by the subsidiaries’ assets. This facility was undrawn as of May 31, 2010.

API Technologies Corp.

Notes to Consolidated Financial Statements

11. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	May 31, 2010	May 31, 2009
Accounts payable and accrued expenses	$13,892,876	$2,556,404
Wage and vacation accrual	2,323,024	830,031

Total	$16,215,900	$3,386,435

12. SELLERS’ NOTE PAYABLE

The Company was obligated under the following debt instrument:

	May 31, 2010	May 31, 2009
Sellers’ Note payable, due December 31, 2010, 5% interest	$10,000,000	$—

On January 20, 2010, the API Pennsylvania Subsidiaries issued a $10,000,000 short-term note in connection with the purchase of the assets of the KGC Companies (see Note 4b). The principal amount of the Sellers’ Note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Sellers’ Note bears interest at an annual rate of five percent (5%) and matures on December 31, 2010. The Sellers’ Note provides for certain monthly interest payments. Accrued interest as of May 31, 2010 was $126,027 and is included in accounts payable and accrued expenses. The entire principal balance and accrued interest is due and payable at maturity. The Sellers’ Note is secured by certain assets of the KGC Companies purchased by the API Pennsylvania Subsidiaries, excluding government contracts.

13. LONG-TERM DEBT

The Company was obligated under the following debt instruments:

	May 31, 2010	May 31, 2009
Convertible promissory notes, net of discount of $185,092 and $0 at May 31, 2010 and May 31, 2009, respectively, due June 23, 2012, 12% interest (a)	$3,464,908	$—
Secured promissory notes, net of discount of $3,101,780 and $0 at May 31, 2010 and May 31, 2009, respectively, due January 20, 2013, 15% interest (b)	16,898,220	—
Mortgage loan, due 2027, 1.35% above Barclays fixed bank rate (c)	1,572,227	—
Capital leases payable (Note 14)	1,072,892	18,707
Other	—	89,748

	$23,008,247	$108,455
Less: Current portion of long-term debt	(289,638)	(96,296)

Long-term portion	$22,718,609	$12,159

a)

On June 23, 2009, the Company issued secured, convertible promissory notes (“Convertible Notes”) to a group of investors in the aggregate principal amount of $3,650,000 (see Note 19). Interest on the convertible notes is payable at the annual rate of 12% at the end of each calendar quarter. The Convertible Notes are

API Technologies Corp.

Notes to Consolidated Financial Statements

secured by the personal property of the Company and its subsidiaries. The Convertible Notes are due on June 23, 2012.

The outstanding principal amount of the Convertible Notes and/or accrued and unpaid interest or any portion thereof are convertible at the holder’s option into shares of common stock, of the Company, at a price per share equal to $0.75 per share. The Company used the proceeds of the Convertible Notes to purchase all of the rights, title and interest of Wachovia Bank, National Association (“Wachovia Bank”) and Wachovia Capital Finance Corporation (Canada) (collectively with Wachovia Bank, “Wachovia”) in and to certain loans and financing documents (the “Cryptek Loan”). The loans and financing documents included the loan to Cryptek by Wachovia and security agreements covering substantially all of the assets of Cryptek.

On December 21, 2009, the Note and Security Agreement between the Company and the holders of the Convertible Notes was amended (the “First Amendment”). The holders of the Convertible Notes agreed that the Company may incur senior secured debt in connection with any line of credit or other working capital facility, or in connection with any stock or asset acquisition. In consideration of the holders of the Convertible Notes entering into the First Amendment, the Company agreed to issue warrants to purchase approximately 250,000 shares of the common stock of the Company (the “December Warrants”), pro rata among the Convertible Notes holders, at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012.

The number of shares of common stock that can be purchased upon the exercise of the December Warrants and the exercise price of the December Warrants are subject to customary anti-dilution provisions. The Company evaluated the December Warrants for purposes of classification and determined they did not embody any of the conditions for liability classification, but rather meet the conditions for equity classification. In addition, the Company determined that the December Warrants should be treated as a modification and not an extinguishment of debt. As a result, the discount resulting from the value of the warrants will be amortized over the life of the Convertible Notes using the effective interest method.

The following table summarizes the accounting for the December Warrants:

January 20, 2010
Warrants Fair Value	$223,398
Black-Scholes Model Assumptions:
Risk free interest	1.36%
Expected volatility	131%
Expected life	2.5 years
Dividend rate	—

Interest expense for the year ended May 31, 2010, includes non-cash interest expense of $38,306 for the amortization of the convertible note discount using the interest method.

b)	On January 20, 2010 and January 22, 2010, API received total cash proceeds of $20,000,000 in conjunction with the sale of Secured Promissory Notes (“Notes”) with a principal amount of $20,000,000 and warrants to purchase 3,571,447 shares of common stock (“Warrants”) of API to various investors including certain Directors and Officers of the Company (Note 19c). Neither the KGC Companies nor their owners were issued any Notes or Warrants.

The Notes are due three years from issuance. Interest accrues at an annual rate of 15% per annum and is payable in arrears each calendar quarter. The entire principal balance and all accrued and unpaid interest on the Notes is payable upon maturity. The Company can elect to prepay all or a portion of the Notes anytime.

API Technologies Corp.

Notes to Consolidated Financial Statements

If the Company elects to prepay in the first year, it must pay the investor interest that would have accrued on such prepaid amount from and after the prepayment date to January 20, 2011. Otherwise, the Company must pay the investor an additional 2% of the prepaid amount. The Notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate. The following are permitted senior debt and liens under the Notes; (1) working capital loans and (2) securities interests granted in connection with any acquisition by API of other companies, lines of businesses or assets, or the financing thereof.

The warrants have an exercise price of $1.40 per share and expire in five years. The number of shares of common stock that can be purchased upon the exercise of the Warrants and the exercise price of the Warrants are subject to customary anti-dilution provisions. The Company evaluated the Warrants for purposes of classification and determined that they did not embody any of the conditions for liability classification, but rather meet the conditions for equity classification. The discount resulting from the value of the warrants will be amortized over the life of the Notes using the effective interest method.

The following table summarizes the accounting of the Notes and Warrants:

January 20, 2010
Proceeds from issuance of promissory notes and warrants	$20,000,000
Debt discount attributable to the issuance of warrants	(3,391,308)

Promissory note, net of discount	16,608,692
Black-Scholes Model Assumptions:
Risk free interest	2.27%
Expected volatility	116%
Expected life	5 years
Dividend rate	—

Interest expense for the year ended May 31, 2010, includes non-cash interest expense of $289,529 for the amortization of the note discount using the interest method.

c)	A subsidiary of the Company in the United Kingdom entered into a 20 year term mortgage agreement in 2007, under which interest is charged at a margin of 1.35% over Barclays Fixed Base Rate of 0.5% at May 31, 2010. The mortgage is secured by the subsidiaries’ land and building.

Future principal payments of long-term debt for the next five years excluding our capital leases (note 14) are as follows:

Year	Amount
2011	$124,749
2012	3,774,749
2013	20,124,749
2014	124,749
2015	124,749
Thereafter	948,482

$25,222,227

14. OBLIGATIONS UNDER CAPITAL LEASES

The Company is the lessee of equipment under various capital leases expiring by December 2015. The asset and liability under the capital leases are recorded at the fair value of the asset. The assets are amortized over the lower of their related lease terms or its estimated productive life.

API Technologies Corp.

Notes to Consolidated Financial Statements

A summary of property held under capital leases and included in Note 8, is as follows:

	May 31,
	2010	2009
Equipment	$1,147,855	$32,100
Less: Accumulated amortization	48,015	8,560

Equipment, net	$1,099,840	$23,540

Obligations under capital leases, which are reported on our balance sheet as part of long-term debt (Note 13), consist of the following:

	May 31,
	2010	2009
Equipment capital leases, with monthly lease payments of $19,721 and $866 for 2010 and 2009, respectively, including interest ranging from approximately 6 to 8%, secured by the leased assets.	$1,072,892	$18,707
Less: Current portion	176,336	6,548

Obligations under capital leases, less current portion	$896,556	$12,159

Future minimum lease payments for the next five years for our capital lease obligations are as follows:

Year	Amount
2011	$238,741
2012	245,629
2013	220,513
2014	220,247
2015	220,247
Thereafter	128,478

1,273,855
Less: Imputed Interest	200,963

$1,072,892

15. INCOME TAXES

The geographical sources of loss before income taxes for the years ended May 31, 2010 and 2009 were as follows:

	2010	2009
Income (loss) before income taxes (benefit):
United States	$2,453,487	$(1,318,824)
Discontinued operations (United States)	(5,679,840)	(4,356,775)
Non-United States	(5,741,210)	(664,630)

Total	$(8,967,563)	$(6,340,229)

API Technologies Corp.

Notes to Consolidated Financial Statements

The income tax provision (benefit) is summarized as follows:

	2010	2009
Current:
United States	$43,430	$3,517
Discontinued operations (United States)	2,024	4,621
Non-United States	—	24,922

	45,454	33,060

Deferred:
United States	—	—
Discontinued operations (United States)	—	—
Non-United States	—	66,627

	—	66,627

Income tax provision (benefit)	$45,454	$99,687

The consolidated effective tax (benefit) rate (as a percentage of income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle) is reconciled to the U.S. federal statutory tax rate as follows:

	2010	2009
U.S. federal statutory tax rate (benefit)	(34.0)%	(34.0)%
Non-deductible expenses	(1.4)	(1.1)
Change in valuation allowance	58.3	72.3
Other items, net	(24.3)	(38.9)

Effective tax rate (benefit)	(1.4)%	(1.7)%

The components of deferred taxes are as follows:

	2010	2009
Future income tax assets
Loss carryforwards	$5,656,179	$3,014,324
Other	21,078	19,531
Unrealized foreign exchange loss	496,136	496,136
Marketable securities	40,975	52,932
Intangible assets	4,448	536,967
Stock based compensation	1,612,313	1,124,217
Inventory	370,853	469,563
Capital assets	252,813	90,192

	8,454,795	5,803,862

Future income tax liabilities
Capital assets	(233,349)	(788,838)
Intangibles	—	—

	(233,349)	(788,838)

Valuation Allowance	(8,221,422)	(5,015,000)

	$24	$24

API Technologies Corp.

Notes to Consolidated Financial Statements

	2010	2009
Analysis of changes in deferred taxes
Income statement effect	$45,454	$66,627
Other comprehensive income effect	—	(60,311)
Cumulative translation adjustment	(45,454)	(97,414)

Change in deferred taxes	$—	$(91,098)

	2010	2009
Balance sheet presentation
Deferred income tax assets—current	$1,277,452	$186,630
Deferred income tax assets—long-term	257,290	627,160
Deferred income tax liability—current	(1,301,364)	(24,922)
Deferred tax liabilities—long-term	(233,354)	(788,844)

Net deferred tax liabilities	$24	$24

At May 31, 2010, the accompanying consolidated financial statements include $2,143,000 of deferred tax assets associated with operating loss carryforwards in tax jurisdictions outside the United States and deferred tax assets associated with operating loss carryforwards in the United States of $1,493,000. At May 31, 2009, the accompanying consolidated financial statements include $106,000 of deferred tax assets associated with operating loss carryforwards in tax jurisdictions outside the United States and deferred tax assets associated with operating loss carryforwards in the United States of $2,933,000.

The valuation allowance as of May 31, 2010 totaled $4,900,000 which consisted principally of established reserves for deferred tax assets on carry forward losses from our entities in the United States of America and of foreign entities. The valuation allowance as of May 31, 2009 totaled $5,015,000 which consisted principally of established reserves for deferred tax assets on carry forward losses from our entities in the United States of America and of foreign entities.

The Company has not provided additional taxes for the anticipated repatriation of certain earnings of its non-U.S. subsidiaries. It is not practicable to determine the amount of applicable taxes that would be incurred if any of such earnings were repatriated.

The American Jobs Creation Act of 2004 (the “Act”), which was enacted during the fourth quarter of 2004, creates a temporary incentive for U.S. corporations to repatriate accumulated earnings of non-U.S. subsidiaries by providing an 85 percent deduction for certain dividends from controlled foreign corporations. The Company continues to evaluate the provisions of the new tax law and, as of the current date, as final guidance has not been issued, management cannot reasonably estimate the amount, if any, of repatriations which would be subject to temporary tax relief. In accordance with FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” the tax deduction, if any, will be recorded in the period in which the effect becomes estimable.

The Company and its subsidiaries have net operating loss carryforwards of approximately $6,289,000 to apply against future taxable income. These losses will expire as follows: $56,000, $68,000, $3,407,000, $1,502,000 and $1,256,000 in 2012, 2017, 2028, 2029 and 2030 respectively.

As of May 31, 2010, the Company had no unrecognized tax benefits, and no adjustment to its financial position, results of operations or cash flows was required. The Company does not expect that unrecognized tax

API Technologies Corp.

Notes to Consolidated Financial Statements

benefits will increase within the next twelve months. The Company records interest and penalties related to tax matters within other expense on the accompanying Consolidated Statement of Operations. These amounts are not material to the consolidated financial statements for the periods presented. The Company’s U.S. tax returns are subject to examination by federal and state taxing authorities. Generally, tax years 2006-2010 remain open to examination by the Internal Revenue Agency or other tax jurisdictions to which the Company is subject. The Company’s Canadian tax returns are subject to examination by federal and provincial taxing authorities in Canada. Generally, tax years 2006-2010 remain open to examination by the Canadian Customs and Revenue Agency or other tax jurisdictions to which the Company is subject.

16. SHAREHOLDERS’ EQUITY

On January 20, 2010 and January 22, 2010 the Company agreed to issue Warrants to purchase 3,571,447 shares of common stock of API to various investors in a private transaction that raised $20,000,000 in principal amount of Notes used to help finance the purchase of the assets of the KGC Companies (Note 13b). Neither the KGC Companies nor their owners were issued any Notes or Warrants.

On January 20, 2010 the Company agreed to issue 3,200,000 shares of API common stock payable as part of the compensation to the KGC Companies (Note 4b) or their designees. 1,000,000 shares were issued and delivered at closing, 1,000,000 shares are to be issued and delivered on the first anniversary of the closing and 1,200,000 shares are to be issued and delivered on the second anniversary of the closing. The Company has issued 505,000 shares in escrow from the 2,200,000 shares remaining to be delivered. The API Pennsylvania Subsidiaries may claim the escrowed shares in the event amounts become due to them under the indemnification provisions of the asset purchase agreement. The unissued shares have been accounted for as common stock subscribed but not issued.

On December 21, 2009, API issued the December Warrants to purchase approximately 250,000 shares of the common stock of API to Convertible Note-holders (see Note 13a), at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012. The December Warrants were issued in consideration for the holders of the Convertible Notes agreement that the Company may incur senior secured debt in connection with any line of credit or working capital facility, or in connection with any stock or asset acquisition.

On October 22, 2009, API Technologies Corp., formerly known as API Nanotronics Corp., changed its name to “API Technologies Corp.” The change of the Company’s name was implemented by means of an amended and restated certificate of incorporation of the Company filed pursuant to Section 242 of the Delaware General Corporation Law on October 22, 2009. The holders of the outstanding common stock of the Company approved the change in name on October 22, 2009. A conforming change was also made to the Company’s by-laws to reflect the change in the Company’s name. The amendment to the by-laws to reflect the new name of the Company was approved by the board of directors of the Company at a meeting held on October 22, 2009.

In connection with the Plan of Arrangement that occurred on November 6, 2006, the Company was obligated to issue 9,418,020 shares of either API common stock or exchangeable shares of API Nanotronics Sub, Inc. in exchange for the API common shares previously outstanding. As of May 31, 2010, (i) API had issued 6,913,610 shares of its common stock for API common shares or upon the exchange of previously issued exchangeable shares, (ii) API Nanotronics Sub, Inc. had issued 2,338,518 shares of its exchangeable shares for API common shares (excluding exchangeable shares held by the Company and its affiliates and exchangeable shares subsequently exchanged for our common stock), which exchangeable shares are the substantially equivalent to our common stock, and (iii) API’s transfer agent was awaiting stockholder elections on 165,177 shares of API common stock or exchangeable shares of API Nanotronics Sub, Inc. issueable with respect to the

API Technologies Corp.

Notes to Consolidated Financial Statements

remaining API common shares. Consequently, API has not issued, but is obligated to issue, 2,503,589 shares of its common stock under the Plan of Arrangement either directly for API common shares or in exchange for API Nanotronics Sub, Inc. exchangeable shares not held by API or its affiliates.

On March 9, 2010, the Company’s Board of Directors authorized a program to repurchase approximately 10% of its common stock over the next 12 months. As of May 31, 2010, the Company repurchased and retired 408,740 of its common stock under this program for net outlay of $568,075.

On February 9, 2009, the Company authorized a program to repurchase up to 10% of its common stock over the next 12 months, which program expired February 8, 2010. As of May 31, 2010, the Company repurchased and retired a total of 717,822 of its common stock under this program for net outlay of $212,103.

During the year ended May 31, 2010 the Company issued 2,753,108 options related to employment arrangements (Note 17). These option grants were valued using the Black-Scholes option-pricing model.

17. STOCK-BASED COMPENSATION

On October 26, 2006, the Company adopted its 2006 Equity Incentive Plan (the “Equity Incentive Plan”), which was approved at the 2007 Annual Meeting of Stockholders of the Company. All the prior options issued by API were carried over to this plan under the provisions of the Plan of Arrangement. On October 22, 2009, the Company amended the 2006 Equity Compensation Plan to increase the number of shares of common stock under the plan from 5,000,000 to 8,500,000. Of the 8,500,000 shares authorized under the Equity Incentive Plan, 2,583,377 shares are available for issuance pursuant to options or as stock as of May 31, 2010. Under the Company’s Equity Incentive Plan, incentive options and non-statutory options may have a term of up to ten years from the date of grant. The stock option exercise prices are generally equal to at least 100 percent of the fair market value of the underlying shares on the date the options are granted.

As of May 31, 2010, there was $2,649,866 of total unrecognized compensation related to non-vested stock options, which are not contingent upon attainment of certain milestones. For options with certain milestones necessary for vesting, the fair value is not calculated until the conditions become probable. The cost is expected to be recognized over the remaining periods of the options, which are expected to vest from 2011 to 2015. No stock options were issued to the KGC Companies or their owners in conjunction with the KGC Companies asset acquisition.

During the year ended May 31, 2010 and 2009, $1,215,010 and $918,081, respectively, has been recognized as stock-based compensation expense in general and administrative expense.

The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the assumptions detailed below:

	2010	2009
Expected volatility	110.2%	75.1%
Expected dividends	0%	0%
Expected term	3 – 5 years	3 – 5 years
Risk-free rate	2.30%	3.14%

API Technologies Corp.

Notes to Consolidated Financial Statements

The summary of the common stock options granted, cancelled, exchanged or exercised under the Plan:

	Shares	Weighted Average Exercise Price
Stock Options outstanding—May 31, 2008	3,506,850	$1.464
Less forfeited	(71,667)	$2.859
Exercised	—	$—
Issued	106,666	$2.220

Stock Options outstanding—May 31, 2009	3,541,849	$1.493
Less forfeited	(378,334)	$1.772
Exercised	—	$—
Issued	2,753,108	$1.380

Stock Options outstanding—May 31, 2010	5,916,623	$1.427

Stock Options exercisable—May 31, 2010	2,915,708	$1.434

The weighted average grant price of options granted during the year ended May 31, 2010 and May 31, 2009 was $1.38 and $2.22, respectively.

Options Outstanding					Options Exercisable
Range of Exercise Price	Number of Outstanding at May 31, 2010	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value	Number Exercisable at May 31, 2010	Weighted Average Exercise Price	Aggregate Intrinsic Value
$1.30 – 3.00	5,861,625	$1.404	7.421	$—	2,887,165	$1.409	$—
$3.01 – 6.00	54,998	$4.035	6.726	$—	28,543	$4.035	$—

	5,916,623		7.968	$—	2,915,708		$—

The intrinsic value is calculated at the difference between the market value as of May 31, 2010 and the exercise price of the shares. The market value as of May 31, 2010 was $1.31 as reported by the OTC Bulletin Board.

During the year ended May 31, 2010, the Company modified the expiration date of certain stock option awards (see Note 22). The incremental fair value of these options resulting from the modification of $57,592 has been included in general and administrative expense.

API Technologies Corp.

Notes to Consolidated Financial Statements

18. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the year ended May 31:

	2010	2009
(a) Supplemental Cash Flow Information
Cash paid for income taxes	$30,368	$6,557
Cash paid for interest	$1,026,252	$5,465
(b) Non cash transactions (note 4)
Exchange of note receivable through asset acquisition	$5,000,000	$—
Sellers’ note payable issued in asset acquisition	10,000,000	—
Common stock issued in asset acquisition	2,107,000	—
Common stock subscribed but not issued in asset acquisition	2,373,000	—
Issuance of warrants with debt modification resulting in debt discount	223,398	—
Issuance of warrants with promissory notes resulting in debt discount	3,391,308	—
Assets acquired and liabilities assumed in business acquisitions, net	$28,494,720	$—

19. RELATED PARTY TRANSACTIONS

(a)	Included in general and administrative expenses for the year ended May 31, 2010 are consulting fees of $90,218 (2009 – $83,038) paid to an individual who is a director and officer of the Company and rent, management fees, and office administration fees of $186,855 (2009 – $187,906) paid to a corporation of which two of the directors are also directors of the Company. (See Note 21b).

(b)	On June 23, 2009, API issued $3,650,000 of secured, convertible promissory notes to a group of investors. Three of the investors are directors of the Company, and a fourth investor is controlled by one of those directors. In addition, on December 20, 2009 the Company agreed to issue warrants to purchase approximately 250,000 shares of the common stock of the Company, pro rata among the convertible notes holders, at an exercise price of $1.27 per share (Note 13a).

Included in interest expenses for the year ended May 31, 2010 are interest charges of $119,655 related to the Convertible Notes paid to certain directors of the Company.

(c)	On January 20, 2010, API issued $20,000,000 of secured promissory notes and warrants to purchase 3,571,447 shares of common stock of API to a group of investors (Note 13b). Seven of the investors are, or are affiliates of, directors or officers of the Company. Neither the KGC Companies nor their owners were issued such notes or warrants.

Included in interest expenses for the year ended May 31, 2010 are interest charges of $277,253 related to the Notes paid to certain directors and officers of the Company.

API Technologies Corp.

Notes to Consolidated Financial Statements

20. EARNINGS (LOSS) PER SHARE OF COMMON STOCK

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS):

	Year ended May 31,
	2010	2009
Weighted average shares-basic	34,773,993	34,816,989
Effect of dilutive securities	*	*

Weighted average shares—diluted	34,773,993	34,816,989

Basic EPS and diluted EPS for the year ended May 31, 2010 and 2009 have been computed by dividing the net income (loss) by the weighted average shares outstanding. The weighted average numbers of shares of common stock outstanding includes exchangeable shares and shares to be issued under the Plan of Arrangement for the year ended May 31, 2010 of 4,096,787 of which, only 2,503,528 shares have been exchanged as of May 31, 2010.

*	All outstanding options aggregating 5,916,623 incremental shares, 3,821,447 warrants and 4,866,667 shares underlying the convertible promissory notes, have been excluded from the May 31, 2010 (all outstanding options aggregating 3,541,849 incremental shares from the May 31, 2009) computation of diluted EPS as they are anti-dilutive due to the losses generated in 2010 and 2009.

21. COMMITMENTS AND CONTINGENCIES

(a)	Rent

The following is a schedule by years of approximate future minimum rental payments under operating leases that have remaining non-cancelable lease terms in excess of one year as of May 31, 2010.

2010	$1,534,000
2011	1,468,000
2012	1,469,000
2013	1,480,000
2014	979,000
Thereafter	3,521,000

Total	$10,451,000

The proceeding data reflects existing leases and does not include replacement upon the expiration. In the normal course of business, operating leases are normally renewed or replaced by other leases. Rent expense amounted to $1,574,775, and $610,655 for the year ended May 31, 2010 and 2009, respectively.

b)	The Company has an oral agreement for management services with Icarus Investment Corp. Under the terms of the agreement, the Company is provided with office space, office equipment and supplies, telecommunications, personnel and management services, which renews annually. Included in general and administrative expenses for the year ended May 31, 2010 and 2009 are $186,855 and $187,906, respectively.

API Technologies Corp.

Notes to Consolidated Financial Statements

c)	The Company may be a party to lawsuits in the normal course of our business. Litigation can be unforeseeable, expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on the Company’s business, operating results, or financial condition.

22. RESTRUCTURING CHARGES RELATED TO CONSOLIDATION OF OPERATIONS

In accordance with accounting guidance for costs associated with asset exit or disposal activities, restructuring costs are recorded as incurred. Restructuring charges for employee workforce reductions are recorded upon employee notification.

During the fiscal year 2010 restructuring actions included charges of approximately $884,000 related to workforce reductions and other expenses related to consolidating certain parts of its operations from Ronkonkoma, N.Y. and Hauppauge, N.Y. to its new leased facility in Windber, P.A. and from consolidating its two wholly-owned subsidiaries in Ottawa, Canada. The Company also realized impairment charges of approximately $324,000 on buildings available for sale in Ogdensburg, N.Y. and Endicott, N.Y and incurred approximately $180,000 in lease charge commitments related to its effort to consolidate its two wholly-owned subsidiaries in Ottawa, Canada into one location. Management continues to evaluate whether other related assets have been impaired, and has concluded that there should be no additional impairment charges as of May 31, 2010.

The Company’s consolidating efforts in order to enhance operational efficiency continues, including the winding up and relocating of business at certain locations. During fiscal 2010, the Company moved the Filtran operations into a manufacturing facility in Ottawa’s High-Tech centre.

During the year ended May 31, 2010, the Company began the evaluation and consolidation of certain parts of its operations from Ronkonkoma, N.Y. and Hauppauge, N.Y. to its new leased facility in Windber, P.A.

As of May 31, 2010, the following table represents the details of restructuring charges:

Workshare Reduction Cost
Balance, May 31, 2009	$1,076,141
Restructuring charges	883,560
Write-offs	324,410

Total accumulated restructuring charges at May 31, 2010	2,284,111
Cash payments	1,235,106
Non-cash charges	524,410

Balance, May 31, 2010	$524,595

The remaining balance at May 31, 2010 is included in accounts payable and accrued liabilities.

On March 18, 2010, the Company accepted the resignation of Martin Moskovits, Chief Technology Officer, effective April 2, 2010 (the “Effective Date”). In connection with Mr. Moskovits resignation, the Company entered into an agreement to pay Mr. Moskovits a lump sum amount of $100,000. The Company also agreed to a five month extension of the expiration date of 233,333 options to purchase shares of common stock held by Mr. Moskovits. Those options will expire six months after the Effective Date instead of thirty days after the Expiration Date, as provided in the original option agreements.

API Technologies Corp.

Notes to Consolidated Financial Statements

23. SEGMENT INFORMATION

The Company follows the authoritative guidance on the required disclosures for segments which establish standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports. The guidance also establishes standards for related disclosures about products and services, geographic areas and major customers.

The guidance uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s operations are conducted in two principal business segments, Engineered Systems and Components and Secure Communications. Inter-segment sales are presented at their market value for disclosure purposes.

Year ended May 31, 2010	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$46,327,058	$22,222,972	$—	$—	$68,550,030
Inter-segment sales	—	—	—	—	—

Total revenue	46,327,058	22,222,972	—	—	68,550,030

Operating Income (loss) before expenses below:	3,663,121	(195,478)	—	—	3,467,643
Corporate head office expenses	—	—	5,676,382	—	5,676,382
Depreciation and amortization	701,866	294,828	3,294	—	999,988
Other (income) expenses	(815,659)	111,751	782,904	—	78,996
Income tax expense	34,596	10,858	—	—	45,454

Net income (loss) from continuing operations	3,742,318	(612,915)	(6,462,580)	$—	$(3,333,177)
Loss from discontinued operations, net of tax	(5,681,864)	—	—	—	(5,681,864)

Net income (loss)	$(1,939,546)	$(612,915)	$(6,462,580)	$—	$(9,015,041)

Segment assets	$63,641,687	$12,350,457	$2,618,312	$—	$78,610,456
Goodwill included in assets	$8,461,889	$—	$—	$—	$8,461,889
Capital expenditures	$1,314,674	$257,172	$52,375	$—	$1,624,221
Impairment of fixed assets held for sale	$324,410	$—	$—	$—	$324,410
Impairment of long-lived assets of discontinued operations	$2,242,473	$—	$—	$—	$2,242,473

API Technologies Corp.

Notes to Consolidated Financial Statements

Year ended May 31, 2009	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$25,461,024	$—	$—	$—	$25,461,024
Inter-segment sales	—	—	—	—	—

Total revenue	25,461,024	—	—	—	25,461,024

Operating Income (loss) before expenses below:	(220,710)	—	—	—	(220,710)
Corporate head office expenses	—	—	1,400,299	—	1,400,299
Depreciation and amortization	831,604	—	2,868	—	834,472
Other (income) expenses	(86,422)	—	(385,605)	—	(472,027)
Income tax expense (benefit)	7,958	—	91,729	—	99,687

Net loss from continuing operations	(973,850)	$—	$(1,109,291)	$—	$(2,083,141)
Loss from discontinued operations, net of tax	(4,361,396)	—	—	—	(4,361,396)

Net loss	$(5,335,246)	$—	$(1,109,291)	$—	$(6,444,537)

Segment assets—as of May 31, 2009	$21,507,304	$—	$2,646,006	$—	$24,153,310
Goodwill included in assets—as of May 31, 2009	$1,130,906	$—	$—	$—	$1,130,906
Capital expenditures	$288,946	$—	$4,717	$—	$293,663

24. 401(K) PLAN

The Company has adopted a 401(k) deferred compensation arrangement. Under the provision of the plan, the Company is required to match between 50% and 100% of certain employee contributions up to a maximum of 3% or 4% of the employee’s eligible compensation.

Employees may contribute up to a maximum of 15% of eligible compensation. The Company may also make discretionary contributions up to a total of 15% of eligible compensation. During the years ended May 31, 2010 and 2009, the Company incurred $387,945, and $218,181 respectively, as its obligation under the terms of the plan, charged to general and administrative expense.

25. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 10, 2010, the date the financial statements were issued, and up to the time of filing of the financial statements with the Securities and Exchange Commission.

On June 15, 2010, the Company sold the assets of its discontinued nanotechnology subsidiary for gross cash proceeds of approximately $2,300,000. The Company had previously announced the closing of its nanotechnology research and development subsidiary (see Note 5). Through the sale of the assets the Company eliminated future commitments associated with the discontinued operations, which were estimated to be approximately $1,600,000.

On July 28, 2010, the Company sold its land and building in Hauppauge, New York for proceeds of $1,575,000. The land and building had a net book value of approximately $654,000 and are reported as fixed assets held for sale at May 31, 2010.

On August 5, 2010, the Company purchased certain equipment that was under capital lease by paying the outstanding capital lease obligation amount of approximately $1,003,000 related to those assets.

Kuchera Defense Systems, Inc.

June 30, 2009 and 2008

Independent Auditors’ Report

To the Stockholders,

Kuchera Defense Systems, Inc:

We have audited the accompanying balance sheets of Kuchera Defense Systems, Inc. (the “Company”) as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company and its owners and perhaps other officers and employees are subject to a criminal investigation being conducted by the Inspector General of the Department of Defense and the United States Attorney’s office in Pittsburgh, Pennsylvania (see Note 12).

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Kuchera Defense Systems, Inc. as of June 30, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

February 26, 2010
New Brunswick, NJ

Kuchera Defense Systems, Inc.

Balance Sheets

June 30, 2009 and 2008

	2009	2008

Assets

Current assets
Cash	$735,064	$816,956
Accounts receivable, net of allowance for doubtful accounts of $93,610 and $-0- at 2009 and 2008, respectively	8,137,451	8,878,609
Due from related party	53,397	40,729
Inventory	16,922,534	10,687,824
Prepaid expenses	116,201	79,415
Prepaid taxes	683,381	298,799
Prepaid materials	5,593,584	—
Other current assets	21,423	3,026

Total current assets	32,263,035	20,805,358

Property and equipment, net	2,635,724	2,545,942

Intangible assets, net	4,083	11,083

Cash surrender value, officers’ life insurance	207,404	264,477

	$35,110,246	$23,626,860

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,795,748	$806,056
Accrued expenses	581,285	394,243
Line of credit	750,000	1,250,000
Loans from related party	—	250,000
Due to related party	985,774	2,370,812
Other current liabilities	22,000	22,000
Progress liquidation payable	14,188,022	1,892,892
Current maturities of capital leases	14,534	—

Total current liabilities	18,337,363	6,986,003

Capital leases, net of current maturities	26,949	—

Deferred income taxes	—	584,234

Stockholders’ equity
Common stock, $0.01 par value, 300,000 shares authorized, 60,000 shares issued and outstanding	500	500
Retained earnings	16,745,434	16,056,123

Total stockholders’ equity	16,745,934	16,056,623

	$35,110,246	$23,626,860

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Statements of Operations

Years Ended June 30, 2009 and 2008

	2009	2008
Sales, net	$48,383,865	$49,909,721

Cost of sales	37,224,973	38,323,471

Gross profit	11,158,892	11,586,250

Operating expenses	10,118,006	8,447,995

Income from operations	1,040,886	3,138,255

Other income (expense)
Interest income	27,892	143,268
Interest expense	(22,238)	(53,691)
Miscellaneous income, net	320,159	319,794

	325,813	409,371

Income before provision for income taxes	1,366,699	3,547,626

Provision for income taxes	677,388	1,609,983

Net income	$689,311	$1,937,643

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Statements of Stockholders’ Equity

Years Ended June 30, 2009 and 2008

	Common Stock		Total Retained Earnings	Stockholders’ Equity
	Shares	Amount

July 1, 2007	60,000	$500	$14,118,480	$14,118,980

Net income	—	—	1,937,643	1,937,643

June 30, 2008	60,000	500	16,056,123	16,056,623

Net income	—	—	689,311	689,311

June 30, 2009	60,000	$500	$16,745,434	$16,745,934

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Statements of Cash Flows

Years Ended June 30, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income	$689,311	$1,937,643
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation and amortization	313,001	295,835
Bad debt expense	759,731	—
Deferred income taxes	(584,234)	(584,235)
Changes in operating assets and liabilities
Accounts receivable	(18,573)	(3,034,091)
Due from related party	(12,668)	74,166
Inventory	(6,234,710)	(32,251)
Prepaid expenses	(36,786)	(25,151)
Prepaid taxes	(384,582)	317,344
Prepaid materials	(5,593,584)	—
Other current assets	(18,397)	(2,408)
Accounts payable	989,692	(785,949)
Accrued expenses	187,042	125,538
Due to related party	(1,385,038)	1,880,829
Other current liabilities	—	22,000
Progress liquidation payable	12,295,130	(1,152,322)

Net cash provided (used) by operating activities	965,335	(963,052)

Cash flows from investing activities
Purchase of property and equipment	(351,859)	(730,709)
Decrease in cash surrender value of life insurance	57,073	22,390
Change in loans to related party	(250,000)	250,000

Net cash used by investing activities	(544,786)	(458,319)

Cash flows from financing activities
Repayment of obligations under capital lease	(2,441)	—
Change in line of credit, net	(500,000)	1,250,000

Net cash (used) provided by financing activities	(502,441)	1,250,000

Net change in cash	(81,892)	(171,371)

Cash
Beginning of year	816,956	988,327

End of year	$735,064	$816,956

Supplemental disclosures of noncash information
Equipment purchased with issuance of capital lease	$43,924	$—
Cash paid for:
Income taxes	$2,388,914	$1,020,000
Interest	$34,738	$41,191

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Notes to Financial Statements

June 30, 2009 and 2008

1. Nature of Business

Kuchera Defense Systems, Inc. (the “Company”), founded in 1985 and headquartered in Windber, Pennsylvania, is an ISO-9001 certified electronic manufacturing service company providing cutting edge circuit card assembly technology, cable harness, electro-mechanical manufacturing, system integration, and engineering services. The Company’s customers include both military and commercial organizations located throughout the United States.

2. Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the customer.

For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded in a progress liquidation payable account. The Company recognizes revenue on the contracts when items are shipped.

Accounts Receivable and Collections

Accounts receivable are unsecured, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances are considered delinquent if they are not paid in accordance with the invoice or contract. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that are past due and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that may not be collected.

Fair Value of Financial Instruments

The carrying amount of financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and short-term debt approximate their fair values because of the relatively short maturity of these instruments.

Inventories

Inventories are stated at the lower of cost (average cost) or market and consist of raw materials and work in process inventory. For some of the Company’s government contracts, they are required to prepay for large purchase orders. These prepayments are included in prepaid materials.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization is provided under the straight-line method based upon the following estimated useful lives:

Description	Estimated Life (Years)
Trucks and autos	5
Computers and equipment	5-7
Furniture and fixtures	10
Land and leasehold improvements	Lesser of estimated life or term of lease

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

Major replacements and improvements of property and equipment are capitalized. Minor replacements, repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes

Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. A valuation allowance is recorded when the expected recognition of a deferred tax asset is considered to be unlikely.

The Company’s accounting policy is to evaluate uncertain tax positions in accordance with the accounting pronouncement on accounting for contingencies.

Intangible Assets

License fees are amortized over 5 years.

Valuation of Long-Lived Assets

In accordance with the provisions of the accounting pronouncement on accounting for the impairment or disposal of long-lived assets, the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management has determined that no assessment was required for the periods presented in these financial statements.

Concentration of Risk

The U.S. Department of Defense (either directly or through subcontractors) accounts for substantially all of the Company’s revenue for the years ended June 30, 2009 and 2008. As of June 30, 2009, the Company had trade accounts receivable with three customers approximating 36, 36, and 16 percent, of the total accounts receivable. The Company had sales to three customers that accounted for 38, 24, and 17 percent, of total revenues for the year ended June 30, 2009. As of June 30, 2008, the Company had trade accounts receivable with three customers approximating 45, 14, and 11 percent, of the total accounts receivable. The Company had sales to three customers that accounted for 40, 24, and 21 percent, of total revenues for the year ended June 30, 2008. During the year ending June 30, 2009, the Company had purchases from two vendors who each accounted for 10 percent of total purchases. There were no such concentrations for the year ending June 30, 2008.

The Company, at times, maintains cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

Research and Development Costs

Research and development costs are expensed as incurred. During the years ended June 30, 2009 and 2008, the Company incurred $495,535 and $108,895, respectively, of research and development costs included in cost of sales.

Shipping and Handling Costs

The Company’s policy is to record shipping and handling costs as a component of cost of sales. Shipping and handling costs amounted to $144,208 and $192,809 for the years ended June 30, 2009 and 2008, respectively.

Sales Tax

The Company’s policy is to record sales tax on the sale of its products as a liability, and does not include such amounts in revenue.

Advertising

The Company reports advertising expense as incurred. Total advertising expense for 2009 and 2008 was $50,639 and $61,105, respectively and is included in operating expenses.

3. Inventories

Inventories consist of the following at June 30:

	2009	2008

Raw materials	$3,760,488	$3,554,155
Work-in-process	13,162,046	7,133,669

	$16,922,534	$10,687,824

4. Property and Equipment

Property and equipment consists of the following at June 30:

	2009	2008

Trucks and autos	$82,180	$82,180
Computers and equipment	2,305,871	1,996,712
Furniture and fixtures	166,675	137,327
Land improvements	61,800	61,800
Leasehold improvements	1,564,546	1,510,233

	4,181,072	3,788,252
Less: Accumulated depreciation	1,545,348	1,242,310

Property and equipment, net	$2,635,724	$2,545,942

Depreciation expense included as a charge to income for the years ended June 30, 2009 and 2008 was $306,001 and $288,835, respectively.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

5. Intangible Assets

Intangible assets subject to amortization consist of the following at June 30:

	2009	2008

License fees	$35,000	$35,000
Less: Accumulated amortization	30,917	23,917

Intangible assets, net	$4,083	$11,083

Amortization expense for each of the years ended June 30, 2009 and 2008 amounted to $7,000.

Future amortization expense is estimated to be $4,083 for the year ended June 30, 2010.

6. Line of Credit – Bank

The Company had a line of credit with a bank that provides for interest at the prime rate, which was 3.25 percent and 7.25 percent at June 30, 2009 and 2008, respectively, with maximum borrowings of $5,000,000. The line was secured by the Company’s receivables, equipment and inventory and was guaranteed by certain stockholders of the Company as well as KII, Inc., a company related by common ownership. The Company’s borrowings ranged from $-0- to $1,250,000 during the years ended June 30, 2009 and 2008, respectively. The Company had outstanding borrowings of $750,000 and $1,250,000 at June 30, 2009 and 2008, respectively. The line expired on December 30, 2009 and was not renewed.

7. Obligations Under Capital Lease

The Company is the lessee of equipment under a capital lease expiring in 2012. The asset and liability under the capital leases are initially recorded at the fair value of the asset. The assets are amortized over the lesser of their related lease terms or their estimated productive life.

Obligations under capital leases consist of the following at June 30, 2009:

2009

Equipment lease, effective interest rate of .79 percent per annum, payable in monthly installments of $1,234, final payment due May 2012, secured by the equipment.	$41,483
Less: Current maturities	14,534

Obligations under capital lease, net of current maturities	$26,949

The Company had no outstanding capital lease obligations at June 30, 2008.

A summary of property held under capital leases included in property and equipment is as follows at June 30, 2009:

2009

Equipment	$43,924
Less: Accumulated depreciation	366

Property held under capital lease, net	$43,558

Depreciation expense on property held under capital lease amounted to $366 for the year ended June 30, 2009.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

Future minimum lease payments for the next five years ending June 30, are as follows:

Year	Amount
2010	$14,811
2011	14,811
2012	12,344

41,966
Less: Imputed Interest	483

$41,483

8. Income Taxes

The provision for income taxes includes the following for the years ended June 30:

	2009	2008
Current
Federal	$1,106,011	$1,660,115
State	155,611	534,103

Total current	1,261,622	2,194,218
Deferred
Federal	(584,234)	(584,235)

Total deferred	(584,234)	(584,235)

Total income tax expense	$677,388	$1,609,983

The provision for income taxes reflected in the statements of operations differs from the amounts computed at Federal statutory income tax rates. The principal difference is primarily due to certain nondeductible expenses.

Deferred income taxes consisted of the following at June 30:

Deferred tax liabilities	$—	$(584,234)

The approximate tax effect of each temporary difference giving rise to the deferred tax liabilities

The approximate tax effect of each temporary difference giving rise to the deferred tax asset and liability was as follows:

Section 481(a) adjustment	$—	$(584,234)

9. Related Party Transactions

The Company, in the normal course of business, purchases and sells inventory with companies related by common ownership. As of June 30, 2009 and 2008 these related companies owed the Company $53,397 and $40,729, respectively, which is included in due from related party. The Company incurred sales to related companies of approximately $79,000 and $176,000 for the years ended June 30, 2009 and 2008, respectively. The Company incurred subcontracting expenses on behalf of related companies amounting to approximately $2,303,000 and $2,710,000 for the years ended June 30, 2009 and 2008, respectively. In addition, the Company had a loan from KII, Inc. (formerly Kuchera Industries, Inc.) which amounted to $250,000 as of June 30, 2008 which was included in loans from related party, and was repaid during the year ended June 30, 2009. The loan required interest at 6 percent on the unpaid principal balance and had no definitive repayment terms. Interest expense related to the loan amounted to $5,000 and $12,500 for the years ended June 30, 2009 and 2008, respectively. KII, Inc. is also a guarantor of the Company’s line of credit (see Note 6).

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

The Company has various unsecured, short term payables to related companies which occur in the normal course of business. These payables amounted to $968,789 and $2,370,812 at June 30, 2009 and 2008, respectively, and are included in due to related parties. These payables have no definitive repayment terms.

During the years ended June 30, 2009 and 2008, the Company allocated operating expenses which amounted to $425,874 and $362,861. In addition, the Company was charged a support service fee from related companies which amounted to $336,000 and $345,000 for the years ended June 30, 2009 and 2008.

The Company has a sublease agreement with related companies to lease a portion of the building occupied (see Note 11). Total rental income received by the Company amounted to $264,000 for each of the years ended June 30, 2009 and 2008 and is included in other income (expense).

The Company leases an auto under an operating lease agreement with a limited partnership. The stockholders of the Company are members of a limited liability company which is the general partner of the limited partnership. Rental expense related to the lease amounted to $5,781 and $-0- for the years ended June 30, 2009 and 2008, respectively.

During the years ended June 30, 2009 and 2008, the Company paid $8,610 and $26,650, respectively, to an entity related by common ownership for expenses arising in the normal course of business.

During the years ended June 30, 2009 and 2008, the Company incurred sales of $517,373 and $-0- to an entity related by common ownership. The accounts receivable balance of $517,373 was written off to bad debt expense during the year ended June 30, 2009. The Company also paid $144,570 and $38,900, respectively, to the entity for expenses arising in the normal course of business.

The Company has an unsecured, short term payable to an entity related by common ownership for expenses arising in the normal course of business in the amount of $16,985 and $-0- at June 30, 2009 and 2008, respectively.

10. Employee Benefit Plan

The Company has a 401(k) defined contribution plan (the “Plan”) which allows the Company to make discretionary matching contributions of up to 6 percent of the participant’s pre-tax annual compensation for all participating employees as specified by the Plan. During the years ended June 30, 2009 and 2008, the Company contributed $353,810 and $277,539, respectively to the Plan.

11. Rental Income

The Company subleases the building under a lease agreement expiring in 2018 to related companies. Rental income amounted to $264,000 for each of the years ended June 30, 2009 and 2008, and is included in other income (expense).

Approximate minimum future rentals to be received on these leases for the years ending June 30, are as follows:

Year	Amount

2010	$264,000
2011	264,000
2012	264,000
2013	264,000
2014	264,000
Thereafter	1,320,000

$2,640,000

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

12. Commitments and Contingencies

Operating Leases

The Company leases buildings and equipment under various leases expiring in 2009 through 2018. The building leases provide for minimum annual rentals, real estate taxes and other costs. Rental expense for the years ended June 30, 2009 and 2008 amounted to $972,977 and $958,602, respectively, and is included in operating expenses.

Future minimum lease payments for the years ending June 30, are as follows:

Year	Amount

2010	$995,544
2011	992,397
2012	995,477
2013	896,102
2014	862,352
Thereafter	4,311,760

$9,053,632

Litigation

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. Management does not believe that the outcome of any of such proceedings and claims of which it has knowledge will have a material adverse effect on the financial position, operating results or cash flows.

Criminal Investigation

The Company and its owners, President William Kuchera and Chief Financial Officer Ronald Kuchera (and perhaps others), are subject to a criminal investigation by the Office of Inspector General of the Department of Defense and the United States Attorney’s Office for the Western District of Pennsylvania (the “Government Investigation”). As part of the Government Investigation, the United States Attorney’s Office for the Western District of Pennsylvania has executed search warrants against the Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies. The Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies also have received subpoenas to appear before or produce documents for the federal Grand Jury. Additionally, the Company has been informed that the Criminal Investigation Division of the Internal Revenue Service is planning to interview the Company’s accountant in the near future. The Company assumes, but does not know for certain, that this interview is part of the Government Investigation. The Company is unaware of the entire nature or scope of the Government Investigation and, except as hereinafter provided, there have been no formal allegations or charges of either fraud or illegal acts committed by the Company their officers or any employees; provided, however, the Company believes or suspects that certain aspects of the Government Investigation may relate to matters that include the following:

(i)	Based on public filings involving the former officer of an unrelated company and discussions with the United States Attorney’s Office, the Company is aware that Richard Ianieri, the former president of Coherent Systems International “(Coherent”) agreed in court filings to admit that he took $200,000 in bribes from officials at a firm that Coherent hired as a subcontractor. The Company understands that the firm referred to in the Court filings is Kuchera Industries, Inc., a predecessor of Kuchera Industries, LLC.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

(ii)	The Company believes (a) the Government Investigation may include alleged violations of federal campaign finance law and/or (b) the Internal Revenue Service may be investigating the tax aspects of such certain payments to employees in connection with possible violation of federal campaign finance law.

(iii)	The Company believes that the Government Investigation includes an investigation into the validity of certain expenses claimed by the Company either on its tax returns or in its billings related to government contracts.

(iv)	On April 23, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera from new U.S. Government contracts or subcontracts based on allegations by the Defense Contract Audit Agency (“DCAA”) that Kuchera Defense Systems, Inc. had failed to comply with certain federal procurement regulations governing the allowability of costs that may be charged to U.S. Government contracts and subcontracts. The DCAA claimed that the charges constituted possible fraud. The rates for these contracts had not yet been finalized and the years at issue (FY 2004 forward) remained subject to adjustment by government auditors. On June 26, 2009, Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera submitted a comprehensive and detailed response to the DCAA allegations that examined and responded to each issue raised. Following that submission, the Department of the Navy promptly entered into negotiations with Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera for an Administrative Agreement by which Kuchera Defense Systems, Inc. would adopt certain internal control and reporting procedures, a code of ethics, and conduct periodic training. An agreement was reached on August 13, 2009 and the April 23, 2009 suspension was lifted. However, DCAA did not respond to the detailed submission made by Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera. The years for which the unallowable costs are asserted remain open. It is not known whether or what adjustments to those costs or what claims DCAA and/or the Navy may assert in the future with respect to these open years.

(v)	On December 22, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc. and William Kuchera and Ronald Kuchera from doing business with the United States Government. On January 11, 2010, as a result of the Navy suspension of Kuchera Defense Systems, Inc., the Navy informed Kuchera Defense Systems, Inc. that its Secret Facility Security Clearance was invalidated on January 8, 2010.

There may be other aspects of the Government Investigation of which the Company is unaware.

13. Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of February 26, 2010, which is the date the financial statements were available to be issued.

On January 20, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

As a result of the asset purchase, on January 20, 2010, the Department of the Navy removed Kuchera Defense Systems, Inc., from the Excluded Parties List System (EPLS) and thus lifted the suspension. API Defense, Inc., and API Defense USA, Inc. are separate entities and are currently doing business with the United States Government.

Kuchera Defense Systems, Inc.

December 31, 2009 and 2008

Unaudited Financial Statements

Kuchera Defense Systems, Inc.

Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets

Current assets
Cash	$3,866,347	$3,411,547
Accounts receivable, net of allowance for doubtful accounts of $93,610 and $-0-	4,610,903	10,164,820
Inventory	18,323,845	13,520,161
Prepaid expenses	95,151	81,690
Prepaid taxes	228,145	1,895,606
Prepaid materials	2,794,268	5,019,810
Other current assets	11,130	1,011

Total current assets	29,929,789	34,094,645

Property and equipment, net	2,564,970	2,481,860

Intangible assets, net	583	7,583

Cash surrender value, officers’ life insurance	251,996	264,477

	$32,747,338	$36,848,565

Liabilities and Stockholder’ Equity

Current liabilities
Accounts payable	$1,488,431	$5,543,015
Accrued expenses	699,179	397,002
Income tax payable	—	3,934,264
Due to related party	5,006	—
Notes payable	8,193	—
Progress liquidation payable	12,367,529	10,580,162
Current maturities of capital leases	16,190	—

Total current liabilities	14,584,528	20,454,443

Capital leases, net of current maturities	22,168	—
Notes payable, net of current maturities	30,725	—

Stockholders’ equity
Common stock, $0.01 par value, 300,000 shares authorized, 60,000 shares issued and outstanding	500	500
Retained earnings	18,109,417	16,393,622

Total stockholders’ equity	18,109,917	16,394,122

	$32,747,338	$36,848,565

Kuchera Defense Systems, Inc.

Statements of Operations

For the Six Months Ended December 31, 2009 and 2008

	2009	2008

Sales, net	$25,430,118	$24,933,016

Cost of sales	17,860,177	17,984,235

Gross profit	7,569,941	6,948,781

Operating expenses	5,271,631	5,232,622

Income from operations	2,298,310	1,716,159

Other income (expense)
Interest income	8,315	21,336
Interest expense	(10,429)	(18,573)
Miscellaneous expense, net	(195)	(10,250)

	(2,309)	(7,487)

Income before provision for income taxes	2,296,001	1,708,672

Provision for income taxes	932,018	1,371,173

Net income	$1,363,983	$337,499

Kuchera Defense Systems, Inc.

Statement of Cash Flows

For the Six Months Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income	$1,363,983	$337,499
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	158,837	154,905
Deferred income taxes	—	(584,234)
Changes in operating assets and liabilities
Accounts receivable	3,526,548	(1,286,211)
Due from related party	53,397	(2,330,083)
Inventory	(1,401,311)	(2,832,337)
Prepaid expenses	21,050	(2,274)
Prepaid taxes	455,236	(1,596,807)
Prepaid materials	2,799,316	(5,019,810)
Other current assets	10,293	(1,011)
Accounts payable	(307,317)	4,736,959
Income taxes payable	—	3,934,264
Accrued expenses	117,894	2,758
Due to related party	(980,768)	3,026
Other current liabilities	(22,000)	(22,000)
Progress liquidation payable	(1,820,493)	8,687,270

Net cash provided by operating activities	3,974,665	4,181,914

Cash flows from investing activities
Loans to related party	—	(250,000)
Purchase of property and equipment	(84,583)	(87,323)
Increase in cash surrender value of life insurance	(44,592)	—

Net cash used by investing activities	(129,175)	(337,323)

Cash flows from financing activities
Repayment of obligations under capital lease and long-term debt	(9,968)	—
Change in line of credit, net	(750,000)	(1,250,000)
Borrowings from capital lease obligations and long-term debt	45,761	—

Net cash used by financing activities	(714,207)	(1,250,000)

Net change in cash	3,131,283	2,594,591

Cash

Beginning of year	735,064	816,956

End of year	$3,866,347	$3,411,547

Supplemental disclosures of noncash information
Cash paid for:
Acquisition of assets through long-term debt financing	$4,794	$—
Income taxes	$474,475	$874,423
Interest	$10,429	$31,073

1. Nature of Business

Kuchera Defense Systems, Inc. (the “Company”), founded in 1985 and headquartered in Windber, Pennsylvania, is an ISO-9001 certified electronic manufacturing service company providing cutting edge circuit card assembly technology, cable harness, electro-mechanical manufacturing, system integration, and engineering services. The Company’s customers include both military and commercial organizations located throughout the United States.

Certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for the fair presentation of the Company’s financial position as of December 31, 2009 and the results of its operations and cash flows for the six month period ended December 31, 2009 and 2008. Results for the interim period are not necessarily indicative of results that may be expected for the entire year or for any other interim periods. The unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the fiscal year ended June 30, 2009 included in the Company’s Form 8-K filed with the Commission on February 12, 2010.

2. Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of May 26, 2010, which is the date the financial statements were available to be issued.

On January 21, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

As a result of the purchase agreement, on January 20, 2010, the Department of the Navy removed Kuchera Defense Systems, Inc. from the Excluded Parties List System (EPLS) and thus lifted the suspension. API Defense Inc. and API Defense USA, Inc. are separate entities and are currently doing business with the United States Government.

KII, Inc. and Kuchera Industries, LLC

December 31, 2009 and 2008

Independent Auditors’ Report	F-59

Combined Financial Statements

Combined Balance Sheets	F-60

Combined Statements of Income	F-61

Combined Statements of Stockholders’ Equity	F-62

Combined Statements of Cash Flows	F-63

Notes to Combined Financial Statements	F-64

Independent Auditors’ Report

To the Stockholders,

KII, Inc and Kuchera Industries, LLC:

We have audited the accompanying combined balance sheets of KII, Inc. and Kuchera Industries, LLC as of December 31, 2009 and 2008, and the related combined statements of income, stockholders’ equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Companies and their owners and perhaps other officers and employees are subject to a criminal investigation being conducted by the Inspector General of the Department of Defense and the United States Attorney’s Office in Pittsburgh, Pennsylvania (see Note 10).

In our opinion, the combined financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of KII, Inc. and Kuchera Industries, LLC as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC
New Brunswick, New Jersey
May 14, 2010

KII, Inc. and Kuchera Industries, LLC

Combined Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets

Current assets
Cash	$2,185,839	$1,207,137
Accounts receivable, net of allowance for doubtful accounts of $45,093 and $725,564 at 2009 and 2008, respectively	1,989,013	1,797,450
Due from related parties	248,671	281,326
Inventories	3,957,424	4,615,168
Prepaid expenses	46,745	35,289
Loans to related parties	34,132	8,174
Other current assets	33,157	43,458

Total current assets	8,494,981	7,988,002

Property and equipment, net	2,962,397	3,302,377

	$11,457,378	$11,290,379

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$651,897	$247,052
Accrued expenses	597,614	138,923
Due to related parties	—	27,329
Current maturities of capital leases	153,805	215,961

Total current liabilities	1,403,316	629,265

Capital leases, net of current maturities	938,043	1,091,849

Loan from related party	—	139,292

Stockholders’ equity
Class A voting common stock, no par value; authorized 20,000 shares; 10,000 shares issued and outstanding in 2009 and 2008	55	55
Class B non-voting common stock, no par value; authorized 200,000 shares; 100,000 shares issued and outstanding in 2009 and 2008	545	545
Retained earnings and members’ equity	9,115,419	9,429,373

Total stockholders’ equity	9,116,019	9,429,973

	$11,457,378	$11,290,379

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Combined Statements of Income

Years Ended December 31, 2009 and 2008

	2009	2008

Sales, net	$19,579,438	$20,586,849

Cost of sales	14,136,505	13,822,137

Gross profit	5,442,933	6,764,712

Operating expenses	4,148,626	4,899,430

Income from operations	1,294,307	1,865,282

Other income (expense)
Interest income	37,752	28,842
Interest expense	(140,510)	(48,108)
Other income	37,902	3,578
Other expense	(171)	2,054

	(65,027)	(13,634)

Net income	$1,229,280	$1,851,648

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Combined Statements of Stockholders’ Equity

Years Ended December 31, 2009 and 2008

	Common Stock		Common Stock		Earnings/ Members’ Equity	Total Stockholders’ Equity
	Voting		Non-Voting
	Shares	Amount	Shares	Amount

January 1, 2008	30,210	$600	—	$—	$8,931,477	$8,932,077

Net income	—	—	—	—	1,851,648	1,851,648

Recapitalization of stock	(20,210)	(545)	100,000	545	—	—

Distributions	—	—	—	—	(1,353,752)	(1,353,752)

December 31, 2008	10,000	55	100,000	545	9,429,373	9,429,973

Net income	—	—	—	—	1,229,280	1,229,280

Member contributions	—	—	—	—	54,332	54,332

Distributions	—	—	—	—	(1,597,566)	(1,597,566)

December 31, 2009	10,000	$55	100,000	$545	$9,115,419	$9,116,019

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Combined Statements of Cash Flows

Years Ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities
Net income	$1,229,280	$1,851,648
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	472,776	404,965
Gain on sale of equipment	(30,626)	(345)
Bad debt expense	158,599	725,564
Changes in operating assets and liabilities
Accounts receivable	(350,162)	(418,707)
Due from related parties	32,655	1,098,096
Inventory	657,744	(550,361)
Prepaid expenses	(11,456)	(23,850)
Other current assets	10,301	44,311
Accounts payable	404,845	(925,828)
Accrued expenses	458,691	(219,258)
Due to related parties	(27,329)	1,314

Net cash provided by operating activities	3,005,318	1,987,549

Cash flows from investing activities
Purchase of property and equipment, net	(132,796)	(86,315)
Proceeds from sale of equipment	30,626	1,300
Change in loans to related parties	(25,958)	451,164
Repayment of loan from related party	(139,292)	(62,277)

Net cash (used) provided by investing activities	(267,420)	303,872

Cash flows from financing activities
Repayment of obligations under capital lease	(215,962)	(163,102)
Proceeds from loan issuance	250,000	—
Payment of loan payable	(250,000)	—
Member contributions	54,332	—
Distributions	(1,597,566)	(1,353,752)

Net cash used by financing activities	(1,759,196)	(1,516,854)

Net increase in cash	978,702	774,567

Cash
Beginning of year	1,207,137	432,570

End of year	$2,185,839	$1,207,137

Supplemental disclosure of noncash information
Equipment purchased with issuance of capital lease	$—	$1,236,000

Cash paid for Interest	$140,510	$48,108

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements

December 31, 2009 and 2008

1. Nature of Business

KII, Inc. (the “Company”) and Kuchera Industries, LLC hereafter, collectively referred to as the “Companies” headquartered in Windber, Pennsylvania, are ISO certified electronic manufacturing service companies, offering a full range of capabilities from prototyping to high volume production. The Companies specialize in high speed surface mount circuit card assembly. The Companies’ customers include both military and commercial organizations located throughout the United States. The Companies are dedicated to serving the commercial electronic contract manufacturing industry at the highest possible level. Kuchera Industries, LLC was incorporated in September 2008, but had no formal operations until January 2009.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include the accounts of KII, Inc. and Kuchera Industries, LLC. The Stockholders of the Company own 100 percent of Kuchera Industries, LLC. The ownership of the Companies is with the same individuals, and while their financial statements have been combined, the financial position and results of operations shown on the accompanying combined financial statements do not represent those of a single legal entity. All significant intercompany transactions have been eliminated in combination.

Revenue Recognition

The Companies recognize revenue when it is realized or realizable and earned. The Companies consider revenue realized or realizable and earned when they have persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the customer.

Accounts Receivable and Collections

Accounts receivable are unsecured, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances are considered delinquent if they are not paid in accordance with the invoice or contract. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that are past due and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that may not be collected.

Fair Value of Financial Instruments

The carrying amount of financial instruments including cash, accounts receivable, and accounts payable approximate their fair values because of the relatively short maturity of these instruments.

Inventories

Inventories are stated at the lower of cost (average cost) or market and consist of raw materials and work in process inventory.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization is provided under the straight-line method based upon the following estimated useful lives:

Description	Estimated Life (Years)

Trucks and autos	5
Computers and equipment	5-7
Furniture and fixtures	10
Land and leasehold improvements	Lesser of estimated life or term of lease

Major replacements and improvements of property and equipment are capitalized. Minor replacements, repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in operations.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. The provision for obsolete inventory is a significant estimate. Actual results could differ from those estimates.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. In addition, the Company has elected to be treated as an S Corporation for Pennsylvania income tax purposes. Under those provisions, the Company does not pay federal corporate income taxes and pays the minimum tax imposed by the State of Pennsylvania. Kuchera Industries, LLC is treated as a partnership for federal and state tax purposes. Accordingly, the Company does not pay federal corporate income taxes and pays state filing fees. The Companies’ stockholders are responsible for individual federal and state income taxes on the Companies’ taxable income.

The Companies adopted the accounting pronouncement dealing with uncertain tax positions as of January 1, 2009. Upon adoption of this accounting pronouncement, the Companies had no unrecognized tax benefits. Furthermore, the Companies had no unrecognized tax benefits at December 31, 2009. The tax years subject to examination by major jurisdictions as of December 31, 2009 are years 2006 through 2008.

Valuation of Long-Lived Assets

In accordance with the provisions of the accounting pronouncement on accounting for the impairment or disposal of long-lived assets, the Companies review long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management has determined that no assessment was required for the periods presented in these combined financial statements.

Concentration of Risk

As of December 31, 2009, the Companies had trade accounts receivable with two customers approximating 45 and 12 percent, of the total accounts receivable. Sales to two customers approximated 60 and 12 percent, for the year ended December 31, 2009. As of December 31, 2008, the Companies had trade accounts receivable with three customers approximating 26, 25, and 10 percent of the total accounts receivable. Sales to two customers approximated 38 and 20 percent for the year ended December 31, 2008.

During the year ending December 31, 2009, the Companies had purchases from three vendors who accounted for 14, 14 and 30 percent, of total purchases. During the year ending December 31, 2008, the Company had purchases from two vendors who each accounted for 26 percent of total purchases.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

The Companies, at times, maintain cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

Shipping and Handling Costs

The Companies policy is to record shipping and handling costs as a component of cost of sales. Shipping and handling costs amounted to $71,978 and $74,324 at December 31, 2009 and 2008, respectively.

Sales Tax

The Companies policy is to record sales tax on the sale of its products as a liability, and does not include such amounts in revenue.

Advertising

Advertising costs are expensed as incurred. Total advertising expense for 2009 and 2008 was $414 and $16,611, respectively, and is included in operating expenses.

3. Inventories

Inventories consist of the following at December 31:

	2009	2008

Raw materials	$1,435,159	$1,349,133
Work-in-process	2,924,738	3,586,831
Less: Provision for obsolete inventory	(402,473)	(320,796)

	$3,957,424	$4,615,168

4. Property and Equipment

Property and equipment consists of the following at December 31:

	2009	2008

Trucks and autos	$92,932	$92,932
Computers and equipment	7,630,209	7,497,520
Furniture and fixtures	56,176	56,067
Land improvements	52,402	52,402
Leasehold improvements	683,211	683,211

	8,514,930	8,382,132
Less: Accumulated depreciation	5,552,533	5,079,755

Property and equipment, net	$2,962,397	$3,302,377

Depreciation expense included as a charge to income for the years ended December 31, 2009 and 2008 was $472,776 and $404,695, respectively.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

5. Line of Credit – Bank

The Company has a line of credit with a bank that provides for interest at the prime rate, which was 3.25 percent at each of the years ended December 31, 2009 and 2008, with maximum borrowings of $1,000,000. The line expired on January 15, 2010 and was not renewed. The line was secured by the Company’s receivables, equipment and inventory, and was guaranteed by certain stockholders of the Company. The Company’s borrowings ranged from $-0- to $500,000 during the years ended December 31, 2009 and 2008. The Companies had no outstanding borrowings at December 31, 2009 and 2008.

6. Obligations Under Capital Leases

The Companies are the lessees of equipment under three capital leases expiring in 2009 and 2015. The asset and liability under the capital leases are initially recorded at the fair value of the asset. The assets are amortized over the lesser of their related lease terms or their estimated productive life.

Obligations under capital leases consist of the following at December 31:

	2009	2008
Equipment lease 1, effective interest rate of 19.25 percent per annum, payable in monthly installments of $15,994, final payment of $57,718 paid February 2009, secured by the equipment (A).	$—	$71,810

Equipment lease 2, effective interest rate of 6.5 percent per annum, payable in monthly installments of $13,381, final payment due December 2015, secured by the equipment (A).	796,015	901,110

Equipment lease 3, effective interest rate of 6.5 percent per annum, payable in monthly installments of $4,973, final payment due December 2015, secured by the equipment (A).	295,833	334,890

	1,091,848	1,307,810
Less: Current maturities	153,805	215,961

Obligations under capital lease, net of current maturities	$938,043	$1,091,849

(A)	The equipment lease is with a related party, see Note 7.

A summary of property held under capital leases included in property and equipment is as follows at December 31:

	2009	2008

Equipment	$1,236,000	$1,811,177
Less: Accumulated depreciation	133,900	405,809

Property held under capital lease, net	$1,102,100	$1,405,368

Depreciation expense on property held under capital lease amounted to $123,600 and $82,167 for the years ended December 31, 2009 and 2008, respectively.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

Future minimum lease payments for the next five years ending December 31, are as follows:

Year	Amount

2010	$220,248
2011	220,248
2012	220,248
2013	220,248
2014	220,248
Thereafter	220,248

1,321,488
Less: Imputed Interest	229,640

$1,091,848

7. Related Party Transactions

The Companies, in the normal course of business, purchase and sell inventory with Kuchera Defense Systems, Inc. (“Kuchera Defense”), a company related by common ownership. As of December 31, 2009 and 2008 Kuchera Defense owed the Companies $248,671 and $281,326, respectively, which is included in due from related party. The Company had sales to Kuchera Defense of approximately $2,355,000 and $3,209,000 for the years ended December 31, 2009 and 2008, respectively. The Companies incurred subcontracting expenses on behalf of Kuchera Defense amounting to approximately $35,000 and $116,000 for the years ended December 31, 2009 and 2008, respectively.

The Companies have various unsecured, short term payables to Kuchera Defense and stockholders which occur in the normal course of business. These payables amounted to $-0- and $27,329 and are included in due to related parties. These payables have no definitive repayment terms. The Companies loaned Kuchera Defense $250,000 during 2007 and were repaid during 2008. The loan had an interest rate of 6.00 percent and the Companies received $5,000 in interest income during 2008.

The Companies have unsecured loans to a stockholder which amounted to $34,132 and $8,174 as of December 31, 2009 and 2008, respectively and which are included in loans to related parties. These loans bear interest at short term federal AFR rate, which was .06 and 1.36 percent for the years ended December 31, 2009 and 2008, respectively, and have no definitive repayment terms. In addition, the Companies were indebted to a related party for unsecured loans issued to the Company which had an unpaid balance of $139,292 as of December 31, 2008. The loan was paid during 2009. The loan required interest at 8 percent on the unpaid principal balance and had no definitive repayment terms. Interest expense related to this loan amounted to approximately $10,000 and $11,000 for the years ended December 31, 2009 and 2008, respectively.

On April 16, 2009, the Companies received a $250,000 loan with an interest rate of 3.25 percent from Cambria 3 Associates LLC, a company related through common ownership. The loan was repaid on December 16, 2009 and interest paid on the loan amounted to $5,491.

During the years ended December 31, 2009 and 2008, the Companies received $500,949 and $389,501, respectively, from Kuchera Defense for allocation of cost of sales and operating expenses, which are recorded as a reduction of cost of sales and operating expenses in the consolidated statements of income.

The Companies have a sublease agreement with Kuchera Defense to lease a portion of the building occupied (see Note 10). Total rental expense paid to Kuchera Defense amounted to $264,000 for each of the years ended December 31, 2009 and 2008.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

The Companies are the guarantor of the Kuchera Defense $5,000,000 line of credit. This line of credit expired on January 15, 2010, and there was no outstanding balance as of December 31, 2009.

The Companies lease equipment under various operating lease agreements with a limited partnership. The stockholders of the Company are members of a limited liability company which is the general partner of the limited partnership. Rental expense related to the leases amounted to $130,440 and $96,000 for the years ended December 31, 2009 and 2008, respectively. In December 2008 the Companies entered into two capital lease agreements with the limited partnership to lease additional equipment in the amount of $1,236,000, which is included in capital leases at December 31, 2009 and 2008 (See Note 6). During the years ended December 31, 2009 and 2008, principal payments under the lease amounted to $144,152 and $-0-, respectively. Interest expense related to the lease amounted to $76,096 and $-0- for the years ended December 31, 2009 and 2008, respectively.

The Company leased equipment under a capital lease agreement with a company under common ownership. At December 31, 2009 and 2008, the remaining balance of the lease was $-0- and $71,810, respectively, and is included in capital leases (See Note 6). During the years ended December 31, 2009 and 2008, principal payments under the lease amounted to $71,810 and $163,102, respectively. Interest expense related to the lease amounted to $1,902 and $28,825 for the years ended December 31, 2009 and 2008, respectively.

8. Employee Benefit Plan

The Companies have a 401(k) defined contribution plan (the “Plan”) which allows the Companies to make discretionary matching contributions of up to 6 percent of the participant’s pre-tax annual compensation for all participating employees as specified by the Plan. During the years ended December 31, 2009 and 2008, the Companies contributed $137,587 and $134,960, respectively to the Plan.

9. Common Stock

Pursuant to an amended certificate of incorporation in May 2008, the Company completed a recapitalization of the Company’s stock. As a result of this action, the common stock was converted into Class A and Class B common stock. The aggregate number of shares of which the Company shall have the authority to issue is 220,000 of which 20,000 without par value shall be designated Class A Voting Common Shares and 200,000 shall be Class B Non-Voting Shares.

10. Commitment and Contingencies

Operating Leases

The Companies lease buildings, equipment and vehicles under various leases expiring in 2009 through 2018. The building lease provides for minimum annual rentals, real estate taxes and other costs. Rental expense for the years ended December 31, 2009 and 2008 amounted to $435,811 and $395,056, respectively, and is included in operating expenses.

Future minimum lease payments for the years ending December 31, are as follows:

Year	Amount

2010	$362,440
2011	298,440
2012	298,440
2013	298,440
2014	264,000
Thereafter	1,188,000

$2,709,760

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

Litigation

The Companies are subject to legal proceedings and claims which arise in the ordinary course of business. Management does not believe that the outcome of any of such proceedings and claims of which it has knowledge will have a material adverse effect on the financial position, operating results or cash flows.

Criminal Investigation

The Company and its owners, President William Kuchera and Chief Financial Officer Ronald Kuchera (and perhaps others), are subject to a criminal investigation by the Office of Inspector General of the Department of Defense and the United States Attorney’s Office for the Western District of Pennsylvania (the “Government Investigation”). As Part of the Government Investigation, the United States Attorney’s Office for the Western District of Pennsylvania has executed search warrants against the Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies. The Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies also have received subpoenas to appear before or produce documents for the federal Grand Jury. Additionally, the Company has been informed that the Criminal Investigation Division of the Internal Revenue Service is planning to interview the Company’s accountant in the near future. The Company assumes, but does not know for certain, that this interview is part of the Government Investigation. The Company is unaware of the entire nature or scope of the Government

Investigation and, except as hereinafter provided, there have been no formal allegations or charges of either fraud or illegal acts committed by the Company their officers or any employees; provided, however, the Company believes or suspects that certain aspects of the Government Investigation may relate to matters that include the following:

(i)	Based on public filings involving the former officer of an unrelated company and discussions with the United States Attorney’s Office, the Company is aware that Richard Ianieri, the former president of Coherent Systems International “(Coherent”) agreed in court filings to admit that he took $200,000 in bribes from officials at a firm that Coherent hired as a subcontractor. The Company understands that the firm referred to in the Court filings is Kuchera Industries, Inc., a predecessor of Kuchera Industries, LLC.

(ii)	The Company believes (a) the Government Investigation may include alleged violations of federal campaign finance law and/or (b) the Internal Revenue Service may be investigating the tax aspects of such certain payments to employees in connection with possible violation of federal campaign finance law.

(iii)	The Company believes that the Government Investigation includes an investigation into the validity of certain expenses claimed by the Company either on its tax returns or in its billings related to government contracts.

(iv)	On April 23, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera from new U.S. Government contracts or subcontracts based on allegations by the Defense Contract Audit Agency (“DCAA”) that Kuchera Defense Systems, Inc. had failed to comply with certain federal procurement regulations governing the allowability of costs that may be charged to U.S. Government contracts and subcontracts. The DCAA claimed that the charges constituted possible fraud. The rates for these contracts had not yet been finalized and the years at issue (FY 2004 forward) remained subject to adjustment by government auditors. On June 26, 2009, Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera submitted a comprehensive and detailed response to the DCAA allegations that examined and responded to each issue raised. Following that submission, the Department of the Navy promptly entered into negotiations with Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera for an Administrative Agreement by which Kuchera Defense Systems, Inc. would adopt certain internal control and reporting procedures, a code of ethics, and conduct periodic training. An agreement was reached on August 13, 2009 and the April 23, 2009 suspension was lifted. However, DCAA did not respond to the detailed submission made by Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

The years for which the unallowable costs are asserted remain open. It is not known whether or what adjustments to those costs or what claims DCAA and/or the Navy may assert in the future with respect to these open years.

(v)	On December 22, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc. and William Kuchera and Ronald Kuchera from doing business with the United States Government. On January 11, 2010, as a result of the Navy suspension of Kuchera Defense Systems, Inc., the Navy informed Kuchera Defense Systems, Inc. that its Secret Facility Security Clearance was invalidated on January 8, 2010.

There may be other aspects of the Government Investigation of which the Company is unaware.

11. Subsequent Events

The Companies have evaluated subsequent events occurring after the combined balance sheet date through the date of May 14, 2010, the date for which the combined financial statements were available to be issued.

On January 21, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

As a result of the purchase agreement, on January 20, 2010, the Department of the Navy removed Kuchera Defense Systems, Inc. from the Excluded Parties List System (EPLS) and thus lifted the suspension. API Defense Inc. and API Defense USA, Inc. are separate entities and are currently doing business with the United States Government.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions. All amounts set forth below are estimates, other than the SEC registration fee.

SEC registration fee*	$7,407
Legal fees and expenses	$347,448
Accounting fees and expenses	$328,167
Printing Expenses	135,479
Blue Sky Qualification Fees and Expenses	1,860
Miscellaneous	52,669
Total	$873,030

*	previously paid

We will bear all of the foregoing expenses.

Item 14.	Indemnification of Directors and Officers

Our by-laws provide for mandatory indemnification for our officers and directors to the full extent provided by Delaware General Corporate Law. This Indemnification protection includes the right to be paid by us the expenses such officer or director incurs in defending a proceeding in advance of a final disposition of the matter. Our by-laws also provide for permissive indemnification for our employees and agents as authorized by our Board of Directors. We also are authorized to purchase insurance on behalf of an individual including a director, officer, employee, fiduciary or agent of ours for liabilities incurred whether or not we would have the power of obligation to indemnify him under our bylaws.

Item 15.	Recent Sales of Unregistered Securities

Recent Sales Of Unregistered Securities

During the quarter ended August 31, 2007, the Company issued options on 50,000 shares of common stock with an option exercise price of $1.615 per share to two new directors as previously reported on Form 8-K filed June 22, 2007. All such option issuances were exempt pursuant to Section 4(2) of the Securities Act.

On October 22, 2007 API accepted a subscription for 222,222 shares of its common stock for $2.25 per share sold to an investor located outside the United States in a private placement transaction, which was made pursuant to Regulation S under the Securities Act of 1933 and was exempt from registration under such act. No underwriter was involved in such sale and the Company received all the proceeds of sale.

Between November 1, 2007 and December 14, 2007, API accepted subscriptions for 577,778 shares of its common stock for $2.25 per share sold to investors located outside the United States in private placement transactions, which were made pursuant to Regulation S under the Securities Act of 1933 and were exempt from registration under such act. No underwriter was involved in such sales and the Company received all $1,300,000 of gross proceeds of such sales.

Between April 24, 2008 and May 30, 2008, API accepted subscriptions for 10,000,000 shares of its common stock for $0.75 per share sold in private placement transactions to (i) investors located outside the United States, which sales were made pursuant to Regulation S under the Securities Act of 1933, and (ii) accredited investors located inside the United States, which sales were made pursuant to Regulation D under the Securities Act of 1933. All sales were exempt from registration under such act pursuant to such regulations. No underwriter was involved in such sales and the gross proceeds of such sales were $7,500,000.

On June 23, 2009, API issued $3,650,000 principal amount secured, convertible promissory notes (the “Convertible Notes”) to a group of investors in a private placement. Interest accrues under the Convertible Notes at the annual rate of 12% and is payable as of the end of each calendar quarter. The number of shares of common stock that could be issued under the Convertible Notes as of September 26, 2010 is 4,800,000. The number of shares issued is subject to the amount of accrued and unpaid interest under the Convertible Notes. The Convertible Notes were sold in private placement transactions to investors located outside the United States, which sales were made pursuant to Regulation S under the Securities Act of 1933, as amended. All sales were exempt from registration under such act pursuant to such regulation. There were no underwriting discounts or commissions.

On December 21, 2009, in consideration of the holders of the Convertible Notes entering into the First Amendment, API agreed to issue warrants to purchase 250,000 shares of the common stock of API, pro rata among the Convertible Note holders, at an exercise price of $1.27 per share, the closing price of the common stock on such date. The warrants expire June 23, 2012. The warrants contain customary anti-dilution provisions. There were no underwriting discounts or commissions paid in connection with issuance of the warrants. The issuance of the warrants was exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933 (the “Act”).

On January 20, 2009, under the terms of the asset purchase agreement for the purchase of the assets of the KCG Companies by the API Pennsylvania Subsidiaries, API agreed to issue 3,200,000 shares of API common stock (the “Shares”) as partial consideration of the assets being purchased to the sellers of the KCG Companies (or their designees), which Shares are payable as follows: 1,000,000 Shares were issued and delivered at closing, 1,000,000 Shares are to be issued and delivered on the first anniversary of the closing and 1,200,000 Shares are to be issued and delivered on the second anniversary of the closing. API has issued 505,000 shares in escrow from the 2,200,000 shares remaining to be issued. The API Pennsylvania Subsidiaries may claim the escrowed shares in the event amounts become due to them under the indemnification provisions of the asset purchase agreement. There were no underwriting discounts or commissions paid in connection with issuance of the Shares. The issuance of the Shares is exempt from registration pursuant to Section 4(2) of the Act.

On January 20 and 22, 2010, API sold and entered into $20,000,000 principal amount of secured promissory notes the (“Investor Notes”) and warrants to purchase 3,571,447 shares of common stock of API (the “Warrants”) to various investors in a private placement. Such investors include, among others, Icarus Investment Corp., which is controlled by Jason DeZwirek, a director and the secretary of API, and Phillip DeZwirek, the Chairman of API; the DAJJ Family Trust, which is controlled by Jason DeZwirek; the MaxChar Family Trust, which is controlled by Jonathan Pollack, a director of API; Bernard Kraft, a director of API; Claudio Mannarino, the Chief Financial Officer of API; Stephen Pudles, the Chief Executive Officer of API; and Donald Wright, a director of API. API closed on the sale of $18,350,000 principal amount of Investor Notes on January 20, 2010 and $1,650,000 principal amount of Investor Notes on January 22, 2010. The Investor Notes are due three years from issuance. Interest on the Investor Notes accrues at the annual rate of fifteen percent (15%) and is payable quarterly in arrears. The entire principal balance and all accrued and unpaid interest on the Investor Notes will be due and payable upon maturity.

Each holder of the Investor Notes received warrants to purchase shares of our common stock with an aggregate exercise price equal to twenty-five percent (25%) of the principal amount of the Investor Notes purchased by such holder. API sold warrants to purchase 3,276,801 shares on January 20, 2010 and warrants to purchase 294,646 shares on January 22, 2010. The exercise price of the warrants is $1.40 per share, which was the closing price of API’s common stock on January 20, 2010. The warrants have a five year exercise period, commencing on January 21, 2010. The warrants contain customary anti-dilution provisions.

The sale of $17,100,000 principal amount of the Investor Notes and warrants to purchase 3,053,586 shares was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933 and Regulation D promulgated thereunder. The sale of $2,900,000 principal amount of the Investor Notes and warrants to purchase 517,861 shares was made to investors outside of the United States and was exempt from registration pursuant Regulation S promulgated under the Act. There were no underwriting discounts or commissions paid in connection with the sale of the Investor Notes and such warrants.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

2.1	Asset Purchase Agreement (incorporated by reference from Exhibit 2.1 of our Current Report on Form 8-K filed with the SEC on March 2, 2010.)

3.1	Amended and Restated Certificate of Incorporation, (incorporated by reference from Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on October 27, 2009).

3.2	Amended and Restated By-laws (incorporated by reference from Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on October 27, 2009).

5.1	Opinion of Barnes & Thornburg LLP (previously filed as Exhibit 5.1 of API Technology Corp.’s Post-Effective Amendment No. 4 on Form S-1 filed with the SEC on June 4, 2010).

10.1	Support Agreement dated November 6, 2006 among API Nanotronics Corp. k/n/a API Technologies Corp. and RVI Sub, Inc. k/n/a API Nanotronics Sub, Inc. (incorporated by reference from Exhibit 10.9 of the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

10.2	Voting and Exchange Agreement dated February 6, 2006 among API Nanotronics Corp. k/n/a API Technologies Corp. and RVI Sub, Inc. k/n/a API Nanotronics Sub, Inc. and Equity Transfer & Trust Company (incorporated by reference from the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

10.3	Share Capital and Other Provisions included in the Articles of Incorporation of API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. (incorporated by reference from Exhibit 10.11 of the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

*10.4	Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form 10-K filed with the SEC on August 10, 2010).

*10.5	Form of Incentive Option Agreement under the Company’s 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed October 15, 2009).

*10.6	Form of Non-Statutory Stock Option Agreement under the Company’s 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed October 15, 2009.)

*10.7	The compensation arrangement with respect to the service of Arthur Cape, Jonathan Pollack and Donald Wright on the Board of Directors of the Company and its committees as set forth in Form 8-K filed on June 22, 2007 (incorporated by reference from the Company’s Form 8-K filed with the SEC on June 22, 2007).

*10.8	Amended and Restated Executive Employment Agreement dated September 13, 2010 between API Technologies Corp. and Stephen Pudles (filed herewith).

10.9	Form of investor notes issued in the aggregate amount of $3,650,000 dated as of June 23, 2009 (incorporated by reference from the Company’s Form 10-K filed with the SEC on August 27, 2009).

10.10	Security Agreement dated as of June 23, 2009 among API Nanotronics Corp., the subsidiaries party to the agreement and Icarus Investment Corp. (incorporated by reference from the Company’s Form 10-K filed with the SEC on August 27, 2009).

10.11	Loan Purchase Agreement between API Cryptek, Inc. and Wachovia Bank, National Association and Wachovia Capital Finance Corporation (Canada) dated June 23, 2009 (incorporated by reference from the Company’s Form 10-K filed with the SEC on August 27, 2009).

10.12	First Amendment to Note and Security Agreement dated December 22, 2009 (incorporated by reference from Exhibit 10.1 of the Company’s Form 10-Q filed April 13, 2010).

10.13	Promissory Note dated January 20, 2010 in the principal amount of $10,000,000 (incorporated by reference from Exhibit 10.2 of the Company’s Form 10-Q filed April 13, 2010).

10.14	Form of Secured Promissory Note issued January 20, 2010 and January 22, 2010 to investors under Regulation D in aggregate principal amount of $2,900,000 (incorporated by reference from Exhibit 10.3 of the Company’s Form 10-Q filed April 13, 2010).

10.15	Form of Secured Promissory Note issued January 20, 2010 and January 22, 2010 to investors under Regulation S in aggregate principal amount of $17,100,000 (incorporated by reference from Exhibit 10.4 of the Company’s Form 10-Q filed April 13, 2010).

10.16	Form of Warrant issued January 20, 2010 and January 22, 2010 to investors under Regulation D for an aggregate amount of 517,861 shares of common stock (incorporated by reference from Exhibit 10.5 of the Company’s Form 10-Q filed April 13, 2010).

10.17	Form of Warrant issued January 20, 2010 and January 22, 2010 to investors under Regulation S for an aggregate amount of 3,053,586 shares of common stock (incorporated by reference from Exhibit 10.6 of the Company’s Form 10-Q filed April 13, 2010).

10.18	Form of Warrant issued December 2009 to investors for aggregate amount of 250,000 shares of common stock (incorporated by reference from Exhibit 10.7 of the Company’s Form 10-Q filed April 13, 2010).

10.19	Revolving credit facility between EMCON Emanation Control Ltd. and Royal Bank of Canada (incorporated by reference from Exhibit 10.8 of the Company’s Form 10-Q filed April 13, 2010).

10.20	General Security Agreement between EMCON Emanation Control Ltd. and Royal Bank of Canada (incorporated by reference from Exhibit 10.9 of the Company’s Form 10-Q filed April 13, 2010).

10.21	Security Agreement dated January 15, 2010 (incorporated by reference from Exhibit 10.10 of the Company’s Form 10-Q filed April 13, 2010).

10.22	Security Agreement dated January 20, 2010 (incorporated by reference from Exhibit 10.11 of the Company’s Form 10-Q filed April 13, 2010).

10.23	First Amendment to Security Agreement dated February 4, 2010 (incorporated by reference from Exhibit 10.12 of the Company’s Form 10-Q filed April 13, 2010).

*10.24	Agreement and Release dated March 18, 2010 between API Technologies Corp. and Martin Moscovits (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K filed March 22, 2010).

*10.25	Consulting Agreement between the Company and JMP Fam Holdings Inc. (incorporated by reference from Exhibit 10.28 of the Company’s Post-Effective Amendment No. 4 on Form S-1 filed with the SEC on June 4, 2010).

10.26	Proxy Agreement (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K filed September 17, 2010.

21	Subsidiaries of the Company (filed herewith).

23.1	Consent of WithumSmith + Brown, PC (filed herewith).

23.2	Consent of WithumSmith + Brown, PC (filed herewith).

23.3	Consent of Barnes & Thornburg LLP (previously filed and included in Exhibit 5.1).

24	Powers of Attorney (included as part of the signature page to this registration statement).

*	Management contracts, compensation plans, or arrangements.

(b) All financial statement schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are either: (1) not required or are inapplicable; or (2) the required information has been provided in the Audited Consolidated Financial Statements of API Technologies Corp. as of May 31, 2010 or the notes thereto which are included in this registration statement.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on September 29, 2010.

API TECHNOLOGIES CORP.

By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Phillip DeZwirek and Jason DeZwirek, his true lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Post-Effective Amendment No. 5 to the registration statement on Form S-1, and any and all amendments thereto, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting under said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the following capacities on the dates indicated.

Principal Executive Officer

/s/ Phillip DeZwirek	September 29, 2010
Phillip DeZwirek
Chief Executive Officer and Director

Principal Financial and Accounting Chairman

/s/ Claudio Mannarino	September 29, 2010
Claudio Mannarino
Vice President-Finance and Chief Financial Officer

/s/ Jonathan Pollack	September 29, 2010
Jonathan Pollack
Executive Vice President and Director

/s/ Jason DeZwirek	September 29, 2010
Jason DeZwirek
Director and Secretary

/s/ Arthur Cape	September 29, 2010
Arthur Cape
Director

September 29, 2010
Bernard Kraft
Director

/s/ Donald A. Wright	September 29, 2010
Donald A. Wright
Director

EXHIBIT INDEX

2.1	Asset Purchase Agreement (incorporated by reference from Exhibit 2.1 of our Current Report on Form 8-K filed with the SEC on March 2, 2010.)

3.1	Amended and Restated Certificate of Incorporation, (incorporated by reference from Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on October 27, 2009).

3.2	Amended and Restated By-laws (incorporated by reference from Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on October 27, 2009).

5.1	Opinion of Barnes & Thornburg LLP (previously filed as Exhibit 5.1 of API Technology Corp.’s Post-Effective Amendment No. 4 on Form S-1 filed with the SEC on June 4, 2010).

10.1	Support Agreement dated November 6, 2006 among API Nanotronics Corp. k/n/a API Technologies Corp. and RVI Sub, Inc. k/n/a API Nanotronics Sub, Inc. (incorporated by reference from Exhibit 10.9 of the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

10.2	Voting and Exchange Agreement dated February 6, 2006 among API Nanotronics Corp. k/n/a API Technologies Corp. and RVI Sub, Inc. k/n/a API Nanotronics Sub, Inc. and Equity Transfer & Trust Company (incorporated by reference from the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

10.3	Share Capital and Other Provisions included in the Articles of Incorporation of API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. (incorporated by reference from Exhibit 10.11 of the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

*10.4	Amended and Restated API Technologies Corp. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form 10-K filed with the SEC on August 10, 2010).

*10.5	Form of Incentive Option Agreement under the Company’s 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed October 15, 2009).

*10.6	Form of Non-Statutory Stock Option Agreement under the Company’s 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed October 15, 2009.)

*10.7	The compensation arrangement with respect to the service of Arthur Cape, Jonathan Pollack and Donald Wright on the Board of Directors of the Company and its committees as set forth in Form 8-K filed on June 22, 2007 (incorporated by reference from the Company’s Form 8-K filed with the SEC on June 22, 2007).

*10.8	Amended and Restated Executive Employment Agreement dated September 13, 2010 between API Defense USA, Inc. and Stephen Pudles (filed herewith).

10.9	Form of investor notes issued in the aggregate amount of $3,650,000 dated as of June 23, 2009 (incorporated by reference from the Company’s Form 10-K filed with the SEC on August 27, 2009).

10.10	Security Agreement dated as of June 23, 2009 among API Nanotronics Corp., the subsidiaries party to the agreement and Icarus Investment Corp. (incorporated by reference from the Company’s Form 10-K filed with the SEC on August 27, 2009).

10.11	Loan Purchase Agreement between API Cryptek, Inc. and Wachovia Bank, National Association and Wachovia Capital Finance Corporation (Canada) dated June 23, 2009 (incorporated by reference from the Company’s Form 10-K filed with the SEC on August 27, 2009).

10.12	First Amendment to Note and Security Agreement dated December 22, 2009 (incorporated by reference from Exhibit 10.1 of the Company’s Form 10-Q filed April 13, 2010).

10.13	Promissory Note dated January 20, 2010 in the principal amount of $10,000,000 (incorporated by reference from Exhibit 10.2 of the Company’s Form 10-Q filed April 13, 2010).

10.14	Form of Secured Promissory Note issued January 20, 2010 and January 22, 2010 to investors under Regulation D in aggregate principal amount of $2,900,000 (incorporated by reference from Exhibit 10.3 of the Company’s Form 10-Q filed April 13, 2010).

10.15	Form of Secured Promissory Note issued January 20, 2010 and January 22, 2010 to investors under Regulation S in aggregate principal amount of $17,100,000 (incorporated by reference from Exhibit 10.4 of the Company’s Form 10-Q filed April 13, 2010).

10.16	Form of Warrant issued January 20, 2010 and January 22, 2010 to investors under Regulation D for an aggregate amount of 517,861 shares of common stock (incorporated by reference from Exhibit 10.5 of the Company’s Form 10-Q filed April 13, 2010).

10.17	Form of Warrant issued January 20, 2010 and January 22, 2010 to investors under Regulation S for an aggregate amount of 3,053,586 shares of common stock (incorporated by reference from Exhibit 10.6 of the Company’s Form 10-Q filed April 13, 2010).

10.18	Form of Warrant issued December 2009 to investors for aggregate amount of 250,000 shares of common stock (incorporated by reference from Exhibit 10.7 of the Company’s Form 10-Q filed April 13, 2010).

10.19	Revolving credit facility between EMCON Emanation Control Ltd. and Royal Bank of Canada (incorporated by reference from Exhibit 10.8 of the Company’s Form 10-Q filed April 13, 2010).

10.20	General Security Agreement between EMCON Emanation Control Ltd. and Royal Bank of Canada (incorporated by reference from Exhibit 10.9 of the Company’s Form 10-Q filed April 13, 2010).

10.21	Security Agreement dated January 15, 2010 (incorporated by reference from Exhibit 10.10 of the Company’s Form 10-Q filed April 13, 2010).

10.22	Security Agreement dated January 20, 2010 (incorporated by reference from Exhibit 10.11 of the Company’s Form 10-Q filed April 13, 2010).

10.23	First Amendment to Security Agreement dated February 4, 2010 (incorporated by reference from Exhibit 10.12 of the Company’s Form 10-Q filed April 13, 2010).

*10.24	Agreement and Release dated March 18, 2010 between API Technologies Corp. and Martin Moscovits (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K filed March 22, 2010).

*10.25	Consulting Agreement between the Company and JMP Fam Holdings Inc. (incorporated by reference from Exhibit 10.28 of the Company’s Post-Effective Amendment No. 4 on Form S-1 filed with the SEC on June 4, 2010).

10.26	Proxy Agreement (incorporated by reference from Exhibit 10.1 of the Company’s Form 8-K filed September 17, 2010.

21	Subsidiaries of the Company (filed herewith).

23.1	Consent of WithumSmith + Brown, PC (filed herewith).

23.2	Consent of WithumSmith + Brown, PC (filed herewith).

23.3	Consent of Barnes & Thornburg LLP (previously filed and included in Exhibit 5.1).

24	Powers of Attorney (included as part of the signature page to this registration statement).

*	Management contracts, compensation plans, or arrangements.